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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 10, 2010

File No. 333-165388

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Advanced Life Sciences Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2854 (Primary Standard Industrial Classification Code Number)	30-0296543 (I.R.S. Employer Identification Number)

1440 Davey Road
Woodridge, Illinois 60517
(630) 739-6744
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael T. Flavin, Ph.D.
Chairman and Chief Executive Officer
Advanced Life Sciences Holdings, Inc.
1440 Davey Road
Woodridge, Illinois 60517
(630) 739-6744
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Cabell Morris, Jr., Esq.
Todd M. Bloomquist, Esq.
Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
(312) 558-5600

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 10, 2010

PROSPECTUS

2,900,000 UNITS, EACH CONSISTING OF
100 SHARES OF COMMON STOCK AND
50 WARRANTS

        We are offering 2,900,000 units, each unit consisting of 100 shares of our common stock and 50 warrants. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $            per share. The units will separate immediately and the common stock and warrants will be issued separately and the common stock will trade separately. The warrants may be exercised at any time during the period commencing six months after the closing date and ending on the fifth anniversary of the closing date. We are not required to sell any specific dollar amount or number of units but will use our best efforts to sell all of the units being offered. This offering expires on the earlier of (i) the date upon which all of the units being offered have been sold, or (ii)             .

        Our common stock is quoted on the OTC Bulletin Board under the symbol "ADLS.OB." On May 5, 2010 the last reported sale price of our common stock on the OTC Bulletin Board was $0.10 per share. We do not intend to apply for listing of the warrants on any securities exchange or other trading market.

        INVESTING IN THE UNITS INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 7. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

	Per Unit	Total

Offering price per unit	$	$

Placement agent's fees	$	$

Offering proceeds, before expenses, to Advanced Life Sciences Holdings, Inc.	$	$

        You should rely only on the information provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passes upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Dawson James Securities, Inc. is the placement agent for this offering. Dawson James is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their "best efforts" to arrange for the sale of units by us. We intend to close this offering within 30 days from the date the registration statement in which this prospectus forms a part is declared effective by the Securities and Exchange Commission. We have not arranged to place the funds in an escrow, trust, or similar account.

        We expect to deliver the securities to investors on or about                        , 2010.

DAWSON JAMES SECURITIES, INC.

The date of this prospectus is                        , 2010

i

INVESTOR STANDARDS

        We will offer and sell the units to retail customers only in California, Colorado, Connecticut, Delaware, Hawaii, Illinois, Puerto Rico and Wyoming. We have registered the units for sale, or we are relying on exemptions from registration, in the states mentioned above. In states where we have registered the units, we will not sell the units to retail customers in such states until such registration is effective in each of those states (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes). In addition, we have agreed to establish the following suitability requirement for investors in California:

  •
  annual gross income of at least $65,000, plus liquid net worth (exclusive of home, home furnishings and automobiles) of at least $250,000; or

  •
  liquid net worth (exclusive of home, home furnishings and automobiles) of at least $500,000, regardless of annual gross income.

        If you are not an institutional investor, you may purchase the units in this offering only in the jurisdictions described directly above (and, in the case of California, only if you meet the suitability requirement described directly above). Institutional investors in every state may purchase the units in this offering pursuant to exemptions provided to such entities under the blue sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

        Any additional or different standards will be added by prospectus supplement.

ii

PROSPECTUS SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to "we," "our" and "us" refer to Advanced Life Sciences Holdings, Inc. and its subsidiary, Advanced Life Sciences, Inc., except as otherwise indicated or as the context otherwise requires.

Overview

        We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infectious disease, oncology and respiratory disease. Using our internal discovery capabilities and our network of pharmaceutical and academic partners, we have assembled a promising pipeline of clinical and preclinical product candidates. The following is a summary of each of our primary programs:

  •
  Infectious Disease—Respiratory Tract Infections.  We have an exclusive worldwide license (excluding Japan) from Abbott Laboratories to develop and commercialize cethromycin (Restanza™), a second generation, once-a-day antibiotic for the treatment of respiratory tract infections. We initiated our pivotal Phase III clinical program for the treatment of mild-to-moderate community acquired pneumonia (CAP), the indication for which we are seeking Food and Drug Administration (FDA) approval, in December 2005. We completed these two pivotal Phase III clinical trials in 2007 and are currently working closely with the FDA to identify the scope and protocol design for additional clinical data needed under a Special Protocol Assessment.

  •
  Infectious Disease—Biodefense.  Along with our clinical work in the treatment of CAP, we are collaborating with several groups within the U.S. Government to evaluate cethromycin's potential in protecting against high-priority bioterror agents. The FDA has granted cethromycin an Orphan Drug Designation for the prophylactic treatment of inhalation anthrax, plague and tularemia.

  •
  Oncology.  ALS-357 is a compound that has shown evidence of anti-tumor activity against malignant melanoma in preclinical studies. We have established an open investigational new drug application for ALS-357 with the FDA and have begun screening patients in a Phase I/II escalating dose study for the topical treatment of cutaneous melanoma. We intend to seek a partner to assist in the funding and advancement of this program.

  •
  Respiratory Disease.  ALS-886 is a novel therapeutic in preclinical development for the treatment of inflammation-related tissue damage, including tissue damage associated with acute respiratory distress syndrome (ARDS). We have established an open investigational new drug application for ALS-886 with the FDA and intend to seek a partner to assist in the funding and advancement of this program.

In addition to these compounds, we have additional product candidates in preclinical development coming from our natural products-based chemistry platform.

        We have not received FDA approval for any of our product candidates. Our revenues to date have consisted solely of management fees, one-time or limited payments associated with our collaborations and government grant awards. Our cumulative net loss was $133.5 million as of March 31, 2010, and we do not anticipate generating any revenue from the sale of cethromycin in the near term. If we secure commercial partnerships, milestones received as a result of any of our commercial partnership agreements could be recognized as revenue depending on the underlying nature of the milestones. Since our inception in 1999, we have financed our operations primarily through public and private equity offerings, loans from our founder, borrowings under our bank line of credit, and proceeds from sales of our common stock under a Standby Equity Distribution Agreement. We will continue to do so until we are able to generate revenues from our product candidates, if ever.

Our Lead Program

        In December 2004, Abbott Laboratories granted us an exclusive worldwide license (excluding Japan) to commercialize cethromycin, our most advanced product candidate. Cethromycin is a second generation once-a-day oral antibiotic from the ketolide-class used in the treatment of respiratory tract infections. Over the last decade, the rapid rise in severe and fatal infections caused by antibiotic-resistant bacteria has posed a serious threat to public health. There is a need to discover new antibiotics that are effective against resistant bacteria. As a new class of antibiotics, ketolides have shown activity against penicillin- and macrolide-resistant Gram-positive pathogens. In December 2005, we initiated our pivotal Phase III clinical program for the treatment of mild-to-moderate CAP, which enrolled a total of 1,106 patients and were completed successfully in 2007. Cethromycin reported per protocol clinical cure rates of 94.0% in trial CL05-001 (comparator, Biaxin, was 93.8%) and 91.5% in trial CL06-001 (comparator, Biaxin, was 95.9%).

        In September 2008, we submitted a New Drug Application (NDA) for the use of cethromycin in outpatient CAP. In June 2009, the FDA Anti-Infective Drugs Advisory Committee (AIDAC) reviewed the cethromycin NDA and voted that cethromycin demonstrated safety for the outpatient treatment of adults with mild-to-moderate CAP but did not demonstrate efficacy in the treatment of CAP due to release of the new FDA draft guidance for developing treatments for community acquired bacterial pneumonia in March 2009, which requires the enrollment of more severe CAP patients for approval in the outpatient CAP indication. In July 2009, we received a complete response letter from the FDA, stating that cethromycin NDA cannot be approved in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy with defined statistical methodology. In March 2010, we met with the FDA's Anti-Infectives Division to gain clarity on the registration pathway for cethromycin and we are working with the FDA to finalize a Special Protocol Assessment for the outpatient community acquired bacterial pneumonia indication.

Pfizer Collaboration

        In September 2008, we entered into a development and commercialization agreement with Pfizer for cethromycin in the Asia Pacific region excluding Japan. We will retain exclusive rights to cethromycin in the rest of the world, including North America and Europe excluding Japan. In addition to future royalty payments, we would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets. We will collaborate with Pfizer to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region.

Risk Factors

        We face numerous risks and uncertainties that could materially and adversely affect our business, results of operations and financial condition, including the risk that we may not be able to raise sufficient capital to continue our business operations, which could result in our inability to continue as a going concern. We will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all, and we may not have sufficient cash or other funding available to complete our anticipated business activities for the remainder of 2010. For additional discussion of the risk and uncertainties we face, see "Risk Factors."

Recent Developments; Restructuring of Indebtedness

        In May 2010, we entered into a letter agreement amending our $10.0 million line of credit in order to extend the maturity date by one year to January 1, 2012. Under the terms of the amendment, we are required to reduce the outstanding loan balance by $1.5 million immediately, $1.5 million by July 1, 2010 and an additional $1.0 million by April 1, 2011. Dr. Michael T. Flavin, our Chief Executive Officer, will provide a personal guarantee for the line of credit until the payment due July 1, 2010 is made. The amendment also provides that the interest rate on the outstanding loan balance will increase from 8.5% to 10.0%, and we included in the collateral our rights as a result of our license agreement with Abbott for cethromycin. We agreed to issue to the lender 500,000 warrants to purchase shares of our common stock at the current public trading price per share on the date that final loan documents are delivered and an additional 500,000 warrants on the first anniversary of that date.

        In September 2001, we incurred indebtedness under a $2.0 million promissory note with Dr. Flavin. The promissory note bears interest at 7.75% and matures on January 5, 2012. In May 2010, Dr. Flavin agreed to exchange this outstanding indebtedness for newly-issued units, at the same price per unit as those sold in the public offering described in this prospectus. The exchange is contingent upon us receiving at least $10.0 million in gross cash proceeds from the public offering. The promissory note would be cancelled and retired upon the effectiveness of the exchange.

Corporate Information

        We were incorporated in Delaware in 2004. Our operating subsidiary, Advanced Life Sciences, Inc., was incorporated in Illinois in 1999. Our principal executive offices are located at 1440 Davey Road, Woodridge, Illinois 60517. Our telephone number is (630) 739-6744. Our web site is http://www.advancedlifesciences.com. Except for the documents referred to under "Where You Can Find More Information" which are specifically incorporated by reference into this prospectus, we do not intend the information found on our web site to be part of this prospectus and our web site may not contain all of the information that is important to you.

        "Advancing Discoveries For Health" and the Advanced Life Sciences logo are trademarks of Advanced Life Sciences, Inc.

The Offering

Securities offered	Up to 2,900,000 units. Each unit will consist of 100 shares of our common stock and 50 warrants. Each warrant entitles its holder to purchase one share of our common stock.
Offering Price	$ per unit.
Investor Standards

If you are not an institutional investor, you may purchase units in this offering only if you reside within the states in which we have registered the units (and, in the case of California, only if you meet certain suitability standards). Institutional investors in every state may purchase the units in this offering pursuant to exemptions provided to such entities under the blue sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. For additional information see "Investor Standards" and "Plan of Distribution—Investor Standards and State Blue Sky Information."

Description of Warrants

The warrants will be exercisable at any time during the period commencing six months after the date of closing and ending on the fifth anniversary of the closing date at an exercise price of $          per share.

Common stock outstanding before the offering	100,372,067 shares.
Common stock outstanding after the offering	390,372,067 shares, which does not include shares of common stock issuable upon the exercise of warrants.
Warrants to purchase common stock outstanding before the offering	10,277,274
Warrants to purchase common stock outstanding after the offering

155,277,274, which does not include 1,000,000 warrants to be issued to the lender under our line of credit, warrants included in the units issuable to Dr. Flavin as described below under "—Exchange of indebtedness" or compensation warrants to be issued to the placement agent as described under "Plan of Distribution."

Use of proceeds

We expect to use the proceeds received from the offering to initiate the clinical requirements for regulatory approval of cethromycin and/or the acquisition of complimentary developmental or commercial products. Because there is no minimum offering amount required as a condition to consummating this offer, we may sell less than all of the securities offered hereby, which will reduce the amount of net proceeds to us. Accordingly, if less than the maximum offering amount of units are sold, we will allocate the net proceeds as set forth under "Use of Proceeds."

Exchange of indebtedness

Dr. Michael T. Flavin, our Chief Executive Officer, has agreed to exchange $2.0 million of indebtedness for newly-issued units, at the same price per unit as those sold in the public offering described in this prospectus. We incurred the indebtedness under a promissory note issued to Dr. Flavin in September 2001. The exchange is contingent upon us receiving at least $10.0 million in gross cash proceeds from the public offering. The promissory note would be cancelled and retired upon the effectiveness of the exchange.

OTC Bulletin Board trading symbol	ADLS.OB
Risk Factors	See "Risk Factors" beginning on page 7 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.

        The total number of shares of our common stock outstanding is 100,372,067 and excludes the following:

  •
  6,279,303 shares of common stock reserved for future issuance under our equity incentive plans. As of March 31, 2010, there were 3,283,276 options outstanding under our equity incentive plans with a weighted average exercise price of $1.53 per share.

  •
  10,277,274 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.97 per share.

  •
  145,000,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $           per share sold as part of the units in this offering.

  •
  1,000,000 shares of common stock issuable upon the exercise of warrants to be issued to the lender under our line of credit.

  •
  Shares of common stock and shares issuable upon the exercise of warrants as part of the units issuable to Dr. Flavin as described above under "—Exchange of indebtedness."

  •
  Shares of common stock issuable upon the exercise of the placement agent warrants.

Summary Financial Data

        The following selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this prospectus.

				Period from Inception (January 1, 1999) to March 31, 2010
	Years ended December 31,				Three months ended March 31,
	2009	2008	2007		2010	2009
				(unaudited)	(unaudited)
Statement of Operations Data
Revenue	$2,793,191	$240,830	$—	$5,755,834	$479,824	$411,485
Operating expenses
Research and development	4,462,281	15,709,293	25,735,759	95,906,886	864,204	934,769
Selling, general and administrative	6,322,849	7,116,549	6,839,575	42,693,614	1,341,829	1,508,953

Loss from operations	(7,991,939)	(22,585,012)	(32,575,334)	(132,844,666)	(1,726,209)	(2,032,237)
Interest income	(11,561)	(306,846)	(717,884)	(2,965,858)	(5,435)	(1,732)
Interest expense	1,036,762	525,703	466,963	4,441,604	255,989	252,718
Other (income) expense, net	146,092	—	—	146,092	—	—
Gain on disposal	—	—	—	(939,052)	—	—

Net other (income) expense	1,171,293	218,857	(250,921)	682,786	250,554	250,986

Net loss	(9,163,232)	(22,803,869)	(32,324,413)	(133,527,452)	(1,976,763)	(2,283,223)

Net loss attributable to the non-controlling interest in subsidiary	—	—	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(9,163,232)	(22,803,869)	(32,324,413)	(133,527,452)	(1,976,763)	(2,283,223)
Less accumulated preferred stock dividends of subsidiary for the period	175,000	175,000	175,000	1,888,542	43,750	43,750

Net loss available to common shareholders	$(9,338,232)	$(22,978,869)	$(32,499,413)	$(135,415,994)	$(2,020,513)	$(2,326,973)

Basic and diluted loss per common share	$(0.16)	$(0.59)	$(1.12)		$(0.02)	$(0.06)
Weighted average shares outstanding	57,781,126	39,098,943	28,910,041		92,642,185	41,779,634

	2009	2008	2007	Three months ended March 31, 2010
				(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,841,801	$1,527,108	$18,324,991	$2,787,456
Total assets	6,427,771	2,820,053	19,911,542	6,167,245
Long-term debt, less current portion	12,000,000	11,915,000	5,915,000	9,000,000
Total liabilities	14,507,818	15,197,594	12,250, 568	13,901,378
Deficit accumulated during development stage	(131,550,689)	(122,387,457)	(99,583,588)	(133,527,452)
Total equity (deficit)	$(8,080,047)	$(12,377,541)	$7,660,974	$(7,734,133)

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units. If any of the following events occur, our business, financial condition, and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Relating to Our Business and Industry

We may not be able to continue as a going concern or fund our existing capital needs.

        Our independent registered public accounting firm included an explanatory paragraph in the report on our 2009 financial statements related to the uncertainty in our ability to continue as a going concern. The paragraph stated that we do not have sufficient cash on-hand or other funding available to meet our obligations and sustain our operations, which raises substantial doubt about our ability to continue as a going concern. We will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all. We may not have sufficient cash or other funding available to complete our anticipated business activities for the remainder of 2010. In order to address our working capital shortfall we intend to raise additional capital by accessing the capital markets, including through the offering of units described in this prospectus, and by licensing our lead product candidate, cethromycin, to commercial partners. We do not expect that the net proceeds received in this offering will be sufficient to complete our anticipated business activities and meet our working capital needs through the date on which we may begin to attain product sales. There can be no assurances that we will be successful in accessing the capital markets on terms acceptable to us, if at all, or that such partnerships will be available on terms acceptable to us, if at all.

We are a development stage company and may never attain product sales.

        We have not received approval for any of our product candidates from the FDA. Any compounds that we discover or in-license will require extensive and costly development, preclinical testing and/or clinical trials prior to seeking regulatory approval for commercial sales. Our most advanced product candidate, cethromycin, and any other compounds we discover, develop or in-license, may never be approved for commercial sale. The time required to attain product sales and profitability is lengthy and highly uncertain, and we cannot assure you that we will be able to achieve or maintain product sales. We expect our net operating losses to continue for at least several years, and we are unable to predict the extent of future losses or when we will become profitable, if ever.

        We have incurred significant net losses since our formation in 1999. For the fiscal years ended December 31, 2008 and December 31, 2009, our net losses were $22.8 million and $9.2 million, respectively, our total accumulated deficits were $122.4 million and $131.6 million, respectively, and our cash flows from operating activities were ($24.1 million) and ($11.9 million), respectively. We have incurred an accumulated deficit of $133.5 million as of March 31, 2010. Our net losses are due in large part to the significant research and development costs required to identify, validate and license potential product candidates, conduct preclinical studies and conduct clinical trials of our more advanced product candidates. To date, we have generated only limited revenues, consisting of management fees, one-time or limited payments associated with our collaborations and government grant awards, and we do not anticipate generating any significant revenues in the near term, if ever. We expect to increase our operating expenses over the next several years as we plan to:

  •
  conduct additional Phase III clinical trials and prepare for the commercial launch of cethromycin;

  •
  continue the preclinical development and commence the clinical development of our other product candidates, such as ALS-357 and ALS-886;

  •
  expand our research and development activities;

  •
  acquire or in-license new technologies and product candidates; and

  •
  increase our required corporate infrastructure and overhead.

As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with our research and product development efforts, we are unable to predict the extent of any future losses or when we will become profitable, if ever. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis.

We will require additional funding to satisfy our future capital needs, and future financing strategies may adversely affect holders of our common stock.

        Our operations will require significant additional funding due to the absence of any meaningful revenues in the near future. We do not know whether additional financing will be available to us on favorable terms or at all. At our 2010 annual meeting of stockholders, our stockholders approved a significant increase in the number of shares of common stock that we may issue under our certificate of incorporation. To the extent we are successful in raising additional capital by issuing equity securities, our stockholders are likely to experience substantial dilution. Any additional equity securities we issue may have rights, preferences or privileges senior to those of existing holders of stock. To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. There can be no assurance that we will be able to obtain adequate capital funding in the future to continue operations and implement our strategy. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

We will not be able to commercialize our drug candidates if our clinical trials do not demonstrate safety and efficacy.

        Before obtaining regulatory approval for the sale of our drug candidates, we must conduct extensive development and clinical trials to demonstrate the safety and efficacy of our drug candidates and clinical or animal trials to demonstrate the efficacy of our drug candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome.

        A failure of one or more of our clinical trials or animal efficacy studies can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of clinical trials or animal efficacy studies that could delay or prevent our ability to receive regulatory approval or commercialize our drug candidates, including:

  •
  regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

  •
  we may decide, or regulators may require us, to conduct additional clinical trials, or we may abandon projects that we expect to be promising, if our clinical trials or animal efficacy studies produce negative or inconclusive results;

  •
  we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

  •
  regulators or institutional review boards may require that we hold, suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements;

  •
  the cost of our clinical trials could escalate and become cost prohibitive;

  •
  any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable;

  •
  we may not be successful in recruiting a sufficient number of qualifying subjects for our clinical trials; and

  •
  the effects of our drug candidates may not be the desired effects or may include undesirable side effects or the drug candidates may have other unexpected characteristics.

Our business would be materially harmed if we fail to obtain FDA approval of a new drug application for cethromycin.

        Our ability to generate any significant product revenues in the near future will depend solely on the successful development and commercialization of cethromycin, our most advanced product candidate. The FDA may not approve in a timely manner, or at all, any NDA that we submit. If any NDA we submit is not approved by the FDA, we will be unable to commercialize that product in the United States and our business will be materially harmed. The FDA can and does reject NDAs, and often requires additional clinical trials, even when product candidates performed well or achieved favorable results in large-scale Phase III clinical trials. The FDA imposes substantial requirements on the introduction of pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years and may vary substantially based upon the type and complexity of the pharmaceutical product. A number of our product candidates are novel compounds, which may further increase the period of time required for satisfactory testing procedures.

        In July 2009, we received a complete response letter from the FDA regarding the NDA for cethromycin for the outpatient treatment of adults with CAP. In its letter, the FDA indicated that they cannot approve the application for cethromycin in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy. We are engaged in ongoing discussions with the FDA to identify the scope and protocol design for the additional clinical data that would be required to satisfy the FDA's request for additional efficacy information and to complete the community acquired bacterial pneumonia (CABP) clinical development program for successful approval in the future. In March 2010, we met with the FDA's Anti-Infectives Division to gain clarity on the registration pathway for cethromycin and we are working with the FDA to finalize a Special Protocol Assessment for the outpatient CABP indication.

Because we are heavily dependent on our license agreement with Abbott Laboratories and our collaborations with other third parties, our product development programs may be delayed or terminated by factors beyond our control.

        In December 2004, we entered into a license agreement with Abbott Laboratories for certain patent applications, patents and proprietary technology relating to cethromycin. We have also entered into a number of license agreements for intellectual property and other rights needed to develop our product candidates that are in earlier stages of development. Our primary collaborators other than Abbott Laboratories include Pfizer, the University of Illinois at Chicago and Baxter International. A description of our agreements with collaborators can be found under the headings "Business—Abbott Laboratories Collaboration" and "Business—Other Collaborations and License Agreements." Our collaborations generally present additional risks to our business, such as the risk that our collaborators encounter conflicts of interest to their arrangements with us, inadequately defend our intellectual property rights or develop other products that compete with us. Our ability to generate any significant product revenues in the near future will depend solely on the successful commercialization of cethromycin. If for any reason we are unable to realize the expected benefits of our license agreement with Abbott Laboratories, or under any of our other collaborations, then our business and financial condition may be materially harmed.

Our collaborators and third party manufacturers may not be able to manufacture our product candidates, which would prevent us from commercializing our product candidates.

        To date, each of our product candidates has been manufactured by our collaborators and third party manufacturers for preclinical and clinical trials. If any of our product candidates is approved by the FDA or other regulatory agencies for commercial sale, we will need third parties to manufacture the product in larger quantities. Due to factors beyond our control, our collaborators and third party manufacturers may not be able to increase their manufacturing capacity for any of our product candidates in a timely or economic manner, or at all. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to increase the manufacturing capacity for a product candidate successfully, the regulatory approval or commercial launch of that product candidate may be delayed or there may be a shortage in the supply of the product candidate. Our product candidates require precise, high-quality manufacturing. The failure of our collaborators and third party manufacturers to achieve and maintain these high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may be unable to generate revenues.

        We do not currently have product sales and marketing capabilities. We have entered into a Commercialization and Development Agreement dated as of September 29, 2008 with Pfizer to utilize their selling and marketing capabilities in Asia. If we receive regulatory approval to commence commercial sales of any of our product candidates, we will have to establish a sales and marketing organization with appropriate technical expertise and distribution capabilities or make arrangements with third parties to perform these services in other jurisdictions. If we receive approval to commercialize cethromycin for the treatment of CABP, we intend to engage additional pharmaceutical or health care companies with existing distribution systems and direct sales organizations to assist us in North America and abroad. We may not be able to negotiate favorable distribution partnering arrangements, if at all. With respect to the Pfizer agreement and to the extent we enter other co-promotion or other licensing arrangements, any revenues we receive will depend on the efforts of third parties and will not be under our control. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, our ability to generate product revenues, and become profitable, would be severely limited.

        Our ability to generate any significant revenues in the near-term is dependent entirely on the successful commercialization and market acceptance of cethromycin. Factors that may inhibit our efforts to commercialize cethromycin or other product candidates without strategic partners or licensees include:

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  difficulty recruiting and retaining adequate numbers of effective sales and marketing personnel;

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  the inability of sales personnel to obtain access to, or persuade adequate numbers of, physicians to prescribe our products;

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  the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage against companies with broader product lines; and

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  unforeseen costs associated with creating an independent sales and marketing organization.

Our most advanced product candidate, cethromycin, will face significant competition in the marketplace if it receives marketing approval from the FDA.

        Our pivotal Phase III clinical trials for cethromycin were limited to the treatment of mild-to-moderate CAP. We also intend to pursue opportunities for cethromycin in the treatment of other types of bacterial infections. There are several classes of antibiotics that are primary competitors for the treatment of one or more of these indications, including:

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  macrolides such as Biaxin® (clarithromycin), a product of Abbott Laboratories; and Zithromax® (azithromycin), a product of Pfizer Inc.;

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  one other ketolide antibiotic, Ketek® (telithromycin), a product of Aventis Pharmaceuticals;

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  semi-synthetic penicillins such as Augmentin® (amoxicillin and clavulanate potassium), a product of GlaxoSmithKline;

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  fluoroquinolones such as Levaquin® (levofloxacin), a product of Ortho-McNeil Pharmaceutical, Inc.; Tequin® (gatifloxacin), a product of Bristol-Myers Squibb Company; FACTIVE® (gemifloxacin mesylate) tablets, a product of Oscient Pharmaceuticals; and Cipro® (ciprofloxacin) and Avelox® (moxifloxacin), both products of Bayer Corporation;

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  tetracyclines such as Tygacil® (tigecycline), a product of Pfizer to treat in-patient CAP; and

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  an oxazolidinone, Zyvox® (linezolid), a product of Pfizer, to treat nosocomial pneumonia.

        Cethromycin may show evidence of side effects that could diminish its prospects for commercialization and wide market acceptance. If cethromycin is approved by the FDA, it will not be the first ketolide antibiotic introduced to the marketplace. Ketek® has been available for sale in Europe since 2002 and in the United States since August 2004. There are additional ketolide product candidates in preclinical development or in clinical development. If ultimately approved by the FDA, these product candidates may have improved efficacy, ease of administration or more favorable side effect profiles when compared to cethromycin. The availability of additional ketolide antibiotics may have an adverse affect on our ability to generate product revenues and achieve profitability.

Our inability to expand cethromycin into other indications would harm our ability to generate additional revenues in the future.

        Abbott Laboratories conducted four pivotal Phase III comparator trials for cethromycin in treating bronchitis and pharyngitis at a dosing level of 150 mg once-daily. Each of these trials failed to establish non-inferiority against comparator antibiotics. While we believe that the negative outcomes of the Abbott Laboratories comparator trials were related to dosing levels, we may be incorrect. The failure to meet primary endpoints in the Abbott Laboratories trials may not have been dose related, but rather a result of the compound's lack of sufficient clinical efficacy. Clinical trials using a 300 mg once-daily regimen are also likely to increase the occurrence of adverse side effects. Even if we receive FDA approval to market cethromycin for the treatment of CABP, our failure to expand cethromycin into other indications would harm our ability to generate additional revenues in the future.

The availability of generic equivalents may adversely affect our ability to generate product revenues from cethromycin.

        Many generic antibiotics are currently prescribed to treat respiratory tract infections. As competitive products lose patent protection, makers of generic drugs will likely begin to market additional competing products. Companies that produce generic equivalents are generally able to offer their products at lower prices. Ketek® may lose patent protection as early as 2015, which would enable generic drug manufacturers to sell generic ketolide antibiotics at a lower cost than cethromycin. Generic equivalents of Biaxin® and Zithromax®, two macrolide antibiotic products, are currently available. Cethromycin, if approved for commercial sale, may be at a competitive disadvantage because of its higher cost relative to generic products. This may have an adverse effect on our ability to generate product revenues from cethromycin.

Even if we successfully develop and obtain approval for cethromycin or any of our other product candidates, our business will not be profitable if those products do not achieve and maintain market acceptance.

        Even if any of our product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals, patients and third-party payors, and our resulting profitability and growth, will depend on a number of factors, including:

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  our ability to provide acceptable evidence of safety and efficacy;

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  relative convenience and ease of administration;

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  the prevalence and severity of any adverse side effects;

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  the availability of alternative treatments;

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  the details of FDA labeling requirements, including the scope of approved indications and any safety warnings;

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  pricing and cost effectiveness;

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  the effectiveness of our or our collaborators' sales and marketing strategy;

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  our ability to obtain sufficient third-party insurance coverage or reimbursement; and

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  our ability to have the product listed on insurance company formularies.

        If any of our product candidates achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are received more favorably or are more cost effective. Complications may also arise, such as antibiotic or viral resistance, that render our products obsolete. We rely on the favorable resistance profile of cethromycin observed to be a potential competitive distinction from currently marketed compounds. Even if we receive FDA approval to market cethromycin, resistance may emerge that will substantially harm our ability to generate revenues from its sale.

        We are initially seeking FDA approval for cethromycin as a seven-day treatment regimen. There are currently a number of antibiotic products that are marketed as five-day therapies. In the event that the marketplace considers this to be a significant competitive distinction, it is uncertain whether we will be able to make cethromycin available for a lower dosing period. In addition, we expect that cethromycin, if approved for sale, would be used primarily in the outpatient setting.

Because the results of preclinical studies for our preclinical product candidates are not necessarily predictive of future results, our product candidates may not have favorable results in later clinical trials or ultimately receive regulatory approval.

        Only one product candidate in our development pipeline, cethromycin, has been tested in clinical trials. Our other product candidates have only been through preclinical studies. Positive results from preclinical studies, particularly in vitro studies, are no assurance that later clinical trials will succeed. Preclinical trials are not designed to establish the clinical efficacy of our preclinical product candidates. We will be required to demonstrate through clinical trials that these product candidates are safe and effective for use before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of failure as product candidates proceed through clinical trials. If our product candidates fail to demonstrate sufficient safety and efficacy in any clinical trial, we would experience potentially significant delays in, or be required to abandon, development of that product candidate. This would adversely affect our ability to generate revenues and may damage our reputation in the industry and in the investment community.

The future clinical testing of our product candidates could be delayed, resulting in increased costs to us and a delay in our ability to generate revenues.

        Our product candidates will require preclinical testing and extensive clinical trials prior to submitting a regulatory application for commercial sales. We do not know whether clinical trials will begin on time, if at all. Delays in the commencement of clinical testing could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate. Each of these results would adversely affect our ability to generate revenues.

        The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

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  demonstrating sufficient safety to obtain regulatory approval to commence a clinical trial;

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  reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

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  manufacturing sufficient quantities of a product candidate; and

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  obtaining institutional review board approvals to conduct clinical trials at prospective sites.

        In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial. If we are unable to enroll a sufficient number of microbiologically evaluable patients, the clinical trials for our product candidates could be delayed until sufficient numbers are achieved.

If we fail to obtain regulatory approvals in other countries for our product candidates under development, we will not be able to generate revenues in such countries.

        In order to market our products outside of the United States, we must comply with numerous and varying regulatory requirements of other countries. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval in the United States. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. The risks involved in the non-U.S. regulatory approval process, as well as the consequences for failing to comply with applicable regulatory requirements, generally include the same considerations as in the United States. A description of U.S. regulatory considerations can be found under the section entitled "—Our business would be materially harmed if we fail to obtain FDA approval of a new drug application for cethromycin."

We will face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively.

        We are a development stage company with 19 employees. Most of our competitors, such as Pfizer, GlaxoSmithKline and Bayer, are large pharmaceutical companies with substantially greater financial, technical and human resources than we have. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs that we are attempting to discover or develop will compete with existing therapies if we receive marketing approval. Because of their significant resources, our competitors may be able to use discovery technologies and techniques, or partnerships with collaborators, in order to develop competing products that are more effective or less costly than the product candidates we develop. This may render our technology or product candidates obsolete and noncompetitive. Academic institutions, government agencies, and other public and private research organizations may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

        As a company, our only experience in conducting Phase III clinical trials is for our cethromycin development program. Our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before we do may achieve a significant competitive advantage, including certain FDA marketing exclusivity rights that would delay or prevent our ability to market certain products. Any approved drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, might not be able to compete successfully with our competitors' existing or future products.

Off-label promotion of our products could result in substantial penalties.

        If any of our product candidates receive marketing approval, we will only be permitted to promote the product for the uses indicated on the label cleared by the FDA. Our pivotal Phase III clinical trials of cethromycin are for the treatment of CABP, although we believe that cethromycin may have other applications in bronchitis, pharyngitis, sinusitis, inhalation anthrax, plague and tularemia, and skin and skin structure infections. If we request additional label indications for cethromycin or our other product candidates, the FDA may deny those requests outright, require extensive clinical data to support any additional indications or impose limitations on the intended use of any approved products as a condition of approval. U.S. Attorneys' offices and other regulators, in addition to the FDA, have recently focused substantial attention on off-label promotional activities and have initiated civil and criminal investigations related to such practices. If it is determined by these or other regulators that we have promoted our products for off-label use, we could be subject to fines, legal proceedings, injunctions or other penalties.

If our efforts to obtain rights to new products or product candidates from third parties are not successful, we may not generate product revenues or achieve profitability.

        Our long-term ability to earn product revenues depends on our ability to identify, through internal research programs, potential product candidates that may be developed into new pharmaceutical products and/or obtain new products or product candidates through licenses from third parties. If our internal research programs do not generate sufficient product candidates, we will need to obtain rights to new products or product candidates from third parties. We may be unable to obtain suitable products or product candidates from third parties for a number of reasons, including:

  •
  we may be unable to purchase or license products or product candidates on terms that would allow us to make an appropriate return from resulting products;

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  competitors may be unwilling to assign or license product or product candidate rights to us;

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  we may not have access to the capital necessary to purchase or license products or product candidates; or

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  we may be unable to locate suitable products or product candidates within, or complementary to, our areas of interest.

        If we are unable to obtain rights to new products or product candidates from third parties, our ability to generate product revenues and achieve profitability may suffer.

Because our product candidates and development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products.

        Our success will depend to a large degree on our own, our licensees' and our licensors' ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of such technologies. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims that will be allowed or maintained, after challenge, in our or other companies' patents.

        The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

  •
  we were the first to make the inventions covered by each of our pending patent applications;

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  we were the first to file patent applications for these inventions;

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  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

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  any of our pending patent applications will result in issued patents;

  •
  any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

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  we will develop additional proprietary technologies that are patentable; or

  •
  the patents of others will not have a negative effect on our ability to do business.

        We are a party to certain in-license agreements that are important to our business, and we generally do not control the prosecution of in-licensed technology. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we exercise over our internally developed technology. Moreover, some of our academic institution licensors, research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be impaired. In addition, some of the technology we have licensed relies on patented inventions developed using U.S. government resources. Under applicable law, the U.S. government has the right to require us to grant a nonexclusive, partially exclusive or exclusive license for such technology to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, if the government determines that such action is necessary.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

        We rely on trade secrets to protect our technology, particularly when we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Market acceptance and sales of our product candidates will be severely limited if we cannot arrange for favorable reimbursement policies.

        Our ability to commercialize any product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish reimbursement levels for the cost of our products and related treatments. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed healthcare in the United States, as well as legislative proposals to reform healthcare, control pharmaceutical prices or reduce government insurance programs, may also result in exclusion of our product candidates from reimbursement programs. Because many generic antibiotics are available for the treatment of respiratory tract infections, our ability to list cethromycin on insurance company formularies will depend on its effectiveness compared to lower-cost products. The cost containment measures that health care payors and providers are instituting, and the effect of any health care reform, could materially and adversely affect our ability to earn revenues from the sales of cethromycin and our other product candidates.

Prescription drug coverage legislation and future legislative or regulatory reform of healthcare systems in the United States and overseas could limit future revenues from our product candidates.

        In the United States, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to market and sell our product candidates profitably. In particular, the Medicare Prescription Drug Improvement and Modernization Act of 2003 and Medicare Part D, which was established pursuant thereto in January of 2006, grant responsibility to reimburse the cost of drugs and broad discretion on which drugs should be covered and to what extent to the Centers for Medicare and Medicaid Services, or CMS, the agency within the Department of Health and Human Services that administers Medicare. Additionally there is some likelihood of further reform of the United States health care system, and changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.

        In addition, in some foreign countries, particularly countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. This may affect our revenues both overseas and domestically, as the Medicare Prescription Drug Improvement and Modernization Act of 2003 requires the Secretary of the U.S. Department of Health and Human Services to promulgate regulations allowing drug reimportation from Canada into the United States under certain circumstances. These provisions will become effective only if the Secretary certifies that such imports will pose no additional risk to the public's health and safety and result in significant cost savings to consumers. To date, the Secretary has made no such finding, but he could do so in the future. Proponents of drug reimportation may also attempt to pass legislation that would remove the requirement for the Secretary's certification or allow reimportation under circumstances beyond those anticipated under current law. If legislation is enacted, or regulations issued, allowing the reimportation of drugs, it could decrease the reimbursement we receive for any products that we may commercialize, negatively affecting our anticipated revenues and prospects for profitability.

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

        We are currently a development stage company with 19 employees. We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our research, development and commercialization effort. To manage any growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully manage the expansion of our operations or operate on a larger scale and, accordingly, may not achieve our research, development and commercialization goals.

If we are unable to attract and retain qualified scientific, technical and key management personnel, or if any of our key executives, Michael T. Flavin, Ph.D., Ze-Qi Xu, Ph.D., David A. Eiznhamer, Ph.D. or John L. Flavin, discontinues their employment with us, it may delay our research and development efforts.

        We are highly dependent upon the efforts of our senior management team and scientific staff. The loss of the services of one or more members of the senior management team might impede the achievement of our development objectives. In particular, we are highly dependent upon and our business would be significantly harmed if we lost the services of Michael T. Flavin, Ph.D., our founder and Chairman and Chief Executive Officer, Ze-Qi Xu, Ph.D., our Executive Vice President and Chief Scientific Officer, David A. Eiznhamer, Ph.D., our Executive Vice President of Clinical Development or John L. Flavin, our President and Chief Financial Officer. We do not currently have any key man life insurance policies. We have entered into employment agreements with members of our senior management team, but this does not ensure that we will retain their services for any period of time in the future. Our research and drug discovery programs also depend on our ability to attract and retain highly skilled chemists, biologists and preclinical and clinical personnel. We may not be able to attract or retain qualified scientific personnel in the future due to intense competition among biotechnology and pharmaceutical businesses, particularly in the Chicago area. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our research and development objectives and our ability to meet the demands of our collaborators in a timely fashion.

Our business will expose us to potential product liability risks and there can be no assurance that we will be able to acquire and maintain sufficient insurance to provide adequate coverage against potential liabilities.

        Our business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of our product candidates in clinical trials also exposes us to the possibility of product liability claims and possible adverse publicity. These risks will increase to the extent our product candidates receive regulatory approval and are commercialized. We do not currently have any product liability insurance, although we plan to obtain product liability insurance in connection with future clinical trials of our product candidates. There can be no assurance that we will be able to obtain or maintain any such insurance on acceptable terms. Moreover, our product liability insurance may not provide adequate coverage against potential liabilities. On occasion, juries have awarded large judgments in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us would decrease our cash reserves and could cause our stock price to fall significantly.

We face regulation and risks related to hazardous materials and environmental laws, violations of which may subject us to claims for damages or fines that could materially affect our business, cash flows, financial condition and results of operations.

        Our research and development activities involve the controlled use of hazardous materials and chemicals. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages or fines that result, and the liability could have a material adverse effect on our business, financial condition and results of operations. We are also subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or be required to suspend or modify our operations. In addition, we may have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.

Our business and operations would suffer in the event of system failures.

        Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, telecommunication and electrical failures. Our drug discovery and preclinical testing systems are highly technical and proprietary. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug discovery programs. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result, our drug discovery programs may be adversely affected and the further development of our product candidates may be delayed. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

Risks Related to Our Common Stock

Our common stock price has been highly volatile, and your investment could suffer a decline in value.

        The market price of our common stock has been highly volatile since we completed our initial public offering in August 2005. The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors and events, including but not limited to:

  •
  the progress of our cethromycin development program and the timing and results from our other clinical trial programs, including the initiation and completion of Phase I clinical trials for ALS-886 and ALS-357;

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  the in-licensing or acquisition of additional product candidates;

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  the loss of licenses or proprietary rights to technologies and products;

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  FDA or international regulatory actions;

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  failure of any of our product candidates, if approved, to achieve commercial success;

  •
  announcements of new products by our competitors;

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  market conditions in the pharmaceutical and biotechnology sectors;

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  litigation or public concern about the safety of our potential products;

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  comments by securities analysts;

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  actual and anticipated fluctuations in our quarterly operating results;

  •
  deviations in our operating results from the estimates of securities analysts;

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  rumors relating to us or our competitors;

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  public concern as to the efficacy or safety of new technologies;

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  third party reimbursement policies;

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  developments concerning current or future collaborations, including disputes or termination events and the achievement, timing and accounting treatment of milestone payments; and

  •
  the addition or termination of research programs or funding support.

        These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management may be diverted.

Because our common stock is not listed on a securities exchange, you may have difficulty trading our securities and our securities may trade at a lower market price than they otherwise would.

        Since being delisted from Nasdaq, trading in our common stock is conducted on the OTC Bulletin Board and in the over-the-counter market in the so-called "pink sheets." Because of this, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would. In addition, our securities could become subject to the SEC's "penny stock rules." These rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors. Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell our securities. The delisting of our securities from Nasdaq could also have other negative results, including the potential loss of confidence by employees and others, the loss of institutional investor interest and fewer business development and commercial partnership opportunities.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

        As of March 31, 2010, approximately 11,116,084 shares of our common stock and options to purchase 1,903,227 shares of our common stock which are exercisable (or will be exercisable within sixty days of March 31, 2010) and that are owned by affiliates, directors, executive officers or other insiders are currently eligible for sale subject only to the volume limitations of Rule 144 under the Securities Act. Additionally, 15,350,196 shares of our common stock, including 5,116,732 shares of our common stock underlying warrants, which were issued to institutional investors pursuant to a private placement in March of 2006 and registered for resale pursuant to a currently effective Registration Statement and 15,286,625 shares of our common stock, including 5,095,542 shares of our common stock underlying warrants, which were issued to institutional investors pursuant to a private placement in December of 2007 and registered for resale pursuant to a separate currently effective Registration Statement are eligible for sale without restriction. The sale of a significant number of shares of our common stock, or the perception that these sales could occur, particularly with respect to large stockholders, other institutional investors, affiliates, directors, executive officers or other insiders, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Our Chairman and Chief Executive Officer has significant voting control over our company which may delay, prevent or deter corporate actions that may be in the best interest of our stockholders.

        As of March 31, 2010, Flavin Ventures, LLC controlled approximately 9.6% of our outstanding common stock. Dr. Michael Flavin, our founder and Chairman and Chief Executive Officer, has effective voting control for all shares of our common stock held by Flavin Ventures. Dr. Flavin may receive additional shares of common stock and warrants in connection with this offering as described under "The Offering—Exchange of indebtedness." As a result, Dr. Flavin will be able to exert significant influence for all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of our company even when such a change may be in the best interest of all the stockholders, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or assets and might affect the prevailing market price of our common stock.

Provisions of Delaware law or our charter documents could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

        Provisions of our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our current management or members of our board of directors.

        These provisions include:

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  a classified board of directors under which approximately one third of the directors will be elected each year;

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  a requirement that the authorized number of directors to be changed only by a resolution of the board of directors;

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  authorized and unissued additional shares of our common stock and preferred stock;

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  advance notice requirements for proposals that can be acted upon at stockholder meetings; and

  •
  a requirement that only our Chairman or our board of directors, acting by resolution, may call stockholder meetings.

        As a result, these provisions and others available under Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

The cost of public company compliance with the securities laws and regulations is substantial and recently enacted and proposed changes to these laws and regulations will further increase our general and administrative expenses.

        As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission (SEC) adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports on Form 10-K. In addition, the public accounting firm auditing the company's financial statements must attest to and report on the effectiveness of the company's internal controls over financial reporting. This requirement will first apply to our Annual Report on Form 10-K for our fiscal year ending December 31, 2010. If we are unable to conclude that we have effective internal controls over financial reporting or, if our independent auditors are unable to provide us with an unqualified report as to the effectiveness of our internal controls over financial reporting as of December 31, 2010 and future year ends as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

        In addition, the changes in securities laws and regulations may make it more difficult and more expensive for us to maintain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments also could make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly with regard to our audit committee.

We have never paid cash dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

        We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. Capital appreciation of our common stock, if any, will be your sole source of potential gain for the foreseeable future. Consequently, in the foreseeable future, you will only experience a gain from your investment in our common stock if the price of our common stock increases.

Risks Related to this Offering

If you are not an institutional investor, you may purchase units in this offering only if you reside within the states in which we have registered the units. Although the states are preempted from regulating the resales of our securities, state securities regulators who view our offering unfavorably could use or threaten to use their investigative or enforcement powers to hinder resales in their states.

        We have registered the units, or have obtained or will seek to obtain an exemption from registration, in California, Colorado, Connecticut, Delaware, Hawaii, Illinois, Puerto Rico and Wyoming. If you are not an "institutional investor," you must be a resident of these jurisdictions to purchase our units in the offering. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. Institutional investors in every state may purchase the units in this offering pursuant to exemptions provided to such entities under the blue sky laws of various states. Under the National Securities Market Improvement Act of 1996, the states are pre-empted from regulating transactions in covered securities. We file, and will continue to file, periodic and annual reports under the Exchange Act and our securities will be considered covered securities. Therefore, the states will be pre-empted from regulating the resales of the common stock and warrants comprising the units. However, the states retain the jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of our securities, certain state securities commissioners could view our offering unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of our securities in their states. For a more complete discussion of the state securities laws and registrations affecting this offering, please see "Plan of Distribution—Investor Standards and State Blue Sky Information" below.

We will have immediate and broad discretion over the use of the net proceeds from this offering.

        There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to us to use at our discretion. We intend to use the net proceeds to initiate the clinical requirements for regulatory approval of cethromycin and/or the acquisition of complimentary developmental or commercial products and for working capital purposes. However, we may determine to sell only a portion of the units being offered by this prospectus and, as a result, our net proceeds may be significantly less than the amount required to complete all clinical requirements. Our judgment in how to use the net proceeds from this offering or in whether to sell less than all the offered securities may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

        You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 2,900,000 units offered in this offering at a public offering price of $            per unit, and after deducting the placement agent commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $            per share, or        %, at the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

There is no public market for the warrants to purchase common stock in this offering.

        There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited.

        If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the unit warrants may only be exercised on a "cashless" basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144.

The offering may not be fully subscribed, and, even if the offering is fully subscribed, we will need additional capital in the future. If additional capital is not available, we may not be able to continue to operate our business pursuant to our business plan or we may have to discontinue our operations entirely.

        The placement agent in this offering will offer the units on a "best-efforts" basis, meaning that we may raise substantially less than the total maximum offering amounts. No refund will be made available to investors if less than all of the units are sold. Based on our proposed use of proceeds, we may need significant additional financing, which we may seek to raise through, among other things, public and private equity offerings. Any equity financings will be dilutive to existing stockholders and additional financing may not be available on acceptable terms, or at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Advanced Life Sciences Holdings, Inc. to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements, including any projections of revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations and future financing (including debt, equity or capital financing transactions); any statements concerning product research, development and commercialization timelines; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include risks that are described under the heading "Risk Factors" in this prospectus.

        The forward-looking statements included in this prospectus and the documents incorporated herein by reference represent our estimates as of the date of this prospectus or such document, as the case may be. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus or such document incorporated herein by reference, as the case may be.

 USE OF PROCEEDS

        We estimate that we will receive up to $            in net proceeds from the sale of units in this offering, based on an assumed price of $            per unit and after deducting estimated placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the units to complete the protocol design for the additional clinical data needed under a Special Protocol Assessment with the FDA and initiate the clinical requirements for regulatory approval of cethromycin for the treatment of community acquired bacterial pneumonia (CABP) and/or the acquisition of complimentary developmental or commercial products.

        Because there is no minimum offering amount required as a condition to consummating this offering, we may sell less than all of the securities offered hereby, which will reduce the amount of proceeds. By way of example:

  •
  in the event 25% of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $            , and we will allocate such proceeds to continue our efforts to identify the scope and protocol design for the additional clinical trials that would be required to satisfy the FDA's request for additional efficacy information to complete the CABP clinical development program and continue our cethromycin pipeline development efforts, including studies in CA-MRSA and further development in biodefense;

  •
  in the event 50% of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $            , and we will use the additional $            in net proceeds to negotiate a Special Protocol Assessment with the FDA for the additional clinical trials that would be required to satisfy the FDA's request for additional efficacy information to complete the CABP clinical development program and/or the acquisition of complimentary developmental or commercial products;

  •
  in the event 75% of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $            , and we will use the additional $            in net proceeds to initiate the additional cethromycin clinical trials in CABP under a Special Protocol Assessment at a reduced scope, and we may be required to obtain additional financing to complete such trial and/or the acquisition of complimentary developmental or commercial products; and

  •
  in the event all of the securities offered hereby are sold, we estimate that we will receive net proceeds of approximately $            , and we will use the net proceeds to initiate additional clinical trials in CABP under a Special Protocol Assessment as currently planned and/or the acquisition of complimentary developmental or commercial products and for general corporate purposes. We do not expect that the net proceeds received in this offering will be sufficient to complete our anticipated business activities and meet our working capital needs through the date on which we may begin to attain product sales.

        Under the terms of the letter agreement that we entered into with the lender under our $10.0 million line of credit, we will also be required to reduce the outstanding loan balance by $1.5 million by July 1, 2010. Pending any uses described above, we plan to invest the net proceeds in investment grade, short-term, interest-bearing securities.

        We may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

 DILUTION

        If you purchase units in this offering, and assuming no value is attributed to the warrants, your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $            per unit and the as adjusted net tangible book value per share of our common stock immediately following this offering.

        Our net tangible book deficit as of March 31, 2010 was $7.7 million or $0.08 per share of common stock. Net tangible book deficit per share is determined by dividing our tangible book deficit (total tangible assets less total liabilities) by the number of outstanding shares of our common stock as of March 31, 2010.

        Net tangible book value dilution per unit to new investors represents the difference between the amount per unit paid by purchasers in this offering and the as adjusted net tangible book deficit per share of common stock immediately after completion of this offering, assuming that no value is attributed to the warrants. After giving effect to our sale of units in this offering at an assumed public offering price of $            per unit, and after deducting the placement agent commissions and estimated offering expenses, our as adjusted net tangible book deficit as of March 31, 2010 would have been $             million, or $            per share. This represents an immediate decrease in net tangible book deficit of $            per share to existing stockholders and an immediate dilution in net tangible book deficit of $            per unit to purchasers of units in this offering, as illustrated in the following table:

Assumed public offering price per unit			$
Net tangible book deficit per share as of March 31, 2010		$0.08
Increase in net tangible book deficit per unit attributable to new investors	$
Adjusted net tangible book deficit per share as of March 31, 2010, after giving effect to the offering			$
Dilution per unit to new investors in the offering			$

        The above discussion and tables do not include the following:

  •
  6,279,303 shares of common stock reserved for future issuance under our equity incentive plans. As of March 31, 2010, there were 3,283,276 options outstanding under our equity incentive plans with a weighted average exercise price of $1.53 per share.

  •
  10,277,274 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.97 per share.

  •
  145,000,000 shares of common stock issuable upon the exercise of warrants at an exercise price of $                     per share sold as part of the units in this offering.

  •
  1,000,000 shares of common stock issuable upon the exercise of warrants to be issued to the lender under our line of credit.

  •
  Shares of common stock and shares issuable upon the exercise of warrants as part of the units issuable to Dr. Flavin in exchange for $2.0 million of our outstanding indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Outstanding Indebtedness."

  •
  Shares of common stock issuable upon the exercise of the placement agent warrants.

 PRICE RANGE OF OUR COMMON STOCK

Market Information

        Our common stock trades on the OTC Bulletin Board under the symbol "ADLS.OB." The following table sets forth the high and low sales prices of our common stock for the periods indicated.

	High	Low
Fiscal Year ended December 31, 2008
First Quarter	$1.79	$0.67
Second Quarter	$1.66	$0.88
Third Quarter	$1.45	$0.67
Fourth Quarter	$0.87	$0.15
Fiscal Year ended December 31, 2009
First Quarter	$0.45	$0.14
Second Quarter	$1.62	$0.24
Third Quarter	$0.82	$0.18
Fourth Quarter	$0.30	$0.17
Fiscal Year ended December 31, 2010
First Quarter	$0.23	$0.10
Second Quarter (through May 5, 2010)	$0.12	$0.09

Holders

        As of March 31, 2010, there were approximately 26 registered shareholders of record of our common stock.

DIVIDEND POLICY

        We have neither declared nor paid dividends on our common stock or the preferred stock of our subsidiary, Advanced Life Sciences, Inc., since our inception and do not plan to pay dividends in the foreseeable future. Any determination in the future to pay cash dividends will depend on our financial condition, capital requirements, result of operations, contractual limitations and other factors deemed relevant by our Board of Directors. As of March 31, 2010, cumulative accrued undeclared dividends on our subsidiary's preferred stock totaled approximately $1.9 million.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

						Period from Inception (January 1, 1999) to March 31, 2010
	Years ended December 31,						Three months ended March 31,
	2009	2008	2007	2006	2005		2010	2009
						(unaudited)	(unaudited)
Statement of Operations Data
Revenue	$2,793,191	$240,830	$—	$39,788	$121,451	$5,755,834	479,824	411,485
Operating expenses
Research and development	4,462,281	15,709,293	25,735,759	17,202,113	3,121,616	95,906,886	864,204	934,769
Selling, general and administrative	6,322,849	7,116,549	6,839,575	5,457,395	3,237,997	42,693,614	1,341,829	1,508,953

Loss from operations	(7,991,939)	(22,585,012)	(32,575,334)	(22,619,720)	(6,238,162)	(132,844,666)	(1,726,209)	(2,032,237)
Interest income	(11,561)	(306,846)	(717,884)	(1,651,916)	(272,216)	(2,965,858)	(5,435)	(1,732)
Interest expense	1,036,762	525,703	466,963	511,844	478,300	4,441,604	255,989	252,718
Other (income) expense, net	146,092	—	—	—	—	146,092	—	—
Gain on disposal(1)	—	—	—	(939,052)	—	(939,052)	—	—

Net other (income) expense	1,171,293	218,857	(250,921)	(2,079,084)	206,084	682,786	250,554	250,986

Net loss	(9,163,232)	(22,803,869)	(32,324,413)	(20,540,636)	(6,444,246)	(133,527,452)	(1,976,763)	(2,283,223)

Net loss attributable to the non-controlling interest in subsidiary	—	—	—	—	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(9,163,232)	(22,803,869)	(32,324,413)	(20,540,636)	(6,444,246)	(133,527,452)	(1,976,763)	(2,283,223)
Less accumulated preferred stock dividends of subsidiary for the period	175,000	175,000	175,000	175,000	175,000	1,888,542	43,750	43,750

Net loss available to common shareholders	$(9,338,232)	$(22,978,869)	$(32,499,413)	$(20,715,636)	$(6,619,246)	$(135,415,994)	(2,020,513)	(2,326,973)

Basic and diluted loss per common share	$(0.16)	$(0.59)	$(1.12)	$(0.78)	$(0.49)		(0.02)	(0.06)
Weighted average shares outstanding	57,781,126	39,098,943	28,910,041	26,546,785	13,610,694		92,642,185	41,779,634

	2009	2008	2007	2006	2005	Three Months Ended March 31, 2010
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,841,801	$1,527,108	$18,324,991	$27,054,947	$15,224,932	2,787,456
Total assets	6,427,771	2,820,053	19,911,542	30,509,679	16,021,910	6,167,245
Long-term debt, less current portion	12,000,000	11,915,000	5,915,000	3,923,810	5,905,634	9,000,000
Total liabilities	14,507,818	15,197,594	12,250, 568	9,115,174	7,726,173	13,901,378
Deficit accumulated during development stage	(131,550,689)	(122,387,457)	(99,583,588)	(67,259,175)	(46,718,539)	(133,527,452)
Total equity (deficit)	$(8,080,047)	$(12,377,541)	$7,660,974	$21,394,505	$8,295,737	(7,734,133)

(1)
Amount for 2006 results from sale of ALS Inc.'s 50% interest in Sarawak MediChem Pharmaceuticals. See Note 1 to the consolidated financial statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth under the section entitled "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

        We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infectious disease, oncology and respiratory disease. Using our internal discovery capabilities and our network of pharmaceutical and academic partners, we have assembled a promising pipeline of clinical and preclinical product candidates. Our most advanced product candidate, cethromycin, is a novel once-a-day oral antibiotic that is being developed for the treatment of CAP. Cethromycin is also being developed as a bio-defense agent for use in the treatment of anthrax and other potential broad-spectrum medical countermeasures. We also have product candidates in earlier stages of development for the treatment of indications including respiratory distress caused by inflammation-related tissue damage and malignant melanoma.

        None of our product candidates have been approved by the FDA or any comparable foreign agencies, and we have not generated any significant revenues to date. Our ability to generate revenues in the future will depend on our ability to meet development or regulatory milestones under any license agreements that trigger payments to us, to enter into new license agreements for other products or territories and to receive regulatory approvals for, and successfully commercialize, our product candidates either directly or through commercial partners.

Cethromycin CABP Program

        On July 31, 2009 we received a complete response letter from the FDA regarding the cethromycin NDA for the outpatient treatment of adults with CAP. In its letter, the FDA indicated that they cannot approve the application for cethromycin in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy with defined statistical methodology in CABP population. We submitted the NDA in September, 2008 based on the results of 53 clinical studies including 2 pivotal Phase III studies in CAP and a safety database of over 5,000 patients.

        On June 2, 2009, the FDA AIDAC reviewed the cethromycin NDA. The AIDAC voted that cethromycin demonstrated safety for the outpatient treatment of adults with mild-to-moderate CAP, but voted that cethromycin did not demonstrate efficacy in the treatment of CAP. The committee's negative vote on the drug candidate's efficacy followed a discussion that the cethromycin NDA included data on patients with mild-to-moderate disease and that the new draft guidance for developing treatments for CABP, released in March, 2009, requires the enrollment of more severe CAP patients for approval in the outpatient CAP indication. Our pivotal Phase III program included in the NDA was designed and conducted under prior FDA guidance and before the new draft guidance was released.

        In March 2010, we met with officials from the FDA's Anti-Infectives Division to gain clarity on the registration pathway for cethromycin. This meeting followed the December 9, 2009 FDA AIDAC meeting which discussed clinical trial design issues for CABP relative to the earlier, March 2009, FDA CABP guidance document. In the meeting, the FDA guided that, to assess the approvability for cethromycin to treat CABP, we should establish a Special Protocol Assessment using a superiority clinical trial design comparing cethromycin to a marketed macrolide antibiotic in two clinical trials.

        In light of this guidance, we are working with the FDA to finalize a Special Protocol Assessment using a superiority design for the outpatient CABP indication. Clinical cure rate in a macrolide-resistant Streptococcus pneumoniae ("MRSP") population will be the primary endpoint. We are working collaboratively on these clinical plans with Pfizer, our development and commercialization partner in the Asia Pacific region (excluding Japan). In parallel, we will continue to advance chethromycin as a biodefense agent against anthrax, plague and tularemia.

        If cethromycin is approved for marketing by the FDA, we plan to sell cethromycin using commercial partners to access the primary care physician market and to build and utilize a focused internal sales force that will market directly to early adopters such as, but not limited to, pulmonary medicine and infectious disease physicians. In September 2008, we entered into a development and commercialization agreement for cethromycin with Pfizer, in the Asia Pacific region (excluding Japan). We will retain exclusive rights to cethromycin in the rest of the world (excluding Japan), including North America and Europe. In addition to future royalty payments, we would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets. We will collaborate with Pfizer to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region. Discussions with other potential commercial partners focused on other geographical markets such as the European Union and the United States are ongoing.

        In August 2008, we signed a letter of intent with DSM Pharma Chemicals North America, Inc. to proceed with a proposal to purchase raw materials to produce commercial quantities of cethromycin. Our intent is conditional upon the parties entering into a formal supply agreement which will govern the terms and conditions including but not limited to the timing of production and the milestone payment schedule. While these conditions are pending, the parties recognize that there are lengthy lead times for the raw materials needed to be used to complete the production described in the proposal. Therefore, we authorized DSM Pharma Chemicals North America, Inc. to procure the necessary raw materials to be used to complete the production in anticipation of entering into the formal supply agreement. In 2009, we acquired approximately $2.8 million of raw materials.

Cethromycin Biodefense Program

        In March 2010, we announced that we received notice from the Biomedical Advanced Research and Development Authority ("BARDA") of the U.S. Department of Health and Human Services that it has completed its initial technical evaluation of our $15.0 million funding proposal for advanced development of cethromycin as a biodefense countermeasure and identified it as a scientifically and technically sound proposal important to program goals and objectives that may require further development and may be recommended for acceptance subject to funds availability. We were invited to submit additional information to allow BARDA to make a final determination on the appropriateness of the proposal to enter into contract negotiations.

        Related to this development, we also gained clarity from the FDA on the biodefense regulatory package required for submission in light of recent AIDAC meetings discussing the use of the FDA's Animal Rule for approval of biodefense therapeutics. As anticipated, the FDA recommended that, in parallel with pivotal animal studies demonstrating efficacy under FDA's Animal Rule, we should complete the CABP clinical program and submit a complete response to the CABP NDA prior to submitting an amended NDA for the biodefense indications.

        In December 2009, we announced positive top-line results from a pivotal, non-human primate study involving cethromycin against an inhaled lethal dose of tularemia. A 14-day course of cethromycin achieved a 100% survival rate at the doses tested. All of the ten animals in the study that received 16 mg/kg once-a-day of cethromycin (approximate to a human dose of 300 mg) within

24 hours after exposure to a lethal dose of inhaled tularemia survived while only one of the ten animals that received placebo survived.

        In September 2009, we announced positive top-line results from a pivotal, non-human primate study involving cethromycin demonstrating statistical significance at a 90% survival rate against an inhaled lethal dose of plague. The study tested cethromycin's protective efficacy at various doses up to 64 mg/kg, where nine out of ten animals in the study that received a 14-day course of cethromycin initiated within 24 hours after exposure to a lethal dose of plague survived while only one out of ten of the animals that received placebo survived. In weaponized form, plague could be engineered to resist antibiotic intervention and to be widely spread through human transmission. Yersinia pestis, the causative agent of plague, is classified by the Centers for Disease Control as a Category A Bioterrorism Agent and is prioritized by the Department of Defense and Department of Health and Human Services as one of the most serious biological weapons, along with anthrax and tularemia. Unlike anthrax, there is no FDA-approved vaccine available to protect against plague, and the only antibiotic treatments currently available for improving survival in the event of a plague outbreak are older agents, such as tetracycline and doxycycline.

        In September 2009, the FDA granted Orphan Drug Designation to cethromycin for the prophylactic treatment of plague and tularemia. Both tularemia and plague are classified by the Centers for Disease Control as Category A Bioterrorism Agents, which is the highest priority classification. High-priority agents include organisms that pose a risk to national security because they can be easily disseminated or transmitted, result in high mortality rates and have the potential for major public health impact, might cause public panic and social disruption, and require special action for public health preparedness.

        In August 2009, we announced positive results from an animal study involving cethromycin that was conducted to measure cethromycin's therapeutic efficacy in treating inhalation anthrax after symptoms of infection had developed. The results of the placebo-controlled non-human primate study showed that a 14-day course of cethromycin achieved up to a 60% survival rate when administered after animals demonstrated clinical symptoms of anthrax infection as a result of an inhaled dose of aerosolized anthrax spores that was 200 times the median lethal dose of anthrax. None of the animals that received placebo survived. Due to the extreme lethality of anthrax infection once symptoms appear, cethromycin's ability to achieve a 60% survival rate is clinically and statistically significant. The study was supported by the National Institute of Allergy and Infectious Diseases, an institute of the National Institutes of Health, which is a component of the Department of Health and Human Services. The results of this pivotal study complement previously reported (see below) efficacy results from two non-human primate studies showing that cethromycin is highly effective in protecting animals from death after being infected with inhalation anthrax (post-exposure prophylaxis before the onset of symptoms).

        We are developing cethromycin for the post-exposure prophylactic treatment of inhalation anthrax to help protect against human infection from anthrax. In June 2009, we announced that a second non-human primate study involving cethromycin, showed that a 14-day course of cethromycin achieved a 100% survival rate against an inhaled lethal dose of anthrax. All of the animals in the study that received 16 mg/kg once-a-day (the human equivalent dose of 300 mg) of cethromycin within 24 hours after exposure to anthrax survived while none of the animals that received placebo survived. The study was also supported by the National Institute of Allergy and Infectious Diseases.

        In studies conducted by the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID), cethromycin was shown to be highly active in vitro against 30 strains of anthrax. In May 2007, a non-human primate study showed that a 30-day course of oral cethromycin was 100% protective against a lethal dose of inhaled anthrax as compared to the standard of care, Cipro® (ciprofloxacin), which demonstrated 90% protection. The FDA has designated cethromycin as an orphan drug for the post-exposure prophylactic treatment of inhalation anthrax, but the FDA has not yet approved the drug for marketing in this or any other indication.

        In August 2008, we announced that the Defense Threat Reduction Agency of the Department of Defense awarded us a two-year contract worth up to $3.8 million to further study cethromycin as a potential broad-spectrum medical countermeasure. The contract, part of the agency's Transformational Medical Technologies Initiative, will fund NDA-enabling studies evaluating cethromycin's efficacy in combating Category A and B bioterror agents such as Fransicella tularensis (tularemia), Yersinia pestis (plague) and Burkholderia pseudomallei (melioidosis).

Financial Transactions

        Since our inception, we have incurred net losses each year. Our net loss for the three months ended March 31, 2010 was $2.0 million. As of March 31, 2010, we had an accumulated deficit of $133.5 million. We have funded operations to date primarily from debt financings and capital contributions from our founder and Chief Executive Officer, proceeds from the initial public offering of our common stock, the subsequent sale of our common stock in three private placements, including our commercial partnership agreement with Pfizer and borrowings under our bank line of credit. In addition, we executed Standby Equity Distribution Agreements which allow us to sell our common stock to an accredited investor pursuant to the terms of the agreements (see below).

        In April 2010, our shareholders approved an amendment to our articles of incorporation to increase the number of authorized shares from 125,000,000 to 625,000,000 including an increase in the number of authorized shares of common stock from 120,000,000 to 620,000,000. As of March 31, 2010, 100,372,067 shares of common stock were issued and outstanding and 16,556,577 shares are reserved for issuance under options and warrants. Accordingly, out of the 620,000,000 shares of common stock authorized, 503,071,356 remain available for future issuance.

        We received a notice on April 28, 2009 from the Nasdaq Listing Qualifications Panel (the "Panel") that the Panel had determined to delist our common stock from The Nasdaq Capital Market. The Panel's decision was based on our inability to evidence compliance with the $2.5 million shareholders' equity requirement or the $35.0 million market value of listed securities requirement of the Nasdaq Capital Market. The trading of our common stock on The Nasdaq Capital Market was suspended at the open of trading on May 5, 2009. Our common stock began trading on the OTC Bulletin Board on May 6, 2009. Trading on the OTC Bulletin Board still allows us to sell shares of common stock under our SEDA facility. On August 20, 2009, the Nasdaq Stock Market filed a Form 25 with the SEC to complete the delisting.

        In June 2009, we entered into a SEDA with YA SPV, an affiliate of Yorkville Advisors, for the sale of up to $15.0 million of shares of our common stock over a two-year commitment period. Under the terms of the SEDA, we sold from time to time, in our discretion, newly-issued shares of our common stock to YA SPV at a discount to the current market price of 5%. From the inception of the SEDA through March 10, 2010, we issued 49,549,200 shares to YA SPV and received proceeds of approximately $11.7 million. Shares of common stock sold under the SEDA in excess of $9.0 million were sold with the consent of our lender under our credit facility. On March 10, 2010, the Company and YA SPV agreed to terminate the SEDA.

        In June 2009, prior to entering into the SEDA, the Company and YA Global Investments, L.P. ("YA Global"), an affiliate of Yorkville Advisors, agreed to terminate a former SEDA dated as of September 29, 2008. For the period of January 1, 2009 through the end of the former SEDA, we issued 9,883,994 shares to YA Global and received approximately $3.9 million. In addition, in September 2008, we paid YA Global a commitment fee of $300,000 by issuing 393,339 shares of our common stock.

        A discussion of our ability to continue as a going concern can be found in Note 1 to the consolidated financial statements contained in this prospectus.

Results of Operations

  Three months ended March 31, 2010 compared to three months ended March 31, 2009

        Revenue.    We reported revenue of $480,000 for the three months ended March 31, 2010 compared to $411,000 for the three months ended March 31, 2009. Revenue was derived from a grant awarded by the Defense Threat Reduction Agency of the U.S. Department of Defense. The contract award of $3.8 million is over a two year period which began in August 2008. Since the beginning of the contract we reported revenue of approximately $3.5 million. We estimate that the remaining $0.3 million of revenue will be recognized by the end of the contract.

        Research and development expense.    Research and development expense decreased $0.1 million to $0.9 million for the three months ended March 31, 2010. In conjunction with work performed under the grant awarded by DTRA, costs incurred increased $0.1 million in the quarter ended March 31, 2010 and were offset by lower salary, benefit and incentive compensation costs of approximately $0.2 million.

        General and administrative expense.    General and administrative expenses were $1.3 million for the three months ended March 31, 2010, a decrease of $0.2 million compared to the first quarter last year. This result reflects lower salary, benefit and incentive compensation costs of $0.1 million and decreased facility expenses of $0.1 million as a result of renewing our lease agreement at a lower rate per square foot and reduced amount of space.

        Interest income.    Interest income increased $4,000 to $5,000 for the three months ended March 31, 2010 as compared to the same period last year.

        Interest expense.    Interest expense of $256,000 increased $3,000 in the three months ended March 31, 2010 as compared to the same period last year.

  Fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008

        Revenue.    We reported revenue of $2.8 million for the year ended December 31, 2009 compared to $241,000 for the year ended December 31, 2008. Revenue was derived from a grant awarded by the Defense Threat Reduction Agency of the U.S. Department of Defense. The contract award of $3.8 million is over a two year period which began in August 2008.

        Research and development expense.    Research and development expense decreased $11.2 million to $4.5 million for the year ended December 31, 2009. Included in the prior year amount is a $10.0 million milestone expense incurred under our license agreement for cethromycin with Abbott Laboratories. The milestone was triggered upon submission of the cethromycin NDA to the FDA, which occurred on September 30, 2008. In addition, for the year ended December 31, 2008, we incurred cethromycin clinical trial related expenses of $0.4 million and manufacturing expenses in relation to process optimization activities of $0.7 million. Expenses related to the compilation and FDA review of cethromycin totaled $0.2 million for the year ended December 31, 2009 compared to $2.1 million for the same period last year. In conjunction with work performed under the grant awarded by Defense Threat Reduction Agency, costs incurred increased $2.1 million in the year ended December 31, 2009. Lower salary and benefit costs of $0.6 million for the year ended December 31, 2009 were partially offset by expenses related to the FDA's June 2, 2009 AIDAC meeting which were approximately $0.3 million.

        General and administrative expense.    General and administrative expenses decreased $0.8 million to $6.3 million for the year ended December 31, 2009. This result reflects $0.8 million of costs incurred in the prior year related to a various marketing programs, decreased facilities and other administrative costs of $0.4 million and lower salary, benefit and other compensation expense of $0.3 million. These decreases were partially offset by increased legal and other professional services of $0.5 million and a non-cash charge of $0.2 million to expense capitalized leasehold improvements which will no longer be used in our operations.

        Interest income.    Interest income declined $295,000 to $12,000 for the year ended December 31, 2009, resulting from a decrease of cash, which was used for the continued development and funding of cethromycin.

        Interest expense.    Interest expense increased $511,000 in the year ended December 31, 2009 as compared to the same period last year. The increase is the result of borrowing an additional $6.0 million on our line of credit in October 2008 for the continued development and funding of cethromycin and a higher interest rate.

        Other (income) expense, net.    For the year ended December 31, 2009 we recorded a $146,000 currency transaction loss related to the procurement of commercial launch materials.

  Fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007

        Revenue.    Revenue for the year ended December 31, 2008 was $241,000 compared to $0 for the year ended December 31, 2007. Revenue in 2008 was derived from a grant awarded by the Defense Threat Reduction Agency of the U.S. Department of Defense. The contract award of $3.8 million is over a two year period which began in August 2008.

        Research and development expense.    Research and development expense decreased $10.0 million to $15.7 million for the year ended December 31, 2008 as compared to 2007. Included in the 2008 amount is a $10.0 million milestone expense incurred under our license agreement for cethromycin with Abbott Laboratories. The largest component of the total decline was cethromycin clinical trial expenses which were $14.5 million lower than in 2007. Data from the second of two pivotal Phase III clinical trials was released in November of 2007 effectively bringing the trials to their natural conclusion. Expenses incurred to compile our NDA totaled $2.1 million for the year ended December 31, 2008 and represented a decline of $5.0 million when compared to 2007. The majority of this decrease is attributable to our cethromycin bulk-scale manufacturing program that was successfully concluded during the third quarter of 2007. Manufacturing expenses incurred in relation to process optimization activities of cethromycin totaled $0.7 million for the year ended December 31, 2008 and $0.5 million higher than the same period in 2007. Expenses related to our study testing cethromycin's efficacy in treating inhalation anthrax post-exposure for the prophylaxis in non-human primates declined $1.1 million to $0 for the year ended December 31, 2008 as compared to the same period in 2007. This study was completed during the third quarter of 2007.

        General and administrative expense.    General and administrative expense increased $0.3 million to $7.1 million for the year ended December 31, 2008 as compared to the same period in 2007. Increases in patent, facilities and marketing expenses were partially offset by minor decreases in salary and benefit, and investor relations expenses.

        Interest income.    Interest income declined $0.4 million to $0.3 million for the year ended December 31, 2008, the result of a lower average cash balance and associated interest rates in the first half of 2008 as compared to the same period in 2007.

        Interest expense.    Interest expense increased $59,000 to $526,000 for the year ended December 31, 2008 compared to $467,000 for the year ended December 31, 2007. The increase is the result of increased borrowings under our line of credit and a higher interest rate.

Liquidity and Capital Resources

        We have devoted substantially all of our cash resources to research and development and general and administrative expenses. To date, we have not generated any revenues from the sale of products, and we do not expect to generate any such revenues in the near term, if at all. As a result, we have incurred an accumulated deficit of $133.5 million as of March 31, 2010 and we expect to incur significant operating losses for the foreseeable future. As of March 31, 2010 we had negative working capital of $1.6 million. Cash and cash equivalents were $2.8 million as of March 31, 2010. Since our inception in 1999 to August 2005, we financed our operations primarily through debt and capital contributions from our founder and controlling stockholder and borrowings under our bank line of credit. In August 2005 we completed our initial public offering in which we raised $28.7 million, net of underwriters discount and offering costs. Since that time, we have completed three private placements in which we raised $52.8 million, net of underwriters' discounts and offering costs and raised additional debt financing through our $10.0 million bank line of credit. Between January 2009 and March 2010 we raised $15.6 million under two Standby Equity Distribution Agreements.

  Outstanding Indebtedness

        In September 2001, we incurred indebtedness under a $2.0 million promissory note with the Chief Executive Officer of the Company, which bears interest at 7.75% and matures on January 5, 2012. In May 2010, Dr. Flavin agreed to exchange this outstanding indebtedness for newly-issued units, at the same price per unit as those sold in the public offering described in this prospectus. The exchange is contingent upon us receiving at least $10.0 million in gross cash proceeds from the public offering. The promissory note would be cancelled and retired upon the effectiveness of the exchange.

        We have a $10.0 million revolving line of credit with a financial institution with a maturity date of January 1, 2011, and a fixed interest rate of 8.5%. The line of credit is secured by substantially all of our assets, except that the collateral specifically excludes any rights that we may have as a result of our license agreement with Abbott Laboratories for cethromycin, and is further secured by 2.5 million shares of our common stock held by ALS Ventures, LLC. The credit agreement contains a material adverse change clause, which is subject to the judgment of the lender and, if triggered, can accelerate the payment of the debt. In October 2008, we issued warrants to the lender as a closing fee for the purchase of 65,000 shares of common stock at an exercise price of $1.00 per share. The warrants became exercisable upon issuance and will expire five years from the date of the grant. As of December 31, 2009 the line of credit had an outstanding balance of $10.0 million.

        In May 2010, we entered into a letter agreement amending our line of credit in order to extend the maturity date by one year to January 1, 2012. Under the terms of the amendments, we are required to reduce the outstanding loan balance by $1.5 million immediately, $1.5 million by July 1, 2010 and an additional $1.0 million by April 1, 2011. Dr. Flavin, our Chief Executive Officer, will provide a personal guarantee for the line of credit until the payment due July 1, 2010 is made. The amendment also provides that the interest rate on the outstanding loan balance will increase from 8.5% to 10.0%, and we included in the collateral our rights as a result of our license agreement with Abbott for cethromycin. We agreed to issue to the lender 500,000 warrants to purchase shares of our common stock at the current public trading price per share on the date that final loan documents are delivered and an additional 500,000 warrants on the first anniversary of that date.

  Cash Flows

        Net cash used in operating activities was $11.9 million in 2009 compared to $24.1 million in 2008. Approximately $6.1 million of cash was used for in our cethromycin programs in 2009, compared to $18.7 million in 2008. These amounts are net of Defense Threat Reduction Agency grant award funds, which reimburse us for certain research and development expenses associated with the grant. The decrease in net cash used is primarily the result of a $10.0 million milestone payment to Abbott Laboratories in 2008. Cash used for general corporate purposes was $5.8 million in 2009 compared to $5.4 million in 2008. This reflects an increase in interest paid in 2009 as a result of borrowing an additional $6.0 million on our line of credit in October 2008 to partially fund the $10.0 million milestone payment to Abbott Laboratories.

        Cash provided from financing activities was $13.3 million in 2009 compared to $7.6 million in 2008. In 2009, we received approximately $13.2 million net of offering expenses, for the sale of 43,986,137 shares to YA Global and YA SPV through the SEDA facilities. In 2008, we borrowed $6.0 million on our line of credit to partially fund the $10.0 million Abbott Laboratories milestone payment and raised $1.7 million, net of offering expenses, through a stock purchase agreement in connection with our entry into a development and commercialization agreement with Pfizer.

        Net cash used in operating activities was $2.3 million for the three months ended March 31, 2010 compared to $1.6 million for the three months ended March 31, 2009. Approximately $0.6 million of cash used in the three months ended March 31, 2010 and 2009 was used for in our cethromycin programs. These amounts are net of Defense Threat Reduction Agency grant award funds, which reimburse us for certain research and development expenses associated with the grant. Cash used for general corporate purposes was $1.7 million in the three months ended March 31, 2010 compared to $1.0 million for the three months ended March 31, 2009.

        Cash provided from financing activities was $2.2 million for three months ended March 31, 2010 compared to $0.6 million in 2009. For three months ended March 31, 2010, we received approximately $2.2 million, net of offering expenses, for the sale of 15,447,057 shares under the SEDA facility compared to $0.6 million for the sale of 2,448,309 shares for the three months ended March 31, 2009.

  Contractual Obligations

        As of March 31, 2010, the annual amounts of future minimum payments under debt obligations, interest, lease obligations and other long term liabilities consisting of executed research and development, and license agreements are as follows:

	Payments Due by December 31,
	2010	2011	2012	2013	2014	Total
Notes payable and bank line of credit	$3,000,000	$1,000,000	$8,000,000	$—	$—	$12,000,000
Interest	753,870	1,005,000	155,000	1,722	—	1,915,592
CABP program related costs	246,766	—	—	—	—	246,766
ALS-357 clinical program	237,299	422,550	207,494	—	—	867,343
Biodefense program related costs	285,877	—	—	—	—	285,877
Grant payable	—	500,000	—	—	—	500,000
Operating leases	82,070	111,840	87,965	9,480	2,370	293,725

Total	$4,605,882	$3,039,390	$8,450,459	$11,202	$2,370	$16,109,303

        The above table does not include the potential $30.0 million product based milestone payment under our license agreement with Abbott Laboratories which we will owe Abbott Laboratories if cethromycin is approved for marketing by the FDA. Under the terms of the amended license agreement (see Note 11 to the consolidated financial statements), $20.0 million is payable within 20 business days after receipt of U.S. regulatory approval, $5.0 million is payable within 6 months of U.S. regulatory approval and $5.0 million is payable within 12 months of U.S. regulatory approval. Thereafter, we would owe Abbott Laboratories an additional $2.5 million upon reaching $200.0 million in aggregate net sales of cethromycin and $5.0 million upon reaching $400.0 million in aggregate net sales. The periods in which milestone obligations become payable, if at all, are only estimates due to uncertainties associated with the completion or achievement of the milestone.

        In the third quarter of 2008, we signed a letter of intent with DSM Pharma Chemicals North America, Inc. to procure raw materials to be used to produce commercial quantities of cethromycin. The lead times for acquiring these raw materials needed to be used to complete production are lengthy. As of March 31, 2010 the cost of raw materials actually purchased was approximately $2.8 million. The agreement allows for us to purchase additional raw materials at a later time.

        We executed a contract during the second quarter of 2008 to initiate a Phase I/II clinical trial of our anti-melanoma compound ALS-357. This trial will assess the safety, tolerability, and preliminary efficacy of ALS-357 when administered topically to patients with cutaneous metastatic melanoma. The contract totals approximately $0.9 million which represents the upper limit of cost if the maximum number of patients is enrolled. To the extent fewer patients are required as determined by the protocol expenses related to the trial could be lower. Enrollment will be based upon a number of factors which are difficult to forecast and therefore we cannot reasonably estimate the true cost of the trial beyond what is defined as the maximum limit per the contract.

        Our commitments under operating leases consist of payments made to a related party relating to our facilities lease in Woodridge, Illinois. The operating lease expired in September of 2008 and pursuant to the terms of the lease and pending agreement on a lease renewal, the Company leased the facilities on a month-to-month basis. In October 2009, the Company renewed its lease with BioStart. Because of the ownership interest in BioStart held by Flavin Ventures, our audit committee, acting on behalf of the board, has overseen all lease negotiations on our behalf and the board has approved the final terms of our lease renewal. The lease, which commenced on October 1, 2009, is for a term of three years and provides us with 9,440 square feet of space at a rental rate of $10.50 per square foot. This rate is comparable with market rates for similar office space in the surrounding area. The rental rate increases by 2.5% for the second year and by 3.0% in the final year of the lease term. The lease has a provision allowing us to negotiate an amendment to lease additional laboratory and office space should the need arise.

        In August 2008, we announced that the Defense Threat Reduction Agency of the Department of Defense awarded us a two-year contract worth up to $3.8 million to further study cethromycin as a potential broad-spectrum medical countermeasure. Under the terms of the contract, $1.8 million of Defense Threat Reduction Agency funds were available over a nine-month base period beginning in August 2008 and the remaining $2.0 million were available to be awarded over the ensuing 15 months to complete the project. In March 2009, we received notice from the Department of Defense that it has exercised its option to award us the additional $2.0 million under the previously announced contract. In conjunction with the grant awarded by the Defense Threat Reduction Agency, we entered into subcontractor arrangements to further study cethromycin as a potential broad-spectrum medical countermeasure. The subcontractors' costs are expected to be approximately $2.7 million over a two-year period which began in August 2008.

        We will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all. We may not have sufficient cash or other funding available to complete our anticipated business activities for the remainder of 2010. In order to continue our business activities during 2010, we intend to raise additional capital through the issuance of equity securities, including through the offering of units described in this prospectus, and by licensing our lead compound, cethromycin, to commercial partners. We believe, based upon current market conditions, additional commercial partnership agreements would include a series of milestone payments, including up-front milestones that would fund our continued operations. Although management believes we could secure additional commercial partnerships, there can be no assurances that such partnerships will be available at terms acceptable to us, if at all. If we raise additional capital by issuing equity securities, our shareholders could experience substantial dilution. As a result of these uncertainties, there is substantial doubt about our ability to continue as a going concern.

        Our future capital uses and requirements depend on numerous forward-looking factors. These factors include, but are not limited to, the following:

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  progress in our clinical development programs, as well as the magnitude of these programs;

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  the timing, receipt and amount of milestone and other payments, if any, from present and future collaborators;

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  our ability to raise additional debt or equity financing or the receipt of milestone payments that would be paid to us as a result of our entering into a commercial partnership for cethromycin, or a combination of both;

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  our ability to establish and maintain additional collaborative arrangements;

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  the resources, time and costs required to successfully initiate and complete our preclinical and clinical trials, obtain regulatory approvals, protect our intellectual property and obtain and maintain licenses to third-party intellectual property;

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  the cost of preparing, filing, prosecuting, maintaining and enforcing patent claims; and

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  the timing, receipt and amount of sales and royalties, if any, from our potential products.

        If, at any time, our prospects for financing our clinical development programs are limited, we may decide to reduce research and development expenses by delaying or discontinuing certain programs.

Off-Balance Sheet Arrangements

        We do not have any "off-balance sheet arrangements" as that term is defined by the regulations of the SEC.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements attached hereto, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

  Stock-based Compensation

        We account for stock-based awards to employees and non-employees using the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. We use a Black-Scholes-Merton options-pricing model to determine the fair value of each option grant as of the date of grant for expense incurred. The Black-Scholes-Merton model requires inputs for risk-free interest rate, dividend yield, volatility and expected lives of the options. Expected volatility is based on historical volatility of our stock since August 5, 2005, the date our stock began to trade publicly. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected lives for options granted represents the period of time that options granted are expected to be outstanding and is derived from the contractual terms of the options granted. We estimate future forfeitures of options based upon historical forfeiture rates.

Quantitative and Qualitative Disclosures About Market Risk

        Our exposure to market risk is currently confined to our cash, cash equivalents, line of credit and certain contract manufacturing agreements. We currently do not hedge interest rate exposure. We have not used derivative financial instruments for speculation or trading purposes. Because of the short-term maturities of our cash and cash equivalents, we do not believe that an increase in market rates would have any significant impact on their realized value.

        We are subject to foreign currency exchange rate risk primarily due certain contract manufacturing agreements. For the three months ended March 31, 2010, we did not incur any exchange losses and have no outstanding obligations or commitments denominated in foreign currencies. To date, we have not entered into any foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of fluctuations in foreign currency exchange rates.

BUSINESS

Overview

        We are a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs in the areas of infectious disease, oncology and respiratory disease. Using our internal discovery capabilities and our network of pharmaceutical and academic partners, we have assembled a promising pipeline of clinical and preclinical product candidates. The following is a summary of each of our primary programs:

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  Infectious Disease—Respiratory Tract Infections.  We have an exclusive worldwide license (excluding Japan) from Abbott Laboratories to develop and commercialize cethromycin, a second generation, once-a-day antibiotic for the treatment of respiratory tract infections. In December 2005, we initiated our pivotal Phase III clinical program for the treatment of mild-to-moderate CAP, the indication for which we are seeking FDA approval. In 2007, we successfully completed these two pivotal Phase III clinical trials. Cethromycin has been tested in approximately 5,600 human subjects in clinical trials to date. In September 2008, we submitted an NDA for the use of cethromycin in CAP. In July 2009, we received a complete response letter from the FDA regarding cethromycin NDA for the outpatient treatment of adults with CAP. In its letter, the FDA indicated that they cannot approve the application for cethromycin in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy with defined statistical methodology. We are working closely with the FDA to identify the scope and protocol design for the additional clinical data needed under a Special Protocol Assessment.

  •
  Infectious Disease—Biodefense.  Along with our clinical work in the treatment of CAP, we are collaborating with several groups within the U.S. Government to evaluate cethromycin's potential in preventing inhalation anthrax and other high-priority bioterror agents. In March 2007, the FDA designated cethromycin an Orphan Drug for the prophylactic treatment of patients exposed to inhalation anthrax and in May 2007, cethromycin was shown to be 100% protective against a lethal dose of inhaled anthrax in non-human primates. In August 2008, we announced that the Defense Threat Reduction Agency of the U.S. Department of Defense awarded us a two-year contract worth up to $3.8 million to fund NDA-enabling studies evaluating cethromycin's efficacy in combating Category A and B bioterror agents such as Fransicella tularensis (tularemia), Yersinia pestis (plague) and Burkholderia pseudomallei (melioidosis). In June 2009, we announced that a second non-human primate study involving cethromycin showed that a 14-day course of cethromycin achieved a 100% survival rate against an inhaled lethal dose of anthrax. In August 2009, we announced positive results from an animal study that was conducted to measure cethromycin's therapeutic efficacy in treating inhalation anthrax after symptoms of infection had developed. In September 2009, the FDA granted Orphan Drug Designation to cethromycin for the prophylactic treatment of plague and tularemia. Also in September 2009, we announced positive top-line results from a pivotal, non-human primate study involving cethromycin demonstrating statistical significance at a 90% survival rate against an inhaled lethal dose of plague. In December 2009, we announced positive top-line results from a pivotal, non-human primate study involving cethromycin against an inhaled lethal dose of tularemia. A 14-day course of cethromycin achieved a 100% survival rate at the doses tested.

  •
  Oncology.  ALS-357 is a compound that has shown evidence of anti-tumor activity against malignant melanoma in preclinical studies. Currently available therapies have not had significant success at prolonging survival for patients with melanoma that has spread beyond the primary growth site. We believe that ALS-357 has the potential for either a topical or systemic formulation. We have established an open investigational new drug application (IND) for

    ALS-357 with the FDA and have begun screening patients in a Phase I/II escalating dose study for the topical treatment of cutaneous melanoma. In August 2007, the FDA designated ALS-357 an Orphan Drug for the topical treatment of metastatic melanoma. In addition to the lead compound, we also have a preclinical analogue program underway and are generating new compounds under our medicinal chemistry platform. We intend to seek a partner to assist in the funding and advancement of this program.

  •
  Respiratory Disease.  ALS-886 is a novel therapeutic in preclinical development for the treatment of inflammation-related tissue damage, including tissue damage associated with ARDS. Patients suffering from ARDS have a high fatality rate, and there are currently only limited treatment options available. We have established an IND application for ALS-886 with the FDA. We expect that the first clinical study will involve approximately 40 patients to determine the safety profile of the compound in human subjects. In July 2008, we began a collaboration with the United Kingdom's Defence Science and Technology Laboratory to evaluate ALS-886 as a treatment for chemically induced lung injury. We intend to seek a partner to assist in the funding and advancement of this program.

        In addition to the compounds summarized above, we have additional product candidates in preclinical development coming from our natural products-based chemistry platform. We have not received FDA approval for any of our product candidates. Our revenues to date have consisted solely of management fees, one-time or limited payments associated with our collaborations and government grant awards. Our cumulative net loss was $133.5 million as of March 31, 2010, and we do not anticipate generating any revenue from the sale of cethromycin in the near term. If we secure commercial partnerships, milestones received as a result of any of our commercial partnership agreements could be recognized as revenue depending on the underlying nature of the milestones. Since our inception in 1999, we have financed our operations primarily through public and private equity offerings, loans from our founder, borrowings under our bank line of credit, and use of our SEDA. We will continue to do so until we are able to generate revenues from our product candidates, if ever.

Our Background

        In June 1999, MediChem Life Sciences ("MediChem"), our former parent, exchanged its investment in 100% of the outstanding common stock of Advanced Life Sciences, Inc. ("ALS Inc.") for nonvoting preferred stock issued by ALS Inc. affecting a spin-off of ALS Inc. Prior to the spin-off, Dr. Michael Flavin, the sole stockholder, owned 100% of MediChem and ALS Inc., then a wholly-owned subsidiary of MediChem. As a result of the spin-off, Dr. Flavin became the sole common stockholder of ALS Inc. MediChem holds 100% of the preferred stock of ALS Inc., which was issued in exchange for common stock held at the June 1999 spin-off. In 2004, Advanced Life Sciences Holdings, Inc. (ADLS) was created as part of a recapitalization, and ALS, Inc. became a subsidiary of ADLS. ADLS has no preferred shares outstanding as of March 31, 2010.

        In August 2005, we completed the initial public offering of common stock in which we sold 6,400,000 shares of common stock to the public at $5.00 per share, resulting in gross proceeds of $32.0 million. We also completed a concurrent offering of 600,000 shares to Abbott Laboratories in exchange for a $3.0 million reduction of a milestone payment obligation under our license agreement with Abbott Laboratories. In September 2005, our underwriters exercised their option to purchase 100,000 shares to cover over-allotments resulting in additional gross proceeds of $500,000. In connection with these offerings, we paid approximately $2.3 million in underwriting discounts and incurred other offering expenses of approximately $1.5 million. The net cash proceeds from the offerings were approximately $28.7 million.

        In March 2006, we raised approximately $33.4 million, net of underwriting discounts and offering expenses, in connection with the issuance of 10,233,464 shares of our common stock and warrants to purchase an additional 5,116,732 shares of its common stock at an exercise price of $3.81 per share.

        In December 2006, we completed the sale of ALS Inc's 50% equity interest in Sarawak MediChem Pharmaceuticals to the Sarawak Government for $1.0 million. Upon the closing of the Stock Purchase Agreement, the Sarawak Government became the sole owner of Sarawak MediChem Pharmaceuticals and its HIV-therapeutic candidate, Calanolide A. The net cash proceeds from the sale were approximately $940,000. In connection with the sale, we made customary representations and warranties and provided indemnification for losses not to exceed the purchase price of $1.0 million. The parties mutually agreed to waive any future legal claims otherwise arising out of the Sarawak MediChem Pharmaceuticals joint venture.

        In December 2007, we raised approximately $17.9 million, net of underwriting discounts and offering expenses, in connection with the issuance of 10,191,083 shares of our common stock and warrants to purchase an additional 5,095,542 shares of our common stock at an exercise price of $2.15 per share.

        In September 2008, in connection with our entry into a development and commercialization agreement, we entered into a stock purchase agreement with Wyeth (Wyeth was subsequently acquired by Pfizer and as a result will be referred to as "Pfizer" throughout this report). Under the terms of agreement, Pfizer made an up-front investment in ADLS by purchasing 1,888,606 shares of its common stock at a price of $0.908 per share for approximately $1.7 million, net of offering expenses, representing approximately 4.9% of our total then outstanding shares.

        In June 2009, we entered into a SEDA with YA SPV for the sale of up to $15.0 million of shares of our common stock over a two-year commitment period. From the inception of the SEDA through December 31, 2009, we issued 34,102,143 shares to YA SPV and received proceeds of approximately $9.4 million. In addition, between the period of January 1, 2010 and March 10, 2010, we raised approximately $2.3 million and issued 15,447,057 shares through the usage of the SEDA facility. Shares of common stock sold under the SEDA in excess of $9.0 million were sold with the consent of our lender under our credit facility. On March 10, 2010, the Company and YA SPV agreed to terminate the SEDA.

        In June 2009, prior to entering into the SEDA, the Company and YA Global agreed to terminate a prior Standby Equity Distribution Agreement dated as of September 29, 2008. For the period of January 1, 2009 through the end of the former SEDA, we issued 9,883,994 shares to YA Global and received approximately $3.9 million. In addition, in September 2008, we paid YA Global a commitment fee of $300,000 by issuing 393,339 shares of the Company's common stock.

Our Strategy

        Our objective is to become a fully integrated pharmaceutical company that discovers and develops small molecule therapeutics to treat life-threatening diseases in the areas of infectious disease, oncology and respiratory disease, and then market these products directly to healthcare providers including, but not limited to, physicians and hospitals. We plan to sustain our drug development pipeline through our internal drug discovery capabilities and by opportunistically in-licensing promising compounds that fit into our areas of focus. Specific key aspects of our strategy include the following:

  Maximize the Commercial Potential of Cethromycin

        We currently intend to focus a significant portion of our business efforts on the regulatory approval and commercialization of cethromycin for the treatment of community acquired bacterial pneumonia (CABP). Human clinical trials have been performed to determine the safety and efficacy of cethromycin in approximately 5,600 human subjects. In November 2007, we completed our pivotal Phase III clinical trials for the treatment of mild-to-moderate CAP using a 300 mg once-daily dosing regimen. In September 2008 we submitted an NDA for the use of cethromycin in mild-to-moderate CAP. In June 2009, the FDA AIDAC reviewed the cethromycin NDA. The AIDAC voted that cethromycin demonstrated safety for the outpatient treatment of adults with mild-to-moderate CAP, but voted that cethromycin did not demonstrate efficacy in the treatment of CAP. The committee's negative vote on the drug candidate's efficacy followed a discussion that the cethromycin NDA included data on patients with mild-to-moderate disease and that the new draft guidance for developing treatments for CABP, released in March 2009, requires the enrollment of more severe CAP patients for approval in the outpatient CAP indication. Our pivotal Phase III program included in the NDA was designed and conducted under prior FDA guidance and before the new draft guidance was released. In July 2009, we received a complete response letter from the FDA regarding cethromycin NDA for the outpatient treatment of adults with CAP. In its letter, the FDA indicated that they cannot approve the application for cethromycin in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy with defined statistical methodology. We are working closely with the FDA to identify the scope and protocol design for the additional clinical data needed under a Special Protocol Assessment. We are working collaboratively on these clinical plans with Pfizer, our development and commercialization partner in the Asia Pacific region (excluding Japan).

        In addition to pursuing regulatory approval and commercialization of cethromycin for the treatment of CABP, we intend to evaluate opportunities for cethromycin in the treatment of other respiratory tract infections.

  Advance the Development of our Oncology and Respiratory Disease Product Candidates as Funds are Available or Through a Partnership

        While the development of cethromycin remains our highest priority, we intend to leverage our existing clinical trial experience to advance product candidates in our oncology and respiratory disease programs through clinical trials. For instance, to develop ALS-357 for the treatment of malignant melanoma, we initiated a Phase I/II clinical trial with a topical formulation to test safety and provide preliminary data regarding efficacy. We also plan to develop a systemic formulation of ALS-357 and initiate related clinical trials. To advance ALS-886 for the treatment of inflammation-related tissue damage, we plan to conduct Phase I clinical trials that test safety and provide preliminary data regarding efficacy in preventing lung tissue damage in ARDS patients.

  Leverage our Drug Discovery and Development Capabilities

        We intend to expand our product portfolio by exploiting and enhancing our internal drug discovery and development capabilities using our integrated chemistry and biology skills. We plan to continue utilizing our integrated chemistry and biology drug discovery platform to design, optimize and evaluate high-potential product candidates.

  Continue to Develop Strategic Collaborations

        We plan to continue developing relationships with key pharmaceutical and biotechnology companies, governmental institutions and academic laboratories in order to in-license promising compounds that are not core to their strategy but fit closely with our corporate strengths. We also intend to identify co-development partners for the out-licensing of certain product candidates. Further, we may choose to establish collaborative partnerships through which certain of our clinical candidates can be marketed and commercialized. As part of this strategy, we signed a development and commercialization agreement with Pfizer in September 2008 for cethromycin in the Asia Pacific region excluding Japan.

  Advance Commercial Strategy and Marketing Efforts

        For situations in which a large sales force is required to access the market, and for markets outside the United States, we generally plan to commercialize our product candidates through a variety of collaboration arrangements with leading pharmaceutical companies and contract sales organizations. We will consider retaining U.S. marketing and sales rights or co-promotion rights for certain of our products that we believe can be marketed through a focused sales force targeting specialists and high patient volume physicians.

Our Lead Program

        In December 2004, Abbott Laboratories granted us an exclusive worldwide license, except in Japan, to commercialize cethromycin, our most advanced product candidate. Cethromycin is a second generation once-a-day oral antibiotic from the ketolide-class used in the treatment of respiratory tract infections. Over the last decade, the rapid rise in severe and fatal infections caused by antibiotic-resistant bacteria has posed a serious threat to public health. There is a need to discover new antibiotics that are effective against resistant bacteria. As a new class of antibiotics, ketolides have shown activity against penicillin- and macrolide-resistant Gram-positive pathogens. Cethromycin has demonstrated activity toward drug-resistant Streptococcus pneumoniae and Haemophilus influenzae, two of the pathogens commonly found in CAP, when compared to the published data on antibiotics currently on the market. Cethromycin has also shown in vitro evidence of an extended post-antibiotic effect, meaning that the suppression of bacterial growth persists in the absence of measurable antibiotic concentration.

        In December 2005, we initiated our pivotal Phase III clinical program for the treatment of mild-to-moderate CAP, which enrolled a total of 1,106 patients and were successfully completed in 2007. Cethromycin reported per protocol clinical cure rates of 94.0% in trial CL05-001 (comparator, Biaxin, was 93.8%) and 91.5% in trial CL06-001 (comparator, Biaxin, was 95.9%). In February 2008, we announced that both the therapeutic and supratherapeutic doses of cethromycin showed no signal of any electrocardiographic effects and hence supported its favorable cardiac safety profile, the results from a thorough QT study of cethromycin (trial CL07-001). In September 2008, we submitted a NDA for the use of cethromycin in outpatient CAP. In June 2009, the FDA AIDAC reviewed the cethromycin NDA and voted that cethromycin demonstrated safety for the outpatient treatment of adults with mild-to-moderate CAP but did not demonstrate efficacy in the treatment of CAP due to release of the new FDA draft guidance for developing treatments for CABP in March 2009, which requires the enrollment of more severe CAP patients for approval in the outpatient CAP indication. In July 2009, we received a complete response letter from the FDA, stating that cethromycin NDA can not be approved in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy.

  Market Overview

        Bacterial infections occur when bacteria that naturally exist in the body, or that are acquired through inhalation, ingestion or direct penetration, are not controlled by the normal immune defense system. These uncontrolled bacteria can multiply and either excrete toxins or provoke the immune system to mount a response, in either case damaging tissue. Antibiotics work by binding to specific targets in a bacterial pathogen, thereby inhibiting a function that is essential to the pathogen's survival. Many antibiotics were developed and introduced into the market during the 1970s and 1980s and have proven to be effective in treating most bacterial infections. We believe this historic efficacy prompted pharmaceutical companies to shift their resources to other areas of drug discovery and development. As a result, very few antibiotics from new chemical classes have been introduced in the last several years.

        Antibiotic resistance is widely considered a significant threat to public health, and the problem continues to worsen. The Centers for Disease Control continues to report on new strains of bacteria that are resistant to one or more antibiotics currently on the market. The increasing prevalence of drug-resistant bacteria has led to prolonged illnesses and hospitalizations, increased healthcare costs and significantly higher mortality rates. As a result, there is a strong demand for new treatments that are more effective against resistant strains and do not show potential for inducing the rapid development of additional resistant strains. We do not believe that this demand for new antibiotic therapies is being met by large pharmaceutical companies because of a shift in research and development focus in these companies toward chronic conditions that require sustained medication over long periods of time.

        Respiratory tract infections arise when bacterial infections develop in the inhalation passageway, including the nose, throat, sinuses and lungs. The four main types of respiratory tract infections are pneumonia, bronchitis, pharyngitis and sinusitis. Many of these bacterial infections can be life threatening if not treated quickly. Bacterial pneumonia, which involves an infection of the lung itself, is the most severe of the common respiratory tract infections. Pneumonia is often classified as CAP or hospital acquired pneumonia, depending upon the setting in which contraction of the bacterial infection occurred. The Textbook of Primary and Acute Care Medicine estimates that, in the United States alone, there are approximately 5-6 million cases of mild-to-moderate CAP each year.

  Current Treatment Options and Limitations

        Until recently, there have been three main classes of antibiotics prescribed for respiratory tract infections such as CAP. These are semi-synthetic penicillins (also known as beta-lactams), such as Augmentin® (amoxicillin and clavulanate potassium) sold by GlaxoSmithKline; macrolides, such as erythromycin or Zithromax® (azithromycin) sold by Pfizer; and fluoroquinolones, such as Cipro® (ciprofloxacin) sold by Bayer. Penicillins, macrolides and fluoroquinolones have all been shown to have certain shortcomings with respect to the treatment of respiratory tract infections. Studies have shown that, in the United States, approximately 26% of Streptococcus pneumoniae isolates, the most common pathogens that cause respiratory tract infections such as CAP, are resistant to macrolides. In addition, numerous reports in the medical literature have noted the emergence of penicillin-resistant pneumococci. The wide use of fluoroquinolones increases the potential for development of bacterial resistance, cross-resistance to the same or other classes of antibiotics as well as promotes Clostridium difficile associated disease (CDAD). Further, in July 2008, the FDA requested manufacturers of fluoroquinolones to include a black box warning for tendon damage. In March 2009, Tygacil® (tigecycline), a tetracycline derivative sold by Pfizer, was approved by the FDA for the in-patient treatment of community-acquired bacterial pneumonia. In addition, Zyvox® (linezolid), an oxazolidinone analogue sold by Pfizer, is marked to treat nosocomial pneumonia.

        Increased bacterial resistance to many of the currently available antibiotics has been caused by certain common medical practices and sociological factors. By necessity, a wide variety of antibiotics are often administered before the specific disease-causing pathogen has been identified. Bacterial resistance is fostered through the erroneous prescription of antibiotics for non-bacterial infections. The lack of full patient compliance with prescribed courses of therapies has further contributed to bacterial resistance against currently marketed antibiotics. Patients will frequently discontinue a prescribed dosing regimen after symptoms subside, but bacteria that are not entirely eradicated may re-emerge in resistant forms.

ALS Solution

        We are developing cethromycin, a second generation once-a-day oral antibiotic from the ketolide class, in response to the emerging antibiotic resistance observed in the treatment of CAP. Prior to the initiation of our clinical trials, cethromycin had been tested by Abbott Laboratories in approximately

4,400 human subjects during clinical trials. As of November 2007, we successfully completed two pivotal Phase III clinical trials of cethromycin for the treatment of mild-to-moderate CAP. We also intend to evaluate opportunities for cethromycin in the treatment of other types of bacterial infections.

        Based on publicly available data regarding current antibiotic compounds, we believe that there is a potential opportunity for further development of cethromycin in the treatment of respiratory tract infections for a number of reasons:

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  cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections;

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  cethromycin appears to be effective against penicillin-, macrolide- and fluoroquinolone-resistant bacteria;

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  cethromycin has a mechanism of action, unique to ketolides, that may slow the onset of future resistance;

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  cethromycin has shown specific activity against Gram-positive pathogens, unlike fluoroquinolones, while leaving normally-present Gram-negative bacteria undisturbed;

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  cethromycin has shown in vitro evidence of extended post-antibiotic effects against the pathogens commonly seen in respiratory tract infections;

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  cethromycin, unlike Ketek®, has not demonstrated visual disturbance side effects in clinical trials;

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  cethromycin exhibits promising activity against the USA300 strain of community-associated methicillin-resistant Staphylococcus aureus (CA-MRSA), which has been implicated in recent outbreaks in the USA and is resistant to many currently marketed antimicrobial agents;

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  cethromycin has demonstrated potent activity against serotype 19A of S. pneumoniae strains, which has recently emerged, due to widespread use of the 7-valent protein-conjugated pneumococcal vaccine (PCV-7), to cause invasive pneumococcal disease and are resistant to many antibiotics; and

  •
  cethromycin has shown in vitro activities against multiple CDC Category A and B bioterror agents such as Bacillus anthracis, Fransicella tularensis, Yersinia pestis and Burkholderia pseudomallei and has demonstrated 100% protection of anthrax assault in the post-exposure prophylactic monkey model.

        We believe that cethromycin, if approved, would address a growing need in the marketplace to overcome bacterial resistance.

Abbott Laboratories Collaboration

        In December 2004, we entered into an agreement with Abbott Laboratories under which we acquired from Abbott Laboratories a license to certain patent applications, patents and proprietary technology relating to cethromycin. The term of the agreement commenced on December 13, 2004 and continues until the expiration of the last patent licensed under the agreement, unless the agreement is otherwise terminated. The primary patent licensed under the agreement, used by us in connection with cethromycin, expires in the U.S. on September 4, 2016, and in most foreign countries or jurisdictions on September 2, 2017, all subject to any term restoration that may be granted for the time necessary for regulatory approval in each respective jurisdiction. Upon the expiration of the license agreement, we maintain a non-exclusive, perpetual and irrevocable license to use Abbott Laboratories' proprietary technology and other types of information directly related or used in connection with cethromycin and its manufacture into pharmaceutical products without any further payment obligations to Abbott Laboratories, except for those payment obligations accruing prior to such expiration. The agreement may be terminated by either party on 30 days notice if the other party ceases its business operations or if the other party passes a resolution or a court of competent jurisdiction makes an order for winding up its business. Either party may also terminate the agreement for material breach if not cured within 90 days of notice or if not cured within 30 days of notice if the breach relates to a payment provision. Finally, we have the right to sublicense our rights under the agreement at our discretion. Under the terms of the agreement we paid $23.0 million to date in license fees and milestones and issued 1,722,569 shares of our common stock to Abbott Laboratories.

        As previously disclosed in a Form 8-K filed with the SEC on March 30, 2009, we alleged in a notice of dispute delivered to Abbott Laboratories that Abbott Laboratories had breached its obligations under the license agreement for cethromycin entered into between ADLS and Abbott Laboratories on December 13, 2004. Subsequent to delivering the notice of dispute, we initiated arbitration proceedings against Abbott Laboratories under the alternative dispute resolution provisions of the license agreement. On September 30, 2009, prior to the completion of arbitration proceedings, ADLS and Abbott Laboratories entered into a binding term sheet in settlement of the dispute. The binding term sheet provides for certain amendments to the license agreement. The license agreement was amended to restructure the $30.0 million lump sum milestone payment due from ADLS to Abbott Laboratories upon U.S. regulatory approval of cethromycin, such that $20.0 million is payable within twenty days of U.S. regulatory approval, $5.0 million is payable within 6 months of U.S. regulatory approval and $5.0 million is payable within 12 months of U.S. regulatory approval. In addition, the license agreement was amended to reduce the royalty due from ADLS to Abbott Laboratories by two percentage points per tier such that we will owe Abbott Laboratories royalty payments of 17% on the first $100.0 million of aggregate net sales of cethromycin, 16% on net sales once aggregate net sales exceed $100.0 million but are less than $200.0 million, and 15% on all net sales once aggregate net sales exceed $200.0 million. Finally, the terms to pay to Abbott Laboratories $2.5 million upon cethromycin reaching $200.0 million in aggregate net sales and $5.0 million upon the drug reaching $400.0 million in aggregate net sales was unchanged.

Pfizer Collaboration

        In September 2008, we entered into a development and commercialization agreement with Pfizer for cethromycin in the Asia Pacific region excluding Japan. We will retain exclusive rights to cethromycin in the rest of the world, including North America and Europe excluding Japan. In addition to future royalty payments, we would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets. We will collaborate to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region.

        In connection with our entry into a development and commercialization agreement, we entered into a stock purchase agreement with Pfizer. Under the terms of agreement, Pfizer made an up-front investment in ADLS by purchasing 1,888,606 shares of its common stock at a price of $0.908 per share for approximately $1.7 million, net of offering expenses, representing approximately 4.9% of our total then outstanding shares.

Other Collaborations and License Agreements

        In addition to our collaborations with Abbott Laboratories and Pfizer, we have entered into a number of license agreements for intellectual property and other rights needed to develop our products.

        University of Illinois at Chicago.    In 1999, we acquired an exclusive worldwide license, under patent rights and know-how controlled by the university, to develop, make, use and sell ALS-357 and related compounds to treat melanoma and other forms of cancer. In consideration for this license, we paid an upfront license fee of $15,000 upon the execution of the agreement. We are also obligated to make up to $135,000 in aggregate milestone payments upon the achievement of various development and commercialization milestones for each of ALS-357 and any other compound developed by us under the licensed technology. To date, we have paid $10,000 in milestone payments which resulted from an IND for ALS-357 filed with the FDA in December 2004. Under the terms of the agreement, we are obligated to reimburse the university for past patent preparation, filing and prosecution expenses, and have agreed to reimburse the university for similar expenses related to foreign patents throughout the term of the agreement. To date we have paid the university approximately $529,000 for patent reimbursement. In addition, we agreed to pay royalties equal to 6% of net sales to the university based on sales of licensed products by us, our affiliates and sublicensees, as well as a percentage of all other income we receive from sublicensees, but in any event, a minimum royalty of $5,000 annually once commercial sales commence.

        Baxter International.    As part of our spin-off from MediChem Life Sciences in 1999, we obtained the entire right, title and interest to certain patented inventions relating to ALS-886 that were assigned by Baxter International, Inc. to Dr. Michael T. Flavin. We have assumed the obligation of Dr. Flavin to pay Baxter International, Inc., as a payment for the assignment, 3% of net sales of ALS-886. Further, we are also obliged to share with Baxter International, Inc. 50% of the sublicensing fees we collect, other than royalties. In addition, if we sell the ongoing business of making, using or selling ALS-886, we are obligated to pay Baxter International, Inc. 50% of the fair market value of the right or license to manufacture, use or sell ALS-886 that is conveyed as part of the sale.

Intellectual Property

  Patents and Trade Secrets

        We have assembled a broad intellectual property portfolio encompassing the use, methods of preparation and methods of manufacture for our product candidates in the areas of infectious disease, oncology and respiratory disease. We currently have exclusive access to 42 issued U.S. and international patents. In addition, 10 U.S. and international patent applications have been filed and are in various stages of processing.

Key U.S. Patents and Expiration Dates

Drug Candidate	U.S. Patent Number	Expiration Date
Cethromycin	5866549	9/4/2016
ALS-357	5658947	8/19/2014
ALS-886	5504111	4/2/2013

        The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that we may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or the length of term of patent protection that we may have for our products. In addition, there can be no assurance that this patent coverage will be broad enough to prevent third parties from developing or commercializing similar or identical technologies and thus the rights granted under any issued patents may not provide us with any meaningful competitive advantages against our competitors. Furthermore, because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent. There can also be no assurance that our technologies will not be deemed to infringe the intellectual property rights of third parties or that we will be able to acquire licenses to the intellectual property rights of third parties under satisfactory terms or at all.

Competition

        The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions. We believe that our most significant competitors are Aventis, Pfizer, GlaxoSmithKline and Johnson & Johnson.

        Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

        We rely upon our collaborators for support in advancing certain of our product candidates and intend to rely on our collaborators for the commercialization of these products. Our collaborators may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Generally, our agreements with our collaborators do not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Therefore, any of our product candidates may be subject to competition with a product candidate under development by a collaborator.

        There are also a number of companies working to develop new drugs and other therapies for these diseases that are undergoing clinical trials. The key competitive factors affecting the success of all of our product candidates are likely to be their efficacy, safety, price and convenience. See "Risk Factors—We will face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively."

Government Regulation

        Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, marketing and export and import of pharmaceutical products such as those we are developing. The process of obtaining regulatory approvals and the subsequent substantial compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

  U.S. Government Regulation

        In the United States, the FDA regulates and approves drugs under the Federal Food, Drug, and Cosmetic Act. If we fail to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA's refusal to approve pending applications, withdrawal of an approval, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

        The steps required before a drug may be marketed in the United States include:

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  preclinical laboratory tests, animal studies and formulation studies under the FDA's good laboratory practices regulations;

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  submission to the FDA of an IND application for human clinical testing, which must become effective before human clinical trials may begin;

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  adequate and well-controlled clinical trials in accordance with FDA good clinical practice regulations, to establish the safety and efficacy of the product for each indication;

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  submission to the FDA of an NDA;

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  satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices; and

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  FDA review and approval of the NDA.

        Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. The IND must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In that case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. If these issues are unresolved, the FDA may not allow the clinical trials to commence.

        Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

        Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent Institutional Review Board before it can begin. Phase I clinical trials usually involve the initial introduction of the investigational drug into humans to evaluate the product's safety, dosage tolerance and pharmacodynamics and, if possible, to gain an early indication of its effectiveness.

        Phase II clinical trials usually involve controlled trials in a limited patient population to:

  •
  evaluate dosage tolerance and appropriate dosage;

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  identify possible adverse effects and safety risks; and

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  evaluate preliminarily the efficacy of the drug for specific indications.

        Phase III clinical trials usually further evaluate clinical efficacy and test further for safety in an expanded patient population. Phase I, Phase II and Phase III clinical trials may not be completed successfully within any specified period, if at all. Furthermore, the FDA or we may suspend or terminate clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

        Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the product, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and has a favorable risk/benefit profile. In addition, FDA inspects selected clinical trial sites for good clinical practice compliance to ensure the clinical trial data quality and integrity.

        Under the Pediatric Research Equity Act of 2003 NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. In most cases, the NDA must be accompanied by a substantial user fee.

        Before approving an application, the FDA will inspect the facility or the facilities where the product is manufactured. The FDA will not approve the product unless current good manufacturing practices compliance is considered satisfactory. The FDA will issue an approval letter if it determines that the application, manufacturing process and manufacturing facilities are acceptable. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable; it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

        The testing and approval process requires substantial time, effort and financial resources, and each may take several years to complete. The FDA may not grant approval on a timely basis, or at all. We may encounter difficulties or unanticipated costs in our efforts to secure necessary governmental approvals, which could delay or preclude us from marketing our products. The FDA may limit the indications for use or place other conditions on any approvals that could restrict the commercial application of the products. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval.

        After regulatory approval of a product is obtained, we are required to comply with a number of post-approval requirements. For example, as a condition of approval of an application, the FDA may require post-marketing testing and surveillance to monitor the product's safety or efficacy. In addition, holders of an approved NDA are required to report certain adverse reactions and production problems to the FDA, to provide updated safety and efficacy information and to comply with requirements concerning advertising and promotional labeling for their products. Also, quality control and manufacturing procedures must continue to conform to current good manufacturing practices after approval. The FDA periodically inspects manufacturing facilities to assess compliance with current good manufacturing practices, which imposes numerous procedural and documentation requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with current good manufacturing practices and other regulations.

        We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our product candidates. Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product, or the failure to comply with requirements, may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or efficacy data may require changes to a product's approved labeling, including the addition of new warnings and contraindications. Also, new government requirements may be established that could delay or prevent regulatory approval of our products under development.

  FDA's "Animal Efficacy Rule"

        The FDA's "Animal Efficacy Rule" allows for approval of new drug products based on animal data when adequate and well-controlled efficacy studies in humans cannot be ethically conducted because the studies would involve administering a potentially lethal or permanently disabling toxic substance or organism to healthy human volunteers. Approval of a drug under the "Animal Efficacy Rule" is subject to certain post-approval commitments, including the submission of a plan for conducting post-marketing studies, post-marketing restrictions to ensure safe use (if deemed necessary), and product labeling information intended for patient advising that, among other things, indicates the product's approval was based on efficacy studies conducted in animals alone.

  Foreign Regulation

        In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sale and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

        Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology and optional for those which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Pharmaceutical Pricing and Reimbursement

        In both domestic and foreign markets, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third party payors. Third party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare product candidates. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the cost-effectiveness of our products. Our product candidates may not be considered cost-effective. Adequate third party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

        In 2003, the United States government enacted legislation providing a partial prescription drug benefit for Medicare recipients, beginning in 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through drug procurement organizations operating pursuant to this legislation. These organizations would negotiate prices for our products, which are likely to be lower than we might otherwise obtain. Federal, state, and local governments in the United States continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Future legislation could limit payments for pharmaceuticals such as the product candidates that we are developing.

        The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the downward pressure on pharmaceutical pricing.

        Another development that may affect the pricing of drugs is proposed Congressional action regarding drug reimportation into the United States. Proposed legislation would allow the reimportation of approved drugs originally manufactured in the United States back into the United States from other countries where the drugs are sold at a lower price. If legislation or regulations are passed allowing the reimportation of drugs, they could reduce the price we receive for any products that we may develop, negatively affecting our revenues and prospects for profitability. Even without legislation authorizing reimportation, patients have been purchasing prescription drugs from Canadian and other non-United States sources, which have reduced the price received by pharmaceutical companies for their products.

Employees

        As of March 31, 2010, we employed 19 people of which there are 7 in research and 12 in administration. Our employees are not represented by any collective bargaining agreements and we believe our employee relations are good.

        On February 6, 2009, we committed to a restructuring plan that resulted in the reduction of 30% of our workforce. In connection with the restructuring plan, we will focus our resources on the cethromycin program. In the first quarter ended March 31, 2009, we incurred restructuring charges of approximately $60,000, primarily associated with personnel-related termination costs. In addition, we discontinued our laboratory operations and recorded a non-cash charge of approximately $10,000 to retire laboratory equipment.

Available Information

        Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 are available free of charge through our website (www.advancedlifesciences.com) as soon as reasonably practicable after we electronically file the material with, or furnish it to, the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington DC 20549.

MANAGEMENT

        The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Position
Michael T. Flavin, Ph.D.,	54	Chairman and Chief Executive Officer
John L. Flavin	41	Chief Financial Officer and Director
Suseelan R. Pookote, Ph.D.	56	Executive Vice President of Corporate Development
Ze-Qi Xu, Ph.D.	48	Executive Vice President and Chief Scientific Officer
David A. Eiznhamer, Ph.D.	46	Executive Vice President of Clinical Development
Patrick W. Flavin, J.D.	35	Chief Legal Counsel
Scott F. Meadow	56	Director
Theron E. Odlaug, Ph.D.,	60	Director
Terry W. Osborn, Ph.D.	66	Director
Richard A. Reck	60	Director
Israel Rubinstein, M.D.,	58	Director
Rosalie Sagraves, Pharm.D.,	64	Director
Thomas V. Thornton	44	Director

        Michael T. Flavin, Ph.D., 54, founded Advanced Life Sciences, Inc. in 1999 and is our Chairman and Chief Executive Officer. Prior to founding the Company, Dr. Flavin was the Chairman and Chief Executive Officer of MediChem Life Sciences, Inc., a drug discovery technology and services company that he also founded. Dr. Flavin took MediChem from start-up in 1987 through many stages of development, including the completion of MediChem's private placement, the acquisition and integration of ThermoGen and Emerald Biostructures as MediChem subsidiaries and MediChem's initial public offering in October 2000. MediChem was acquired in March 2002 by deCODE genetics, Inc. Dr. Flavin was the Chief Executive Officer of MediChem, as a subsidiary of deCODE genetics, Inc., through May 2002. Dr. Flavin received a B.S. in Chemistry from the University of Notre Dame, a Ph.D. in Medicinal Chemistry from the University of Illinois at Chicago and he completed a postdoctoral fellowship at Harvard University. Dr. Flavin is the brother of John L. Flavin and Patrick W. Flavin. Dr. Flavin's experience in founding and building life science companies is integral to the Company and its mission. His scientific understanding along with his corporate vision and operational knowledge provide strategic guidance to the Company and the board.

        John L. Flavin, 41, President, Chief Financial Officer and Director joined the Company in June 2002 as Executive Vice President and Chief Financial Officer. He was elected to our board of directors in 2003 and promoted to President in 2004. He led Advanced Life Sciences' initial public offering in 2005 and subsequent follow-on equity offerings. He oversees all business, financial and operational activities of the Company. Prior to joining Advanced Life Sciences in 2002, he was instrumental in building MediChem Life Sciences from six (6) people in 1991 to over 230 by 2002. He helped lead MediChem's private equity financing in 1999, successful initial public offering in 2000 and its acquisition by DeCODE genetics, Inc in 2002. Mr. Flavin was the Chief Operating Officer and a director of MediChem and was responsible for the acquisition and management of Emerald Biostructures, ThermoGen and AXAS which became subsidiaries of MediChem. John was named the Marquette University College of Business Young Alumnus of the year in 2005 and is a KPMG Illinois High Tech Award winner. Mr. Flavin serves on the Lewis University President's Council of Regents and is a Marquette Circles Host Committee Member. He guest lectures regularly at the University of Chicago Booth Graduate School of Business in the area of biotechnology entrepreneurship. Mr. Flavin holds a B.S. in Business Administration from Marquette University and an M.B.A. from Lewis University. Mr. Flavin is the brother of Michael T. Flavin, Ph.D. and Patrick W. Flavin. Mr. Flavin has significant experience in building biomedical companies and brings a specific focus of financing and operations to the board. Mr. Flavin's expertise on the practicalities of raising capital in the public and private markets is well respected by the board and his service as an executive officer of the Company provides the board with a detailed understanding of the Company's operations.

        Suseelan R. Pookote, Ph.D., joined us in March 2001 as Executive Vice President of Corporate Development. Prior to joining us, Dr. Pookote worked at Monsanto from 1980 to 2000, where he had responsibility for technology and business development in a variety of industry segments such as food, nutrition, biotechnology and specialty chemicals. At Monsanto, Dr. Pookote concentrated on technology evaluation, licensing and corporate transactions, including the negotiation of technology licensing deals with academic institutions. Dr. Pookote received his Ph.D. in Chemical Engineering from Northwestern University.

        Ze-Qi Xu, Ph.D., joined us as Executive Vice President and Chief Scientific Officer in October 2002. Prior to joining us, from January 2000 until September 2002, Dr. Xu was the Vice President of Strategic Drug Development of MediChem Life Sciences, Inc., where he oversaw the discovery and preclinical development of ALS-886 and ALS-357. Dr. Xu has published 54 articles and holds 21 patents in the fields of infectious disease and cancer. Dr. Xu earned a B.S. degree in Chemistry from Jiangxi Normal University (China), a M.S. degree in Organic Chemistry from Shanghai Medical University and a Ph.D. in Organic Chemistry from the Shanghai Institute of Organic Chemistry. He performed his postdoctoral fellowships at Clemson University and the Michigan Cancer Foundation.

        David A. Eiznhamer, Ph.D., joined us as Director of Biological Sciences in 2003. He was promoted to Executive Vice President of Clinical Development in 2006. Prior to joining us, from January 2002 to May 2003, Dr. Eiznhamer was the Assistant Director of Pharmacology and ADME of deCODE genetics, Inc. Prior to that, he served as the Manager of Regulatory Affairs for MediChem Life Sciences, Inc. from December 1999 to January 2002. Dr. Eiznhamer also worked as a clinical coordinator for the Division of Gastroenterology at Loyola University Medical Center in Maywood, Illinois. He has authored seven publications and made 19 presentations at national and international meetings. Dr. Eiznhamer received his Ph.D. in Molecular Biology from Loyola University of Chicago.

        Patrick W. Flavin, J.D., joined us in November 2002 as legal counsel. He was promoted to Chief Legal Counsel in 2004. Prior to joining us, Mr. Flavin served as a counsel to the Illinois Speaker of the House from January 2002 to November 2002. Prior to this position, he was the Director of Legal Affairs for MediChem Life Sciences, Inc. from May 2000 to September 2001, where he managed the in-house legal staff and outside legal counsel. Mr. Flavin obtained his B.A. from Providence College and received his J.D. from DePaul University College of Law. Mr. Flavin is the brother of Michael T. Flavin, Ph.D. and John L. Flavin.

        Scott F. Meadow, 56, joined our board of directors in August 2005. Mr. Meadow is clinical professor of entrepreneurship at the University of Chicago Graduate School of Business. Mr. Meadow is currently an Associate Partner of Edgewater Growth Capital Partners. He is a principal investor in the private equity industry and has spent 25 years as a general partner, most recently at Sprout Group. Before joining Sprout Group, Mr. Meadow was a general partner focused on healthcare investing. Representative investments include the Coventry Corporation, HEALTHSOUTH, Sunrise Assisted Living, Sunrise International, Managed Health Network, Aspen Education Services, Pathology Partners, Heritage Healthcare and MedPartners. In addition to his experience in the healthcare field, Mr. Meadow has been active in the consumer services sector, organizing The Sports Authority, CompUSA and Staples. Mr. Meadow holds a B.A. from Harvard College and an M.B.A. from the Harvard Business School. Mr. Meadow has over 25 years of experience as a principal investor in the private equity industry, a general partner in healthcare investing, and a contributor in the consumer services sector. His background working with investment bankers, as well as his instinctive financial perspective and experience in organizing companies, adds value to our board. Mr. Meadow also brings excellent leadership skills to his role of compensation committee chair.

        Theron E. Odlaug, Ph.D., 60, joined our board of directors in December 2006. Dr. Odlaug is a global healthcare industry executive and has held positions with Baxter International, Inc., Bayer AG, Fujisawa and Astellas Pharma U.S., Inc. Presently he is President, Chief Executive Officer and Director of CyDex Pharmaceuticals, Inc., a specialty pharmaceutical company based in Lenexa, Kansas. Dr. Odlaug has been a member of the board of the privately held Wahl Clipper Corporation and its compensation committee since 1999. He was a member of the board of the Illinois Biotechnology Industry Association (iBIO) from 2003 to 2006. He earned his B.S. and M.S. degrees in biology from the University of Missouri and his Ph.D. in Public Health from the University of Minnesota. Dr. Odlaug brings to the board global healthcare industry experience, a vast understanding of corporate development, and insights in moving drugs through the development process. His accomplishments working with commercial alliances, partnership enterprises, and executive management are of significant benefit to the board and the Company.

        Terry W. Osborn, Ph.D., 66, joined our board of directors in July 2001. Dr. Osborn is a pharmaceutical executive with significant experience in establishing strategic direction to develop sales and enhance profitability in startup, growth and turnaround environments. Currently, he serves as CEO of AbaStar MDx ™ Inc., a molecular diagnostic company that he helped to co-found, which is developing proprietary blood-based gene expression and molecular diagnostic tests for the accurate diagnosis of mental disorders and neurodegenerative diseases. From July 2006 to 2008 Dr. Osborn assisted with the initial public offering of WaferGen Bio-Systems, Inc. From 2002 until 2006, he was the President and Chief Executive Officer of Gene Express, Inc., a genomics company in Chicago, Illinois. From 1999 until July 2002, Dr. Osborn was the CEO of Pharmaceutical Development Center, a contract formulation, development and current good manufacturing practices manufacturer of biopharmaceutical and pharmaceutical drugs. He was also the co-founder, President and Chief Executive Officer of Health Advance Institute, a National Clinical Research Organization providing clinical research services to pharmaceutical and biotechnology companies. His initial research and development, clinical research, manufacturing, distribution and business experience was gained at American Hospital Supply Corporation, Eli Lilly & Company, and Nichols Institute. Dr. Osborn received his Ph.D. in Biochemistry from the University of California at Riverside and his M.B.A. from Pepperdine University. Dr. Osborn's significant experience in establishing strategic direction to increase sales and enhance profitability in startup, growth and turnaround environments are a key asset to the board. He brings significant insight in relationship building, the drug development process, and scientific, operational and regulatory aspects of clinical trials.

        Richard A. Reck, 60, joined our board of directors in August 2005. Mr. Reck is the founder and President of Business Strategy Advisors, and he is a Certified Public Accountant. Mr. Reck had been a partner with KPMG LLC for nearly 30 years, having served as the national partner in charge of the software strategic consulting practice as well as the national partner in charge of the Software and Services Practice. He is currently a member of the board of directors of Merge Healthcare, a public communications software and solutions company, and Interactive Intelligence, a public communications software company. Mr. Reck holds a B.A. in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan. Mr. Reck brings invaluable capabilities in financial understanding, business perspective, and auditing expertise. Mr. Reck is extremely conscientious and diligent in keeping the board abreast of current audit issues, collaborating with the Company's independent auditors and senior management team and maintaining the financial position of the Company. Mr. Reck conveys clarity and focus to his role of chair of the vitally important audit committee.

        Israel Rubinstein, M.D., 58, joined our board of directors in May 2001. Dr. Rubinstein is Professor of Medicine, Department of Medicine, and Affiliate Faculty, Department of Physiology and Biophysics at the University of Illinois at Chicago, where he has worked since 1993. Dr. Rubinstein is a leading physician and research scientist in respiratory medicine and oncology. He has served on the editorial boards of several medical and scientific journals and is grant reviewer for the National Institutes of Health. Dr. Rubinstein received an M.D. degree from Hebrew University—Hadassah School of Medicine and completed fellowships in Respirology at the University of Toronto and at the Cardiovascular Research Institute of the University of California at San Francisco. Dr. Rubinstein provides practical insight as a physician and research scientist in respiratory medicine and oncology and member of several editorial boards of medical and scientific journals. He brings to the board an understanding about clinical trials and the practical aspects of physician prescription behavior.

        Rosalie Sagraves, Pharm.D., 64, joined our board of directors in May 2001. Dr. Sagraves is dean emerita and professor emerita at the University of Illinois at Chicago College of Pharmacy. She served as dean of the College from 1995 to 2006. She is currently a consultant on global pharmacy education and healthcare for the American Association of Colleges of Pharmacy (AACP) and a consultant to help establish a college of pharmacy at the University of North Texas. Her areas of educational/research interest include pediatric care and pharmacotherapeutics, maternal-child health, and women's health. She has authored more than 90 journal articles and book chapters. She is a speaker on pediatric pharmacotherapy and women's health. She has served as Council of Deans chair for AACP and as a member of its board of directors, and as a member of the American Pharmacists Association (APhA) board of trustees. She has served as president of the APhA Academy of Pharmaceutical Research and Science and as associate editor and member of the editorial board of Pharmacy Today . She served as a column editor for the Journal of Pediatric Health Care . She is a fellow of APhA and of the American College of Clinical Pharmacy. She has had ongoing involvement with the Sister to Sister Foundation and its national campaigns to advance women's heart health. She served as a member of the National Institutes of Health Office of Research on Women's Health advisory committee and its Task Force, Research on Women's Health for the 21st Century . She has received awards for outstanding teaching and leadership. She attended Miami University (Ohio) and later received her B.S. in Pharmacy from The Ohio State University and a Doctor of Pharmacy (Pharm.D.) degree from the Philadelphia College of Pharmacy (University of the Sciences in Philadelphia). Dr. Sagraves contributes diversified administrative skills through an academic background, managing and working with scientific professionals, practitioners and patients. She has an excellent perspective of managed care, drug development and what consumers look for in pharmaceutical products. Dr. Sagraves' experiences in pharmacotherapeutics, research, and global pharmaceutical affairs adds significant value to board discussions.

        Thomas V. Thornton, 44, joined our board of directors in June 2001. Mr. Thornton is a successful early-stage venture capital investor and recognized leader in the development of public/private technology development initiatives. Mr. Thornton is the President and Chief Executive Officer of the Kansas Bioscience Authority, one of the nation's largest bioscience development funds. From January 2005 to October 2006, Mr. Thornton was the President of the Illinois Technology Development Alliance, a public/private partnership established to strengthen Illinois' economy through science and technology. From July 2001 to March 2002, Mr. Thornton was the Senior Vice President—Midwest Region for Convergent Technology Group, a mergers and acquisitions advisory services firm. From October 1999 to May 2001, Mr. Thornton was the Managing Partner for divine interVentures, Inc., a service and software company, and led seed- and early-stage venture investing teams that managed over $120 million and contributed to divine interVenture's initial public offering. Mr. Thornton received a B.A. degree from the University of Wisconsin-Madison. Mr. Thornton provides exceptional knowledge and advice on capital markets, financing and government revenue streams, and development strategies of technology-based companies.

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. Based on our review of the reports filed with the SEC and written representations furnished to us, we believe that all of our directors and executive officers have complied with all Section 16(a) filing requirements for 2009.

Corporate Governance

Code of Ethics

        We have established a Code of Business Conduct and Ethics that applies to our officers, directors, employees, representatives, agents and consultants. A current copy of our Code of Business Conduct and Ethics is available on our website, www.advancedlifesciences.com.

Nominations to the Board of Directors

        The nominating and corporate governance committee of our board of directors considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The committee considers all relevant qualifications of candidates for board membership, including factors such as industry knowledge and experience, public company, academic or regulatory experience, financial expertise, diversity, current employment and other board memberships, and whether the candidate will be independent under the listing standards of the Nasdaq Stock Market. In the case of incumbent directors whose terms of office are set to expire, the committee also reviews such director's overall service to us during his or her term and any relationships and transactions that might impair such director's independence.

        In addition to the forgoing factors, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. The board believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The nominating and corporate governance committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the board as a whole.

        In 2009, the committee did not pay a fee to any third party to assist in the process of identifying or evaluating potential director candidates. However, we may pay a fee to a third party to identify or evaluate potential director nominees in the future, if the need arises.

        Our bylaws provide that nominations for the election of directors at our annual meeting may be made by our board of directors or any stockholder entitled to vote for the election of directors generally who complies with the procedures set forth in the bylaws and who is a stockholder of record at the time notice is delivered to us. Any stockholder entitled to vote in the election of directors generally may nominate a person for election to the board of directors at our annual meeting only if timely notice of such stockholder's intent to make such nomination has been given in writing to our Secretary at our offices at 1440 Davey Road, Woodridge, Illinois 60517.

        To be timely, a stockholder nomination for a director to be elected at our annual meeting must be received at our principal executive offices not less than ninety (90) days nor more than one-hundred-twenty (120) days prior to the first anniversary of the preceding year's annual meeting of stockholders, except that, if the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of such meeting is first made.

Audit Committee

        The audit committee of the board of directors reviews and monitors our corporate financial reporting, our external audits, the results and scope of the annual audit, other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with management and our independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Drs. Israel Rubinstein and Terry W. Osborn, and Messrs. Richard A. Reck and Thomas V. Thornton, each of whom is an independent director. Mr. Reck is the chair of the audit committee and our audit committee financial expert under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq Stock Market and SEC rules and regulations.

        The audit committee operates under a written charter that is available on our website, www.advancedlifesciences.com. The audit committee has established procedures for the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters. During 2009, the audit committee held four (4) meetings.

Executive Compensation

        The following discusses the material factors involved in the Company's decisions regarding the compensation of the Company's Named Executive Officers during calendar year 2009. The specific amounts paid or payable to the Named Executive Officers are disclosed in the narrative and the tables beginning on this page.

Summary Compensation Table

        The following table shows information concerning the annual compensation for services to the Company of the Chief Executive Officer and the two (2) other most highly compensated executive officers of the Company (collectively the "Named Executive Officers" or "NEOs") during fiscal year 2009 and 2008.

 SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Michael T. Flavin, Ph.D.,	2009	310,960	—	—	47,600	76,185	8,970	443,715
Chief Executive Officer,	2008	310,960	—	—	64,027	—	8,470	383,457
Chairman of the Board
John L. Flavin,	2009	263,120	—	—	45,920	58,253	1,556	368,849
President, Chief	2008	263,120	—	—	57,434	—	1,566	322,120
Financial Officer, Secretary
and Director
Ze-Qi Xu, Ph.D.,	2009	234,000	—	—	42,560	53,352	7,351	337,263
Executive Vice President and	2008	234,000	—	—	55,651	—	7,351	297,002
Chief Scientific Officer

(1)
The amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. For assumptions in the valuation of these stock options see Note 7 to our consolidated financial statements in our Annual Report on Form 10-K as filed for the fiscal year ended December 31, 2009.

(2)
Consists of matching payments made under our 401(k) employee savings plan and the cost of group-term life insurance in excess of $50,000.

Compensation Program Components

        The Committee believes that the total compensation opportunity available to members of management should consist of base salary, annual bonuses and equity-based compensation. The Committee considers all elements of the program when setting compensation levels. The Committee periodically meets individually with members of management in order to assess progress toward meeting objectives set by the board of directors for both annual and long-term compensation.

        The Committee utilizes external compensation consultants and surveys to aid in the determination of competitive levels of executive pay. The surveys include companies that are larger and smaller than the Company. Some surveys are limited to companies in the pharmaceutical business. The Committee also utilizes executive compensation information compiled from the proxy statements of other pharmaceutical companies. References to the "market" in this report refer to these survey and proxy data.

Base Salaries

        Base salaries are determined in accordance with the responsibilities of each officer, median market data for the position and the officer's performance achieving corporate goals. The Committee considers each of these factors but does not assign a specific value to each factor. Furthermore, a subjective element is acknowledged in evaluating the officer's overall span of responsibility and control. Total compensation for the Company's officers is believed to be generally in line with similarly situated companies.

Annual Bonuses

        The Committee reviews annual bonuses with senior management. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual in relation to overall corporate results. In 2009, annual bonuses were based on the attainment by individuals of specific objectives necessary for the Company to achieve its overall objectives. As of December 31,

2009, the Committee approved annual bonus payments for 2009, however, such payments were not made until 2010 and therefore are excluded from the Summary Compensation Table.

Equity-Based Compensation

        The Committee believes strongly that equity-based awards are an integral part of total compensation for officers and certain key managers with significant responsibility for the Company's long-term results. The Committee believes that stock option grants, which are tied to the increase in value of the Company's common stock, provide an effective means of delivering incentive compensation and foster stock ownership on the part of management.

        The 2005 Stock Incentive Plan:

  •
  Authorizes the granting of stock options, all of which may be made subject to the attainment of performance objectives established by the Committee.

  •
  Provides for the performance objectives on which an individual's performance goals may be based.

  •
  Establishes the maximum amount of stock options that can be paid to a Stock Incentive Plan participant.

        In 2009, the Committee awarded 243,000 stock options under the 2005 Stock Incentive Plan to the NEO's. In 2009, Drs. Michael Flavin and Ze-Qi Xu received a total of 85,000 and 76,000 stock options respectively and John Flavin received a total of 82,000 stock options, each of which vest one-thirty-sixth (1/36th) per month beginning on the last day of each month that begins after the grant date so that the options will be fully vested on the last day of the month of the third anniversary of the grant date. Any grants of stock options in 2009 were made in accordance with the performance-based focus of the 2005 Stock Incentive Plan.

Discussion of 2009 Compensation for the Chief Executive Officer

        The compensation committee reviewed the corporate goals and objectives relevant to Dr. Michael Flavin's compensation and approved the compensation, including base pay, incentive pay and stock option awards. In determining Dr. Flavin's compensation for 2009, the committee considered Company performance based on certain operational measures, the value of similar awards to chief executive officers of comparable companies, and such other appropriate factors. The compensation committee also considered Dr. Flavin's role in implementing strategic and financial initiatives designed to augment the Company's business development and growth efforts.

        We believe that Dr. Flavin's experience, dedication and industry knowledge have been important to our ongoing growth. For the calendar year ended December 31, 2009, Dr. Flavin received an annual salary of $310,960. On May 15, 2009 the Company granted to Dr. Flavin 85,000 non-qualified stock options at an exercise price equal to the then fair market price of $0.685 per share under the 2005 Stock Incentive Plan. In addition, Dr. Flavin received other compensation in the form of our contributions to his retirement account under the Company's 401(k) plan and Company payments of group term life insurance in excess of $50,000 per annum. We believe Dr. Flavin's total compensation, including salary, bonus and long-term incentives, is at a level competitive with chief executive officer compensation within the industry. As our Chairman and Chief Executive Officer, Dr. Flavin is focused on building long-term success, and as a significant stockholder, his personal wealth is tied directly to the creation of stockholder value. In our view, Dr. Flavin's total compensation for 2009 properly reflects our performance and his performance.

401(k) Plan

        We maintain a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate, subject to a 60-day waiting period. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $16,500 in 2009, and have the amount of the reduction contributed to the 401(k) plan. We are permitted to match employees' 401(k) plan contributions. For the year ended December 31, 2009, we elected to match 50% of employees' contributions up to six percent (6%) of compensation, which is consistent with the practices of our peer group of companies.

Compensation Consultant

        The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the compensation committee. In accordance with this authority, the compensation committee engaged an independent, outside compensation consulting company to assess its senior-management compensation program and to review executive compensation changes. The Compensation Consulting Consortium ("3C") looked at base salary, incentive compensation, long-term stock options and benefits.

 OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END TABLE

        The following table sets forth aggregate holdings of stock options by our NEOs as of December 31, 2009.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Excercisable(#)(1)	Number of Securities Underlying Unexercised Options Unexcercisable(#)(1)	Option Exercise Price($)(2)	Option Expiration Date
Michael T. Flavin, Ph.D.	03/10/2006	60,000	—	3.20	03/10/2016
	01/04/2007	82,638	2,362	2.63	01/04/2017
	02/22/2008	51,942	33,058	0.91	02/22/2018
	11/11/2008	24,425	43,225	0.26	11/11/2018
	05/19/2009	16,522	68,478	0.69	05/19/2019
John L. Flavin	04/01/2002	4,962	—	0.16	04/01/2012
	01/01/2003	20,842	—	0.16	01/01/2013
	06/01/2004	27,790	—	0.16	06/01/2014
	03/10/2006	40,000	—	3.20	03/10/2016
	01/04/2007	76,513	2,187	2.63	01/04/2017
	02/22/2008	48,092	30,608	0.91	02/22/2018
	11/11/2008	18,909	33,462	0.26	11/11/2018
	05/19/2009	15,939	66,061	0.69	05/19/2019
Ze-Qi Xu, Ph.D.	04/01/2002	9,925	—	0.16	04/01/2012
	06/01/2004	3,970	—	0.16	06/01/2014
	12/13/2005	33,600	—	3.38	12/13/2015
	01/04/2007	72,041	2,059	2.63	01/04/2017
	02/22/2008	45,281	28,819	0.91	02/22/2018
	11/11/2008	20,961	37,092	0.26	11/11/2018
	05/19/2009	14,773	61,227	0.69	05/19/2019

(1)
Options vest one-thirty-sixth (1/36) per each month after the grant date such that the options will be one hundred percent (100%) fully vested on the last day of the month of the third anniversary of the grant date.

(2)
The options were granted at an exercise price equal to the fair market value of Advanced Life Sciences Holdings, Inc. common stock on the grant date, calculated as the average of the high and low market price on that date.

2009 OPTIONS EXERCISED AND STOCK VESTED

        John L. Flavin exercised 10,000 stock options during the fiscal year ended December 31, 2009. No restricted stock or restricted stock units have ever been issued to any of our NEOs, and thus no restricted stock or restricted stock units vested during the fiscal year ended December 31, 2009.

Non-Employee Director Compensation

        In 2009, the Company paid its non-employee directors annual compensation as follows. We pay each of our non-employee directors an annual fee of $40,000 for serving on our board. We pay an additional $15,000 annual fee to the chair of our audit committee, and $10,000 to the chairs of our compensation committee and nominating and corporate governance committee. As of December 31, 2009, each of our non-employee directors had been issued options under our stock incentive plans. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualitified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Scott F. Meadow	50,000	—	3,136	—	—	—	53,136
Theron E. Odlaug	40,000	—	3,136	—	—	—	43,136
Terry W. Osborn	40,000	—	3,136	—	—	—	43,136
Richard A. Reck	55,000	—	3,136	—	—	—	58,136
Israel Rubinstein	40,000	—	3,136	—	—	—	43,136
Rosalie Sagraves	40,000	—	3,136	—	—	—	43,136
Thomas V. Thornton	50,000	—	3,136	—	—	—	53,136

(1)
The amounts in this column represent the aggregate grant date for fair value of option awards computed in accordance with FASB ASC Topic 718. For assumptions in the valuation of these stock options see Note 7 to our consolidated financial statements in our Annual Report on Form 10-K as filed for the fiscal year ended December 31, 2009.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2010 (except as indicated below) by:

  •
  all persons known by us to own beneficially 5% or more of our outstanding common stock;

  •
  each of our directors and director nominees;

  •
  each of the named executive officers listed in the "Executive Compensation—Summary Compensation Table" section of this proxy statement; and

  •
  all of our directors, director nominees and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are exercisable on or within sixty (60) days of March 31, 2010 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such stockholder's name. The percentage of beneficial ownership described below is based on 100,372,067 shares of common stock outstanding as of March 31, 2010.

Name and Address(1)	Number of Shares Beneficially Owned	Approximate Percent of Class
Certain Beneficial Owners:
Flavin Ventures, LLC(2)	9,591,864	9.6%
Directors, Director Nominees and Executive Officers:
John L. Flavin(3)	9,881,974	9.8%
Michael T. Flavin(4)	9,871,161	9.8%
Ze-Qi Xu, Ph.D.(5)	226,739	*
Richard Reck(6)	170,959	*
Terry W. Osborn(7)	79,037	*
Rosalie Sagraves(8)	76,037	*
Israel Rubinstein	69,037	*
Thomas V. Thornton	69,037	*
Theron E. Odlaug(9)	77,304	*
Scott Meadow	70,959	*
All directors, director nominees and executive officers as a group (13 persons)	11,116,084	10.9%

*
= less than 1%

(1)
Unless otherwise indicated, the address for each five percent stockholder, director, director nominee and executive officer is c/o Advanced Life Sciences Holdings, Inc., 1440 Davey Road, Woodridge, Illinois 60517.

(2)
Represents 151,534 shares held directly and 9,440,330 shares held by ALS Ventures, LLC. Flavin Ventures, LLC is the sole voting member of ALS Ventures, LLC, and in such capacity it may be deemed to have beneficial ownership of all 9,440,330 shares held by ALS Ventures, LLC. Flavin Ventures, LLC disclaims beneficial ownership of the shares held by ALS Ventures, LLC, except to the extent of its proportionate pecuniary interest therein. Dr. Michael Flavin and Mr. John Flavin are members and managers of Flavin Ventures, LLC.

(3)
Mr. John Flavin is a member and a manager of Flavin Ventures, LLC, which is the sole voting member of ALS Ventures, LLC. In such capacity he may be deemed to have shared voting and investment power with respect to 9,440,330 shares held by ALS Ventures, LLC and 151,534 shares held by Flavin Ventures, LLC. Mr. John Flavin disclaims beneficial ownership of the shares held by ALS Ventures, LLC and Flavin Ventures, LLC, except to the extent of his proportionate pecuniary interest therein. Includes 11,200 shares of common stock held directly and 278,910 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(4)
Dr. Michael Flavin is a member and a manager of Flavin Ventures, LLC, which is the sole voting member of ALS Ventures, LLC. In such capacity he may be deemed to have shared voting and investment power with respect to 9,440,330 shares held by ALS Ventures, LLC and 151,534 shares held by Flavin Ventures, LLC. Dr. Michael Flavin disclaims beneficial ownership of the shares held by ALS Ventures, LLC and Flavin Ventures, LLC, except to the extent of his proportionate pecuniary interest therein. Includes 15,000 shares of common stock held directly and 264,297 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(5)
Includes 1,000 shares of common stock held directly by Dr. Xu and 225,739 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)
Includes 80,000 shares held indirectly by Mr. Reck as Trustee for the Richard A. Reck Trust and 20,000 shares held indirectly by Mr. Reck as Trustee for the Daniel M. Reck Trust and 70,959 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(7)
Includes 10,000 shares of common stock held directly by Dr. Osborn and 69,037 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(8)
Includes 8,000 shares of common stock held directly by Dr. Sagraves and 68,037 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(9)
Includes 19,000 shares of common stock held directly by Dr. Odlaug and 58,304 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loan from Dr. Michael T. Flavin

        In September 2001, the Company borrowed $2.0 million pursuant to a promissory note with Dr. Michael T. Flavin, our Chief Executive Officer, which bears interest at a rate of 7.75%. Interest is paid on a monthly basis. The total amount of interest paid in 2009 was $158,000. In January 2010, the promissory note was amended to extend the maturity date by 24 months. Principal plus any accrued but unpaid interest is due in a lump sum on January 5, 2012. As of March 31, 2010, the Company had $2.0 million principal and accrued interest outstanding under the note.

        In May 2010, Dr. Flavin agreed to exchange this outstanding indebtedness for newly-issued units, at the same price per unit as those sold in the public offering described in this prospectus. The exchange is contingent upon us receiving at least $10.0 million in gross cash proceeds from the public offering. The promissory note would be cancelled and retired upon the effectiveness of the exchange.

Facility Lease with BioStart Property Group, LLC

        Since 2003, we have leased real property facilities from BioStart Property Group, LLC ("BioStart"), a wholly owned subsidiary of Flavin Ventures, LLC. Flavin Ventures is the controlling member of ALS Ventures, LLC, our largest stockholder. Michael T. Flavin and John L. Flavin are the members of Flavin Ventures, LLC. In October 2009, the Company entered into a new Lease Agreement ("New Lease") with BioStart. The New Lease is effective for a period of three years and covers 9,440 square feet of space at $10.50 per square foot. The rent schedule of the lease will increase to $10.76 per square foot in the second year and $11.08 per square foot in the third year.

        The original operating lease expired in September 2008. Pursuant to the terms of the original operating lease, the Company leased the facilities on a month-to-month basis from September 2008 to September 2009 pending agreement on a lease renewal. In connection with the New Lease, the Company made a payment of $197,000 to BioStart in satisfaction of lease payments that had been deferred since January 2009. Including this amount, the Company's total rental expense paid to BioStart Property Group in 2009 totaled approximately $235,000. Because of the ownership interest in BioStart held by Flavin Ventures, the Company's audit committee, acting on behalf of the board, has overseen all lease negotiations on behalf of the Company and the board approved the final terms of the New Lease. See below under "Policies and Procedures."

Policies and Procedures

        The nominating and corporate governance committee and the board have adopted a Code of Business Conduct and Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company's employees, officers and directors. The Code of Business Conduct and Ethics describes the Company's policy on conflicts of interest.

        The board has also established a conflicts of interest committee which distributes a Conflicts of Interest Policy to all of the Company's employees, officers and directors. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. The executive officers and the board are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The Company's outside counsel reviews the responses to the questionnaires and if a transaction is reported by an independent director or executive officer, the questionnaire is submitted to the chair of the nominating and corporate governance committee for review.

        The audit committee charter provides that the audit committee will advise the board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with respect to the Company's Code of Business Conduct and Ethics. The audit committee may also undertake such additional activities within the scope of this function as it may from time to time determine or as may otherwise be required by law, including, without limitation, approval and/or ratification of transactions with related persons. The audit committee determines whether reported relationships are material. After making such determination, the audit committee will report their recommendation on whether the transaction should be approved or ratified by the entire board. The audit committee reviews related party transactions on a quarterly basis.

DESCRIPTION OF SECURITIES

        The following information describes our common stock, as well as options to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws. This description is only a summary and is qualified by reference to our certificate of incorporation and bylaws. Our certificate of incorporation and bylaws have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

        Our authorized capital stock consists of 620,000,000 shares of our common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock that may be issued in one or more series.

Common Stock

        As of March 31, 2010, there were 100,372,067 shares of our common stock outstanding and held of record by 26 stockholders. In addition, 16,556,577 shares of our common stock are reserved for future issuance under options and warrants.

        The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. The holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

        At our annual meeting of shareholders in April 2010, our shareholders approved a management proposal to authorize the board of directors to effect a reverse stock split of our common stock at any time before April 8, 2011. The reverse stock split would be at a specific ratio to be determined by the board of directors within a range from 1-for-2 to 1-for-30.

Preferred Stock

        Under our amended and restated certificate of incorporation, our board of directors, without any further action by our stockholders, will be authorized to issue shares of our undesignated preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

        In connection with our spin-off from MediChem Life Sciences, Inc. in 1999, Advanced Life Sciences, Inc., our current operating subsidiary, issued 250,000 shares of its Series A preferred stock to MediChem Life Sciences. The preferred stock accumulates cash dividends at a rate of 7.0% per annum on the face liquidation amount of $2,500,000. Dividends are only payable when, as and if declared by the board of directors of Advanced Life Sciences, Inc. The preferred stock is not convertible into our common stock and only has voting rights to the extent necessary to protect the powers, preferences or rights of the shares of preferred stock. The preferred stock has a liquidation preference upon the dissolution or winding up of Advanced Life Sciences, Inc., not including a sale of all its assets or a merger or consolidation. If there were to be a dissolution or winding up of Advanced Life Sciences, Inc., the preferred stock would be entitled to a liquidation preference, prior to any distribution on the common stock, in the amount of $2,500,000 plus accrued and unpaid dividends at the time of liquidation. As of March 31, 2010 cumulative accrued undeclared dividends on our subsidiary's preferred stock totaled approximately $1.9 million. Except in the event of a liquidation, we do not intend ever to declare or pay dividends on the outstanding preferred stock.

Stock Options

        As of March 31, 2010 options to purchase a total of 3,283,276 shares of our common stock were outstanding at a weighted average exercise price of $1.53 per share. In addition, options to purchase a total of 2,996,027 shares of common stock may be granted under our 2005 Stock Incentive Plan.

Warrants

        As of March 31, 2010, the following warrants were outstanding:

  •
  A warrant to purchase up to 65,000 shares of our common stock at an exercise price of $1.00 per share issued to Leaders Bank on October 23, 2008 in connection with entering into an amended and restated line of credit with Leaders Bank.

  •
  Warrants to purchase an aggregate of 5,116,732 shares of our common stock at an exercise price of $3.81 per share were issued to various institutional investors in connection with a private placement completed by the Company on March 3, 2006. These warrants may be exercised prior to March 3, 2011.

  •
  Warrants to purchase an aggregate of 5,095,542 shares of our common stock at an exercise price of $2.15 per share were issued to various institutional investors in connection with a private placement completed by the Company on December 13, 2007. These warrants may be exercised prior to December 13, 2012.

        In May 2010, we agreed to issue additional warrants to Leaders Bank in connection with an amendment to our line of credit, with 500,000 warrants to be issued on the date that final loan documents are delivered and an additional 500,000 warrants to be issued on the first anniversary of that date.

Unit Warrants

        In connection with this offering, we will issue warrants to purchase up to 145,000,000 shares of common stock (not including the placement agent warrants). Each warrant entitles the holder to purchase at any time for a period commencing six months after the date of the closing and continuing for five years following the closing date of the offering, one share of common stock at an exercise price of $            per share. After the expiration of the exercise period, unit warrant holders will have no further rights to exercise such unit warrants.

        The unit warrants may be exercised only for full shares of common stock. If the registration statement covering the shares issuable upon exercise of the warrants contained in the units is no longer effective, the unit warrants may only be exercised on a "cashless" basis and will be issued with restrictive legends unless such shares are eligible for sale under Rule 144. We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock. Unit warrant holders do not have any voting or other rights as a stockholder of our company. The exercise price and the number of shares of common stock purchasable upon the exercise of each unit warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions, and splits. The terms and conditions of the unit warrants are set forth in the common stock purchase warrant, a form of which is attached as an exhibit to the registration statement to which this prospectus forms a part.

Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and By-laws

  Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the stockholder became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon the completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder's proportionate share of the stock of any class or series of the corporation; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person that owns, or within three years prior to the determination of interested stockholder status, did own 15% or more of the outstanding voting stock of the corporation.

  Amended and Restated Certificate of Incorporation and Bylaws

        Provisions of our amended and restated certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.

Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and bylaws:

  •
  permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  divide our board of directors into three staggered classes;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing, and also must comply with specified requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and

  •
  provide that special meetings of our stockholders may be called only by our Chairman or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Market Information

        Our common stock is quoted on the OTC Bulletin Board under the trading symbol "ADLS.OB." The last reported sale price of our common stock at the close of business on May 5, 2010, as reported by the OTC Bulletin Board, was $0.10 per share.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and unit warrants is Onyx Stock Transfer, LLC. The transfer agent's address is 2672 Bayshore Parkway, Suite 1055, Mountain View, CA 94043.

PLAN OF DISTRIBUTION

        We are offering up to 2,900,000 units, each consisting of 100 shares of common stock and 50 warrants to purchase shares of common stock for $            per unit. Pursuant to an engagement letter agreement, we engaged Dawson James Securities, Inc. as our placement agent for this offering. Dawson James is not purchasing or selling any units, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of units, other than to use their "best efforts" to arrange for the sale of units by us. Therefore, we may not sell the entire amount of units being offered.

        Upon the closing of the offering, we will pay the placement agent a cash transaction fee equal to 6% of the gross proceeds to us from the sale of the units in the offering. We are not obligated to pay the placement agent a fee upon exercise of the warrants included in the units.

        Upon the closing of the offering, we will also pay the placement agent a non-accountable expense allowance of 2% of the gross proceeds to us from the sale of units in the offering.

        In addition, we agreed to grant a five-year (from the effective date of the offering) compensation warrant to the placement agent to purchase a number of shares of our common stock equal to 4% of the number of shares of common stock contained in the units sold by us in the offering, but excluding the shares that may be issued upon exercise of the warrants included in the offering. The compensation warrants will have an exercise price equal to 160% of the price of the units sold in the offering (divided by the number of shares of common stock included in each unit) and will be substantially on the same terms as the warrants included in the offering, except that the compensation warrants will comply with FINRA Rule 5110(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants shall be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security as permitted by the FINRA rules.

        The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

        The placement agent agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Investor Standards and State Blue Sky Information

        We will offer and sell the units to retail customers only in California, Colorado, Connecticut, Delaware, Hawaii, Illinois, Puerto Rico and Wyoming. We have registered the units for sale, or we are relying on exemptions from registration in the states mentioned above. In states where we have registered the units, we will not sell the units to retail customers in such states until such registration is effective in each of those states (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes). In addition, we have agreed to establish the following suitability requirement for investors in California:

  •
  annual gross income of at least $65,000, plus liquid net worth (exclusive of home, home furnishings and automobiles) of at least $250,000; or

  •
  liquid net worth (exclusive of home, home furnishings and automobiles) of at least $500,000, regardless of annual gross income.

        If you are not an institutional investor, you may purchase the units in this offering only in the jurisdictions described directly above (and, in the case of California, only if you meet the suitability requirement described directly above). Institutional investors in every state may purchase the units in this offering pursuant to exemptions provided to such entities under the blue sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

        The National Securities Markets Improvement Act of 1996 ("NSMIA"), which is a federal statute, prevents or preempts the states from regulating transactions in certain securities, which are referred to as "covered securities." We will file periodic and annual reports under the Exchange Act. Therefore, under NSMIA, the states and territories of the United States are preempted from regulating the resale by stockholders of the common stock and warrants comprising the units because our securities will be covered securities. However, NSMIA does allow states and territories of the United States to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. As of the date of this prospectus, the following states and territories do not require any notice filings or fee payments and stockholders may resell the common stock and warrants comprising the units:

  Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

        Additionally, the stockholders may resell the common stock and warrants comprising the units if the proper notice filings have been made and fees paid in the following states and territories:

  District of Columbia, Illinois, Maryland, Michigan, Montana, New Hampshire, North Dakota, Oklahoma, Oregon, Puerto Rico, Tennessee, Texas and Vermont.

        As of the date of this prospectus, we have not determined in which of these states, if any, we will submit the required filings or pay the required fee. Additionally, if any of the states that have not yet adopted a statute, rule or regulation relating to the NSMIA adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

        In addition, aside from the exemption from registration provided by the NSMIA, we believe that the common stock and warrants comprising the units may be eligible for sale on a secondary market basis in various states, without any notice filings or fee payments, based upon the availability of an applicable exemption from the state's registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

        Despite the exemption from state registration provided by the NSMIA described above, the states retain the jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of our securities, certain state securities commissioners could view our offering unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of our securities in their states.

Notice to Investors in the United Kingdom

        This prospectus is being distributed only to, and is only directed at (i) persons who are outside the United Kingdom; or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order or (iv) persons to whom Article 33 of the Order applies (all such persons being referred to as "relevant persons" and each a "relevant person"). Accordingly, by accepting delivery of this prospectus, the recipient warrants and acknowledges that it is such a relevant person and where Article 33 of the Order applies it acknowledges that it has previously been advised (a) that the protections conferred by the Financial Services and Markets Act 2000 (the "Act") will not apply to any communication in relation to the securities the subject of this prospectus; and (b) that the protections conferred by or under the Act may not apply to any investment activity that may be engaged in as a result of any such communication. The securities are only available to, and any invitation, offer, or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

        This prospectus has not been approved by an authorized person in the United Kingdom. No person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21(1) of the Act) received by it in connection with the issue or sale of the securities other than in circumstances in which section 21(1) of the Act does not apply to us.

European Economic Area

        In particular this document does not constitute an approved prospectus in accordance with European Commission's Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Company;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the units are "securities."

        Each of our executive officers and directors reside in and are citizens of the United States.

LEGAL MATTERS

        The validity of the securities in this offering will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. A partner of Winston & Strawn LLP beneficially owns 7,940 shares of our common stock. McDermott Will & Emery LLP, Menlo Park, California, is acting as counsel for the placement agent in this offering.

EXPERTS

        The consolidated financial statements included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to uncertainty about the Company's ability to continue as a going concern and that the Company is in the development stage), which is included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

        You may read and copy our SEC filings, including the registration statement or any other information Advanced Life Sciences Holdings, Inc. files at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

          (1)   Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

          (2)   Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

          (3)   Current Reports on Form 8-K filed on January 4, 2010, April 13, 2010 and May 10, 2010;

          (4)   The description of our common stock contained in our Registration Statement on Form 8-A, filed on July 15, 2005 under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

          (5)   Proxy Statement on Schedule 14A, filed on March 10, 2010.

        We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents by contacting our investor relations department at 1440 Davey Road, Woodridge, Illinois 60517, telephone (630) 739-6744, or you may obtain them from our corporate website at www.advancedlifesciences.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through its website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to its website.

INDEX TO FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets at March 31, 2010 and December 31, 2009	F-2
Consolidated Statements of Operations for the three months ended March 31, 2010 and 2009, and from January 1, 1999 (date of inception) to March 31, 2010	F-3
Consolidated Statements of Total Equity (Deficit) from January 1, 1999 (date of inception) to March 31, 2010	F-4
Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009, and from January 1, 1999 (date of inception) to March 31, 2010	F-5
Notes to Unaudited Consolidated Financial Statements	F-6
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-11
Consolidated Balance Sheets at December 31, 2009 and 2008	F-12
Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007, and from January 1, 1999 (date of inception) to December 31, 2009	F-13
Consolidated Statements of Total Equity (Deficit) for the years ended December 31, 2009, 2008 and 2007, and from January 1, 1999 (date of inception) to December 31, 2009	F-14
Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007, and from January 1, 1999 (date of inception) to December 31, 2009	F-15
Notes to Consolidated Financial Statements	F-16

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,787,456	$2,841,801
Grant receivable	283,526	530,219
Prepaid insurance	122,233	111,761
Other prepaid expenses and deposits	133,520	88,535

Total current assets	3,326,735	3,572,316

PROPERTY AND EQUIPMENT:
Furniture and fixtures	214,380	244,072
Computer software and equipment	258,786	258,786
Leasehold improvements	177,253	177,253

Total property and equipment—at cost	650,419	680,111
Less accumulated depreciation	(606,019)	(624,158)

Property and equipment—net	44,400	55,953

OTHER ASSETS:
Commercial launch materials	2,760,936	2,760,936
Deferred offering and financing costs	10,174	13,566
Other long-term assets	25,000	25,000

Total other assets	2,796,110	2,799,502

TOTAL ASSETS	$6,167,245	$6,427,771

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$549,023	$604,334
Accrued payroll	416,896	664,436
Other accrued expenses	362,265	661,504
Accrued interest payable	73,194	73,194
Short-term lease payable	—	4,350
Line of credit	3,000,000	—
Short-term grant payable	500,000	—

Total current liabilities	4,901,378	2,007,818
Long-term grant payable	—	500,000
Long-term notes payable—related party	2,000,000	2,000,000
Line of credit	7,000,000	10,000,000

Total liabilities	13,901,378	14,507,818

COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, $0.01 par value—120,000,000 shares authorized; 100,372,067 issued and outstanding at March 31, 2010; 84,925,010 shares issued and outstanding at December 31, 2009	1,003,721	849,250
Additional paid-in capital	124,789,598	122,621,392
Deficit accumulated during the development stage	(133,527,452)	(131,550,689)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(7,734,133)	(8,080,047)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$6,167,245	$6,427,771

See notes to unaudited consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

			Period From Inception (January 1, 1999) Through March 31, 2010
	Three months ended March 31,
	2010	2009
Revenue:
Management fees	$—	$—	$1,161,180
Grants	479,824	411,485	4,549,416
Royalty—related party	—	—	45,238

Total revenue	479,824	411,485	5,755,834

Expenses:
Research and development	864,204	934,769	95,906,886
Contracted research and development—related party	—	—	7,980,299
Selling, general and administrative	1,341,829	1,508,953	34,713,315

Total expenses	2,206,033	2,443,722	138,600,500

Loss from operations	(1,726,209)	(2,032,237)	(132,844,666)
Net other (income) expense:
Interest income	(5,435)	(1,732)	(2,965,858)
Interest expense	255,989	252,718	4,441,604
Other (income) expense, net	—	—	146,092
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	(939,052)

Net other (income) expense	250,554	250,986	682,786

Net loss	(1,976,763)	(2,283,223)	(133,527,452)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(1,976,763)	(2,283,223)	(133,527,452)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	1,888,542

Net loss available to common shareholders	$(2,020,513)	$(2,326,973)	$(135,415,994)

Net loss per share available to common shareholders—basic and diluted	$(0.02)	$(0.06)

Weighted average shares outstanding—basic and diluted	92,642,185	41,779,634

See notes to unaudited consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF TOTAL EQUITY (DEFICIT)

(Unaudited)

				Deficit Accumulated During the Development Stage
	Common Stock
			Additional Paid-in Capital		Noncontrolling Interest in Subsidiary
	Shares	Amount				Total
BALANCE—January 1, 1999 (inception)	—	$—	$—	$—	$—	$—
Issuance of stock (at inception)	1,588,000	250,000	—	—	—	250,000
Issuance of common stock, net of offering costs (August 2005)	6,721,814	67,218	29,210,558	—	—	29,277,776
Issuance of common stock, net of offering costs (March 2006)	10,233,464	102,335	33,266,653	—	—	33,368,988
Issuance of common stock, net of offering costs (December 2007)	10,191,083	101,911	17,700,186	—	—	17,802,097
Issuance of common stock, net of offering costs (September 2008)	1,888,606	18,886	1,634,193	—	—	1,653,079
Exchange of shares under recapitalization (December 2004)	(1,629,685)	(256,563)	—	—	—	(256,563)
Issuance of shares under recapitalization (December 2004)	9,482,015	94,820	161,743	—	—	256,563
Capital contributions (December 2004)	—	—	12,711,330	—	—	12,711,330
Issuance of 14,887 warrants (December 2004)	—	—	11,898	—	—	11,898
Issuance of common stock in exchange for licenses (December 2004)	1,122,569	11,226	8,988,774	—	—	9,000,000
Issuance of common stock in exchange for
reduction of milestones payable (August 2005)	600,000	6,000	3,000,000	—	—	3,006,000
Modification of 14,887 warrants (August 2005)	—	—	18,925	—	—	18,925
Issuance of common stock as payment for commitment fees (September 2008)	393,339	3,933	296,067	—	—	300,000
Issuance of 65,000 warrants (October 2008)	—	—	7,445	—	—	7,445
Issuance of common stock under standby equity distribution agreements, net of offering costs (2009)	43,986,137	439,862	12,475,173	—	—	12,915,035
Issuance of stock related to option exercises (since inception)	347,668	9,622	49,869	—	—	59,491
Compensation expense related to stock options (since inception)	—	—	3,088,578	—	—	3,088,578
Net loss (since inception)	—	—	—	(131,550,689)	—	(131,550,689)

BALANCE—December 31, 2009	84,925,010	849,250	122,621,392	(131,550,689)	—	(8,080,047)
Issuance of common stock under standby equity distribution agreements, net of offering costs	15,447,057	154,471	2,092,529	—	—	2,247,000
Compensation expense related to stock options	—	—	75,677	—	—	75,677
Net loss	—	—	—	(1,976,763)	—	(1,976,763)

BALANCE—March 31, 2010	100,372,067	$1,003,721	$124,789,598	$(133,527,452)	$—	$(7,734,133)

See notes to unaudited consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,		Inception (January 1, 1999) Through March 31, 2010
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,976,763)	$(2,283,223)	$(133,527,452)
Adjustments to reconcile net loss to net cash flows
used in operating activities:
Depreciation and amortization	10,185	34,344	958,662
Non-cash interest expense	3,392	3,694	126,132
Stock compensation expense	75,677	168,855	3,164,255
Non-cash research and development	—	—	24,466,667
Non-cash settlement of milestone payment	—	—	6,000
Gain on sale of interest in Sarawak Medichem Pharmaceuticals (SMP)	—	—	(939,052)
(Gain) loss on disposal	(1,435)	10,493	256,553
Changes in operating assets and liabilities:
Clinical supplies	—	—	533,333
Accounts receivable	246,693	(71,445)	(283,526)
Prepaid expenses	(55,457)	97,216	(264,301)
Commercial launch materials	—	—	(2,760,936)
Other assets	—	—	(16,452)
Accounts payable	(55,311)	483,080	549,023
Accrued expenses	(546,779)	(103,661)	779,163
Licenses payable	—	—	(11,000,000)
Accrued interest on debt	—	26,198	651,257

Net cash flows from operating activities	(2,299,798)	(1,634,449)	(117,300,674)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(5,466)	(1,098,167)
Proceeds from the sale of SMP	—	—	939,052
Proceeds from the sales of investments	—	—	31,557,158
Purchase of investments	—	—	(31,557,158)

Net cash flows from investing activities	—	(5,466)	(159,115)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and capital contributions	2,247,000	554,471	104,798,549
Proceeds from issuance of note payable and line of credit	—	85,000	15,103,691
Proceeds from grants	—	—	500,000
Proceeds from stock options exercised	—	—	59,491
Payments for financing fees	—	(36,039)	(53,039)
Payments on capital leases	(1,547)	(1,993)	(161,447)

Net cash flows from financing activities	2,245,453	601,439	120,247,245

NET (DECREASE) INCREASE IN CASH	(54,345)	(1,038,476)	2,787,456
CASH—Beginning of period	2,841,801	1,527,108	—

CASH—End of period	$2,787,456	$488,632	$2,787,456

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
Cash paid during the period for interest	$252,598	$224,179	$3,666,769

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Noncash investment activity:
Purchase of property and equipment under capital leases	—	—	164,249
Noncash financing activity:
Issuance of common shares for licenses	—	—	9,000,000
Issuance of common shares for reduction of milestone payment	—	—	3,000,000
Debt discount	—	—	30,823
SEDA and financing related costs	—	—	337,445

See notes to unaudited consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2010

(UNAUDITED)

1. Summary of Significant Accounting Policies

        Nature of Business—Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc. (together, the "Company") conduct new drug research and development in the fields of infectious disease, oncology and respiratory disease. Since inception, the Company has devoted substantially all of its efforts to activities such as financial planning, capital raising and product development, and has not derived significant revenues from its primary business activity. Accordingly, the Company is in the development stage, as defined by the accounting principles generally accepted in the United States of America ("GAAP") for development stage enterprises.

        The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.

        Basis of Presentation—The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with GAAP and with the rules and regulations of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, unless otherwise noted herein, necessary to present fairly the results of operations, financial position and cash flows have been made. Therefore, these consolidated financial statements should be read in conjunction with the Company's most recent audited financial statements for the year ended December 31, 2009 and notes thereto. The consolidated financial statements include the accounts of the Advanced Life Sciences Holdings, Inc. and its wholly-owned subsidiary Advanced Life Sciences, Inc. ("ALS Inc.") All intercompany balances and transactions have been eliminated. The results of operations for any interim period are not necessarily indicative of the results of operations expected for the full year.

        The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Company's continued losses and current cash and financing position, such realization of assets or liquidation of liabilities without substantial adjustments is uncertain. Given this uncertainty, there is substantial doubt as to the Company's ability to continue as a going concern.

        Business and Credit Risks—The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.

        The Company has incurred losses since its incorporation in January 1999 and has funded its operations to date primarily from debt financings and capital contributions from its founder and Chief Executive Officer, proceeds from the initial public offering and subsequent private placements, including issuances of common stock under two Standby Equity Distribution Agreements. In March 2010, the Company filed a Registration Statement on Form S-1 with the SEC relating to a proposed offering of common stock and warrants. If the Company is successful with an offering and raises

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MARCH 31, 2010

(UNAUDITED)

1. Summary of Significant Accounting Policies (Continued)

additional capital by issuing equity securities, its shareholders could experience substantial dilution. In addition, as a result of the Company's continued losses and current cash and financing position, realization of assets or liquidation of liabilities without substantial adjustments is uncertain. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Given this uncertainty, there is substantial doubt as to the Company's ability to continue as a going concern.

        In order to continue its business activities during 2010, the Company intends to raise additional capital by issuing additional common shares and by licensing its lead compound, cethromycin (Restanza™), to commercial partners. The Company believes, based upon current market conditions, additional commercial partnership agreements would include a series of milestone payments, including up-front milestones that would fund the Company's continued operations. Although management believes the Company could secure additional commercial partnerships, there can be no assurances that such partnerships will be available at terms acceptable to the Company, if at all.

2. Private Placements

        In March 2010, the Company and YA Global Master SPV Ltd. ("YA SPV"), an affiliate of Yorkville Advisors, agreed to terminate the Standby Equity Distribution Agreement dated June 19, 2009 (the "SEDA"). The Company had sold to YA SPV 49,549,200 million shares of its common stock and raised approximately $11.7 million under the SEDA prior to its termination. Shares of common stock sold under the SEDA in excess of $9.0 million were sold with the consent of the Company's lender under the Company's credit facility.

        In June 2009, the Company and YA Global Investments, L.P. ("YA Global"), an affiliate of Yorkville Advisors, terminated a prior Standby Equity Distribution Agreement dated September 29, 2008 ("Former SEDA"). For the period of January 1, 2009 through the end of the Former SEDA, the Company issued 9,883,994 shares to YA Global and received approximately $3.9 million. In addition, in September 2008, the Company paid YA Global a commitment fee of $300,000 by issuing 393,339 shares of the Company's common stock.

3. Related Party Transactions

        The Company's Chief Executive Officer, Michael T. Flavin Ph.D., loaned $2.0 million to the Company in 2001 (see Note 4). Interest expense of approximately $39,000 was recorded related to the loan for the three months ended March 31, 2010 and 2009. In May 2010, Michael T. Flavin Ph.D. agreed to exchange this outstanding indebtedness for newly-issued units, at the same price per unit as those sold in the proposed offering of common stock and warrants. This exchange is contingent upon the Company receiving at least $10.0 million in gross cash proceeds from the public offering. The promissory note would be cancelled and retired upon effectiveness of the exchange.

        In May 2010, the Company amended its loan agreement with a financial institution. As part of the amendment, the Company's Chief Executive Officer provided a $1.5 million personal guarantee to the

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MARCH 31, 2010

(UNAUDITED)

3. Related Party Transactions (Continued)

loan facility and will be released of his guarantee upon receipt of a $1.5 million payment from the Company to the lender by July 1, 2010 (see Note 4).

        The Company leases facilities from the BioStart Property Group ("BioStart"), a wholly-owned subsidiary of Flavin Ventures, which is owned by the Company's Chief Executive Officer. The lease, which commenced on October 1, 2009, is for a term of three years and provides the Company with 9,440 square feet of space at an annual rental rate of $10.50 per square foot. The rental rate increases by 2.5% for the second year and by 3.0% in the final year of the lease term. The lease has a provision allowing the Company to negotiate an amendment to lease additional laboratory and office space should the need arise. Lease obligations totaled approximately $40,000 and $84,000 for the three months ended March 31, 2010 and 2009, respectively.

4. Debt Obligations

        In September 2001, the Company incurred indebtedness under a $2.0 million promissory note with the Chief Executive Officer of the Company, which bears interest at 7.75%. On January 4, 2010, the note was extended to January 5, 2012 and is therefore classified as a long-term liability in the financial statements. All other terms remained unchanged and in effect. As of March 31, 2010 and December 31, 2009, the Company had $2.0 million outstanding under the note.

        The Company has a revolving line of credit with a financial institution under which the Company had $10.0 million outstanding as of March 31, 2010 and December 31, 2009. In May 2010, the Company received a commitment to extend the loan maturity by one year to January 1, 2012, under its loan facility with its lender in exchange for the Company taking the following steps. The Company has reduced the outstanding loan balance to $8.5 million and will further reduce the balance by an additional $1.5 million by July 1, 2010. The Company's Chief Executive Officer, Michael T. Flavin, Ph.D., will provide a personal guarantee to the loan facility and will be released of his guarantee upon receipt of a $1.5 million payment from the Company to the lender by July 1, 2010. Accordingly, $3.0 million of the outstanding loan balance is classified as a current liability and $7.0 million a long-term liability on the March 31, 2010 balance sheet. The Company has also agreed to further reduce the loan balance by an additional $1.0 million no later than April 1, 2011. In addition, the interest rate on the outstanding loan balance will increase from 8.5% to 10.0%. The Company will also issue 500,000 warrants priced upon closing of the loan documents and an additional 500,000 warrants will be issued and priced one year after the closing. The Company also agreed that the line of credit is secured by substantially all of its assets. All other terms of the loan remained unchanged.

5. Fair Value of Financial Instruments

        The carrying values of certain of the Company's financial instruments, including cash equivalents and accounts payable, approximate fair value due to their short maturities. The fair values of the Company's long-term obligations (see Note 4) are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. As of March 31, 2010, the Company estimates that the fair value of its $10.0 million (carrying value)

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MARCH 31, 2010

(UNAUDITED)

5. Fair Value of Financial Instruments (Continued)

revolving line of credit is approximately $9.6 million and that the fair value of its $2.0 million (carrying value) promissory note is approximately $1.9 million.

6. Commitments

        Vendor Contracts—The Company administers its cethromycin program largely under contracts with third parties. Through March 31, 2010, contracts totaling $47.2 million have been executed related to the cethromycin program, which includes the development, commercialization, regulatory review and pre-launch activities associated with cethromycin as well as anthrax-related studies. To date the Company has paid $46.9 million under these contracts and the remaining balance of $0.3 million is expected to be paid by the end of the year. Subcontractor arrangements in connection with the Defense Threat Reduction Agency ("DTRA") award grant are expected to be approximately $2.7 million over a two-year period which began in August 2008. Through March 31, 2010 the Company has paid $2.4 million related to these agreements. In addition, to date the Company has executed $1.2 million in contracts related to the ALS-357 program. Through March 31, 2010 the Company has paid $0.3 million related to these contracts and the remaining balance of $0.9 million would be paid over the life of the program which the Company estimates to be two to three years. The commencement of clinical trials to study ALS-357 as a topical treatment for patients with metastatic melanoma may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial.

        Grant Payable—In April 2005, the Company was awarded a $500,000 grant from the State of Illinois to fund expansion of its corporate headquarters in Woodridge, Illinois. Under the terms of the grant, the Company is to create 100 full-time jobs at its corporate headquarters between January 31, 2005 and December 31, 2010 ("grant period"). Under the current terms of the agreement, if the Company does not create the specified number of full-time jobs, it is required to repay the grant proceeds on a pro-rata basis of actual jobs created compared to the total defined in the grant within 45 days of the expiration or termination of the agreement. The entire grant has been spent and therefore the $500,000 has been classified as a current liability as the Company must create and maintain positions created during the grant period through December 31, 2010. Through March 31, 2010, four new jobs have been created and retained since the grant was awarded.

7. Stock Option Grants

        The Company did not grant stock options during the three months ended March 31, 2010 and 2009. The Company recognized compensation expense totaling approximately $76,000 and $169,000 for the three months ended March 31, 2010 and 2009, respectively.

8. Net Loss Per Share

        Basic loss per share is computed by dividing net loss by the number of weighted average common shares outstanding during the reporting period. Diluted loss per share is calculated to give effect to all

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

MARCH 31, 2010

(UNAUDITED)

8. Net Loss Per Share (Continued)

potentially dilutive common shares that were outstanding during the reporting period. The computation of diluted shares outstanding for the periods ended March 31, 2010 and 2009 excludes incremental shares of 13,560,550 and 13,356,138 respectively, related to outstanding employee stock options and warrants. These shares are excluded due to their anti-dilutive effect as a result of the Company's net losses for the periods ended March 31, 2010 and 2009.

9. Recent Accounting Pronouncements

        In January 2010, the FASB issued updated accounting guidance related to the accounting for fair value measurements and disclosures, which are included in ASC Update No. 2010-06, "Improving Disclosures About Fair Value Measurements". The update requires new disclosures and clarifies existing disclosure requirements about fair value measurement as set forth in ASC 820. The objective is to improve these disclosures and, thus, increase the transparency in financial reporting. The statement is effective for interim and annual reporting periods beginning after December 15, 2009. The adoption of the provisions did not have a material impact on the Company's statements of financial position, results of operations and cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Advanced Life Sciences Holdings, Inc.
Woodridge, Illinois

        We have audited the accompanying consolidated balance sheets of Advanced Life Sciences Holdings, Inc. (a Delaware corporation in the development stage) and its subsidiary (the "Company") as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2009 and for the period from January 1, 1999 (inception) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advanced Life Sciences Holdings, Inc. and its subsidiary as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, and for the period from January 1, 1999 (inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and stockholders' capital deficiency, combined with the lack of sufficient cash on-hand or other available funding to meet its business requirements for the foreseeable future raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company is in the development stage at December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 10, 2010

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,841,801	$1,527,108
Grant receivable	530,219	63,444
Prepaid insurance	111,761	227,313
Other prepaid expenses and deposits	88,535	143,808

Total current assets	3,572,316	1,961,673

PROPERTY AND EQUIPMENT:
Furniture and fixtures	244,072	244,072
Laboratory equipment	—	159,186
Computer software and equipment	258,786	258,786
Leasehold improvements	177,253	505,804

Total property and equipment—at cost	680,111	1,167,848
Less accumulated depreciation	(624,158)	(760,329)

Property and equipment—net	55,953	407,519

OTHER ASSETS:
Commercial launch materials	2,760,936	—
Deferred offering and financing costs	13,566	450,861
Other long-term assets	25,000	—

Total other assets	2,799,502	450,861

TOTAL ASSETS	$6,427,771	$2,820,053

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$604,334	$1,379,941
Accrued clinical trial and NDA expenses	—	458,260
Accrued payroll	664,436	506,537
Other accrued expenses	661,504	352,466
Accrued interest payable	73,194	72,572
Short-term lease payable	4,350	8,468

Total current liabilities	2,007,818	2,778,244
Long-term lease payable	—	4,350
Long-term grant payable	500,000	500,000
Long-term notes payable—related party	2,000,000	2,000,000
Line of credit	10,000,000	9,915,000

Total liabilities	14,507,818	15,197,594

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.01 par value—120,000,000 shares authorized; 84,925,010 issued and outstanding at December 31, 2009; 40,810,932 shares issued and outstanding at December 31, 2008	849,250	408,109
Additional paid-in capital	122,621,392	109,601,807
Deficit accumulated during the development stage	(131,550,689)	(122,387,457)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(8,080,047)	(12,377,541)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$6,427,771	$2,820,053

See notes to consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

				Period From Inception (January 1, 1999) Through December 31, 2009
	Year ended December 31,
	2009	2008	2007
Revenue:
Management fees	$—	$—	$—	$1,161,180
Grants	2,793,191	240,830	—	4,069,592
Royalty—related party	—	—	—	45,238

Total revenue	2,793,191	240,830	—	5,276,010

Expenses:
Research and development	4,462,281	15,709,293	25,735,759	95,042,682
Contracted research and development—related party	—	—	—	7,980,299
Selling, general and administrative	6,322,849	7,116,549	6,839,575	33,371,486

Total expenses	10,785,130	22,825,842	32,575,334	136,394,467

Loss from operations	(7,991,939)	(22,585,012)	(32,575,334)	(131,118,457)
Net other (income) expense:
Interest income	(11,561)	(306,846)	(717,884)	(2,960,423)
Interest expense	1,036,762	525,703	466,963	4,185,615
Other (income) expense, net	146,092	—	—	146,092
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	(939,052)

Net other (income) expense	1,171,293	218,857	(250,921)	432,232

Net loss	(9,163,232)	(22,803,869)	(32,324,413)	(131,550,689)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(9,163,232)	(22,803,869)	(32,324,413)	(131,550,689)

Less accumulated preferred stock dividends of subsidiary for the period	175,000	175,000	175,000	1,844,792

Net loss available to common shareholders	$(9,338,232)	$(22,978,869)	$(32,499,413)	$(133,395,481)

Net loss per share available to common shareholders—basic and diluted	$(0.16)	$(0.59)	$(1.12)

Weighted average shares outstanding—basic and diluted	57,781,126	39,098,943	28,910,041

See notes to consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF TOTAL EQUITY (DEFICIT)

				Deficit Accumulated During the Development Stage
	Common Stock
			Additional Paid-in Capital		Noncontrolling Interest in Subsidiary
	Shares	Amount				Total
BALANCE—January 1, 1999 (inception)	—	$—	$—	$—	$—	$—
Issuance of stock (at inception)	1,588,000	250,000	—	—	—	250,000
Issuance of common stock, net of offering costs (August 2005)	6,721,814	67,218	29,210,558	—	—	29,277,776
Issuance of common stock, net of offering costs (March 2006)	10,233,464	102,335	33,266,653	—	—	33,368,988
Exchange of shares under recapitalization (December 2004)	(1,629,685)	(256,563)	—	—	—	(256,563)
Issuance of shares under recapitalization (December 2004)	9,482,015	94,820	161,743	—		256,563
Capital contributions (December 2004)	—	—	12,711,330	—	—	12,711,330
Issuance of 14,887 warrants (December 2004)	—	—	11,898	—	—	11,898
Issuance of common stock in exchange for licenses (December 2004)	1,122,569	11,226	8,988,774	—	—	9,000,000
Issuance of common stock in exchange for reduction of milestones payable (August 2005)	600,000	6,000	3,000,000	—	—	3,006,000
Modification of 14,887 warrants (August 2005)	—	—	18,925	—		18,925
Issuance of stock related to option exercises (since inception)	164,500	7,791	22,896	—	—	30,687
Compensation expense related to stock options (since inception)	—	—	978,076	—	—	978,076
Net loss (since inception)	—	—	—	(67,259,175)	—	(67,259,175)

BALANCE—December 31, 2006	28,282,677	$282,827	$88,370,853	$(67,259,175)	$—	$21,394,505
Issuance of common stock, net of offering costs (December 2007)	10,191,083	101,911	17,750,327	—	—	17,852,238
Issuance of stock related to option exercises	29,227	292	4,296	—		4,588
Compensation expense related to stock options	—	—	734,056	—	—	734,056
Net loss	—	—	—	(32,324,413)	—	(32,324,413)

BALANCE—December 31, 2007	38,502,987	$385,030	$106,859,532	$(99,583,588)	$—	$7,660,974
Adjustment to net offering costs (December 2007)	—	—	(50,141)	—	—	(50,141)
Issuance of common stock, net of offering costs (September 2008)	1,888,606	18,886	1,634,193	—	—	1,653,079
Issuance of common stock as payment for commitment fees (September 2008)	393,339	3,933	296,067	—	—	300,000
Issuance of 65,000 warrants (October 2008)	—	—	7,445	—		7,445
Issuance of stock related to option exercises	26,000	260	3,822	—	—	4,082
Compensation expense related to stock options	—	—	850,889	—		850,889
Net loss	—	—	—	(22,803,869)	—	(22,803,869)

BALANCE—December 31, 2008	40,810,932	$408,109	$109,601,807	$(122,387,457)	$—	$(12,377,541)
Issuance of common stock under the standby equity distribution agreements, net of offering costs	43,986,137	439,862	12,475,173	—		12,915,035
Issuance of stock related to option exercises	127,941	1,279	18,855	—		20,134
Compensation expense related to stock options	—	—	525,557	—		525,557
Net loss	—	—	—	(9,163,232)	—	(9,163,232)

BALANCE—December 31, 2009	84,925,010	$849,250	$122,621,392	$(131,550,689)	$—	$(8,080,047)

See notes to consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,			Inception (January 1, 1999) Through December 31, 2009
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,163,232)	$(22,803,869)	$(32,324,413)	$(131,550,689)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	106,907	218,796	206,755	948,477
Non-cash interest expense	13,867	8,050	37,768	122,740
Stock compensation expense	525,557	850,889	734,056	3,088,578
Non-cash research and development	—	—	—	24,466,667
Non-cash settlement of milestone payment	—	—	—	6,000
Gain on sale of interest in Sarawak Medichem Pharmaceuticals (SMP)	—	—	—	(939,052)
Loss on disposal	244,659	35	1,761	257,988
Changes in operating assets and liabilities:
Clinical supplies	—	—	—	533,333
Accounts receivable	(466,775)	(63,444)	—	(530,219)
Prepaid expenses	170,825	946,899	1,691,599	(208,844)
Commercial launch materials	(2,760,936)	—	—	(2,760,936)
Other assets	(25,000)	10,000	—	(16,452)
Accounts payable	(616,900)	(1,464,517)	1,674,355	604,334
Accrued expenses	33,679	(1,814,721)	1,469,209	1,325,942
Licenses payable	—	—	—	(11,000,000)
Accrued interest on debt	622	49,816	—	651,257

Net cash flows from operating activities	(11,936,727)	(24,062,066)	(26,508,910)	(115,000,876)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,466)	(362,353)	(58,436)	(1,098,167)
Proceeds from the sale of SMP	—	—	—	939,052
Proceeds from the sales of investments	—	—	—	31,557,158
Purchase of investments	—	—	—	(31,557,158)

Net cash flows from investing activities	(5,466)	(362,353)	(58,436)	(159,115)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and capital contributions	13,178,259	1,664,713	17,852,238	102,551,549
Proceeds from issuance of note payable and line of credit	85,000	6,000,000	—	15,103,691
Proceeds from grants	—	—	—	500,000
Proceeds from stock options exercised	20,134	4,082	4,588	59,491
Payments for financing fees	(18,039)	(35,000)		(53,039)
Payments on capital leases	(8,468)	(7,259)	(19,436)	(159,900)

Net cash flows from financing activities	13,256,886	7,626,536	17,837,390	118,001,792

NET (DECREASE) INCREASE IN CASH	1,314,693	(16,797,883)	(8,729,956)	2,841,801
CASH—Beginning of period	1,527,108	18,324,991	27,054,947	—

CASH—End of period	$2,841,801	$1,527,108	$18,324,991	$2,841,801

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION:
Cash paid during the period for interest	$1,023,530	$477,835	$416,583	$3,414,171

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Noncash investment activity:
Purchase of property and equipment under capital leases	—	—	—	164,249
Capital expenses included in accounts payable	—	5,466	—	—
Noncash financing activity:
Issuance of common shares for licenses	—	—	—	9,000,000
Issuance of common shares for reduction of milestone payment	—	—	—	3,000,000
Unpaid costs associated with the issuance of common stock	—	61,775	—	—
Debt discount	—	—	—	30,823
SEDA and financing related costs	—	423,911	—	337,445

See notes to consolidated financial statements.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

1. Nature of Business

        Advanced Life Sciences Holdings, Inc. and its subsidiary Advanced Life Sciences, Inc. (together, the "Company") conduct new drug research and development in the fields of infectious disease, oncology and respiratory disease. Since inception, the Company has devoted substantially all of its efforts to activities such as financial planning, capital raising and product development, and has not derived significant revenues from its primary business activity. Accordingly, the Company is in the development stage, as defined by the Accounting Principles Generally Accepted in the United States of America ("GAAP") for development stage enterprises.

        The Company is subject to risks and uncertainties common to drug discovery companies, including technological change, potential infringement on intellectual property of third parties, new product development, regulatory approval and market acceptance of its products, activities of competitors and its limited operating history.

        In January 1999, MediChem Life Sciences, Inc. ("MediChem") contributed all of the net assets of its proprietary drug development business, including MediChem's 50% interest in Sarawak MediChem Pharmaceuticals, Inc. ("SMP") to a wholly- owned subsidiary, Advanced Life Sciences, Inc. ("ALS Inc.") in exchange for 1,588,000 shares of common stock.

        In June 1999, MediChem exchanged its investment in 100% of the outstanding common stock of ALS Inc. for nonvoting preferred stock issued by ALS Inc. effecting a spin-off of ALS Inc. Prior to the spin-off, Dr. Michael Flavin, the sole stockholder, owned 100% of MediChem and ALS Inc., then a wholly-owned subsidiary of MediChem. As a result of the spin-off, Dr. Flavin became the sole common stockholder of ALS Inc. MediChem holds 100% of the preferred stock of ALS Inc., which was issued in exchange for common stock held at the June 1999 spin-off.

        In December 2004, ALS Inc. executed a plan of reorganization. The Company was formed as a Delaware corporation with Dr. Flavin as its chief executive officer. Common shareholders of ALS, Inc. exchanged their 1,629,685 common shares for 1,629,685 shares of common stock of the Company.

        In April 2005, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") covering the proposed sale by the Company of its common stock to the public. In June 2005, the Board approved the amendment and restatement of the Company's Articles of Incorporation to provide for an increase in the number of authorized shares of common stock and preferred stock to 60,000,000 shares and 5,000,000 shares, respectively, and a 3.97-for-1 stock split of the Company's common stock. All references in the consolidated financial statements to shares of common stock, common stock options, common stock prices and per share of common stock amounts have been adjusted retroactively for all periods presented to reflect this stock split. In August 2005, the Company completed the initial public offering of its common stock in which the Company sold 6,400,000 shares of common stock to the public at $5.00 per share, resulting in gross proceeds of $32.0 million. The Company also completed a concurrent offering of 600,000 shares to an existing stockholder in exchange for a $3.0 million reduction of a milestone payment obligation under its license agreement with the stockholder. In September 2005, the Company's underwriters exercised their option to purchase 100,000 shares to cover over-allotments resulting in additional gross proceeds of $500,000. In connection with these offerings, the Company paid approximately $2.3 million in underwriting

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

1. Nature of Business (Continued)

discounts and incurred other offering expenses of approximately $1.5 million. The net cash proceeds from the offerings were approximately $28.7 million.

        In March 2006, the Company raised approximately $33.4 million, net of underwriting discounts and offering expenses, in connection with the issuance of 10,233,464 shares of its common stock at a price of $3.53 per share and warrants to purchase an additional 5,116,732 shares of its common stock at an exercise price of $3.81 per share.

        In December 2006, the Company completed the sale of ALS Inc.'s 50% equity interest in SMP to the State Government of Sarawak, Malaysia ("Sarawak Government"), through Craun Sdn. Bhd. ("CRAUN") for $1.0 million. Upon the closing of the Stock Purchase Agreement, the Sarawak Government became the sole owner of SMP and its HIV-therapeutic candidate, Calanolide A. The net cash proceeds from the sale were approximately $940,000. In connection with the sale, the Company made customary representations and warranties and provided indemnification for losses not to exceed the purchase price of $1 million. The parties mutually agreed to waive any future legal claims otherwise arising out of the SMP joint venture.

        In December 2007, the Company raised approximately $17.9 million, net of underwriting discounts and offering expenses in connection with the issuance of 10,191,083 shares and warrants to purchase 5,095,542 shares of its common stock at a price of $1.96 per share. The warrant exercise price is $2.15 per share and they expire in December 2012.

        In September 2008, the Company and Wyeth (Wyeth was subsequently acquired by Pfizer and as a result will be referred to as "Pfizer" throughout these financial statements) entered into a development and commercialization agreement for cethromycin (Restanza™) in the Asia Pacific region excluding Japan. The Company will retain exclusive rights to cethromycin in the rest of the world, including North America and Europe excluding Japan. In addition to future royalty payments, the Company would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets. The Company and Pfizer will collaborate to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region. It is not anticipated that Pfizer would file for regulatory approval in the Asia Pacific region prior to the Company obtaining U.S. approval for cethromycin from the United States Food and Drug Administration ("FDA").

        In connection with the Company's entry into a development and commercialization agreement, the Company entered into a stock purchase agreement with Pfizer. Under the terms of the agreement, Pfizer made an up-front investment in the Company by purchasing 1,888,606 shares of its common stock at a price of $0.908 per share for approximately $1.7 million, net of offering expenses, representing approximately 4.9% of the Company's total then outstanding shares.

        In April 2009, the Company's shareholders approved an amendment to its articles of incorporation to increase the number of authorized shares from 65,000,000 to 125,000,000 including an increase in the number of authorized shares of common stock from 60,000,000 to 120,000,000.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

1. Nature of Business (Continued)

        In April 2009, the Company filed a shelf registration statement on Form S-3 with the SEC which was subsequently declared effective by the SEC.The shelf registration allows the Company to raise capital from time to time through the sale of common stock, preferred stock and/or equity warrants.

        The Company received a notice on April 28, 2009 from the Nasdaq Listing Qualifications Panel (the "Panel") that the Panel had determined to delist the Company's common stock from The Nasdaq Capital Market. The Panel's decision was based on the Company's inability to evidence compliance with the $2.5 million shareholders' equity requirement or the $35.0 million market value of listed securities requirement of the Nasdaq Capital Market. The Company's common stock on The Nasdaq Capital Market was suspended at the open of trading on May 5, 2009. The Company's common stock began trading on the OTC Bulletin Board ("OTCBB") on May 6, 2009. Trading on the OTCBB still allows the Company to sell shares of common stock under its Standby Equity Distribution Agreement ("SEDA") facility (see below). On August 20, 2009, the Nasdaq Stock Market filed a Form 25 with the SEC to complete the delisting.

        In June 2009, the Company entered into a SEDA with YA Global Master SPV Ltd. ("YA SPV"), an affiliate of Yorkville Advisors, for the sale of up to $15.0 million of shares of the Company's common stock over a two-year commitment period. Under the terms of the SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to YA SPV at a discount to the current market price of 5%. The amount of each advance under the SEDA is limited to the greater of $600,000 or the average trading volume for the five trading days prior to the advance notice date. The Company is not obligated to utilize any of the $15.0 million available under the SEDA and there are no minimum commitments or minimum use penalties, nor does the agreement prohibit the Company from entering into any other financing arrangements. The Company entered into the SEDA with the consent of its lender under the Company's credit facility, which requires the Company to maintain availability under the SEDA of at least $6.0 million at all times unless the bank otherwise consents. From the inception of the SEDA through December 31, 2009, the Company issued 34,102,143 shares to YA SPV and received proceeds of approximately $9.4 million. In addition, between the period of January 1, 2010 and February 26, 2010, the Company raised approximately $1.8 million and issued 11,441,609 shares through the usage of the SEDA facility. Shares of common stock sold under the SEDA in excess of $9.0 million were sold with the consent of the Company's lender under the Company's credit facility.

        In June 2009, prior to entering into the SEDA, the Company and YA Global Investments, L.P. ("YA Global"), an affiliate of Yorkville Advisors, agreed to terminate a prior Standby Equity Distribution Agreement dated as of September 29, 2008 ("Former SEDA"). For the period of January 1, 2009 through the end of the Former SEDA, the Company issued 9,883,994 shares to YA Global and received approximately $3.9 million. In addition, in September 2008, the Company paid YA Global a commitment fee of $300,000 by issuing 393,339 shares of the Company's common stock.

        The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations and the realization of assets and liquidation of liabilities in the ordinary course of business.Given this uncertainty, there is substantial doubt as to the Company's ability to continue as a going concern.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

1. Nature of Business (Continued)

        The Company has incurred losses since its incorporation in January 1999 and has funded its operations to date primarily from debt financings and capital contributions from its founder and Chief Executive Officer, proceeds of the IPO and the subsequent private placements, including issuances of common stock under the SEDA and the Former SEDA. The Company will not be generating any product-based revenues or realizing cash flows from operations in the near term, if at all. Based on management's best estimates, the Company has resources to fund operations through the first quarter of 2010. Throughout 2009, the Company has raised capital through issuance of common stock under the SEDA and the Former SEDA. The Company's shelf registration statement filed in April 2009, allowed it to raise capital from time to time through the sale of common stock under its SEDA facility. This S-3 registration statement will no longer be effective with the filing of this report. In order to continue to raise additional capital through the sale of common stock, preferred stock and/or equity warrants under the Company's SEDA facility or through other methods of raising capital, the Company will be required to file a registration statement and have it declared effective by the SEC. Furthermore, as of February 26, 2010, 9,061,917 shares of authorized common stock remains available for future issuance. In order to issue additional shares of common stock, shareholder approval would be required to increase the number of authorized shares.If the Company raises additional capital by issuing equity securities, its shareholders could experience substantial dilution. In addition, as a result of the Company's continued losses and current cash and financing position, realization of assets or liquidation of liabilities, without substantial adjustments is uncertain. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Given this uncertainty, there is substantial doubt as to the Company's ability to continue as a going concern.

        In order to continue its business activities during 2010, the Company intends to raise additional capital by issuing additional common shares, assuming the shareholders' approval of additional authorized common shares and by licensing its lead compound, cethromycin, to commercial partners. The Company believes, based upon current market conditions, additional commercial partnership agreements would include a series of milestone payments, including up-front milestones that would fund the Company's continued operations. Although management believes the Company could secure additional commercial partnerships, there can be no assurances that such partnerships will be available at terms acceptable to the Company, if at all.

2. Summary of Significant Accounting Policies

        Basis of Presentation—The consolidated financial statements include the accounts of the Company and its subsidiary ALS Inc. All significant intercompany balances and transactions have been eliminated.

        Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

        Property and Equipment—Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful life of three to five years. Assets under capital leases were recorded at the present value of the minimum lease payments and are amortized over the shorter

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

2. Summary of Significant Accounting Policies (Continued)

of their estimated useful lives or the term of the respective leases using the straight-line method. Maintenance and repair costs are expensed as incurred. Fixed assets capitalized under capital leases amounted to $30,000 as of December 31, 2009 and 2008, and accumulated depreciation of $26,000 and $19,000, as of December 31, 2009 and 2008, respectively.

        Deferred Offering and Financing Costs—Deferred offering and financing costs represent legal, accounting, and commitment fees incurred to raise capital and obtain financing. The Company incurred deferred offering costs related to the Former SEDA (see Note 1). These costs, which are attributable to a proposed offering of securities, were deferred and ratably allocated against the gross proceeds of future offerings under the SEDA. Deferred financing costs were incurred as a result of the Company restructuring its line of credit (see Note 4). These costs are capitalized and amortized over the life of the applicable financing.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Foreign Currency Translation—The Company's functional currency is the U.S. dollar. As such, revenue and expense transactions denominated in currencies other than the Company's functional currency are translated into U.S. dollars at the exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date. Gains or losses resulting from these translation adjustments are included in other income or expense. During 2009, the Company incurred foreign exchange losses associated with certain purchases that had been denominated in foreign currencies.

        Commercial Launch Materials—The Company may scale-up and make commercial quantities of its product candidates prior to the date when such products will receive final FDA approval. The scale-up and production of commercial launch materials involves the risk that such products may not be approved for marketing by the FDA on a timely basis, if at all. This risk notwithstanding, the Company plans to continue to scale-up and build commercial launch materials of certain products that have not yet received final governmental approval when the Company believes that such action is appropriate in relation to the commercial value of the product launch opportunity. The cost of these commercial launch materials, which are not intended to be used in future research and development activities, are capitalized as a non-current asset until the Company receives FDA approval, at which time the materials would be classified as inventory.

        Research and Development Expenses—Research and development expenses consist of internal research costs and fees paid for contract research in conjunction with the research and development of the Company's proprietary product portfolio. All such costs are expensed as incurred including in-process research and development. Clinical trial costs incurred by third parties are expensed as the contracted work is performed. The Company estimates both the total cost and time period of the trials

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

2. Summary of Significant Accounting Policies (Continued)

and the percent completed as of that accounting date. Research and development expenses resulting from contracts that require payments based upon the progress towards completion of certain milestones are estimated based upon the percentage of completion method. The Company believes that the estimates made as of December 31, 2009 are reflective of the actual expenses incurred as of that date.

        The company recognizes in-process research and development in accordance with GAAP.Assets to be used in research and development activities, specifically, compounds that have yet to receive new drug approval from the FDA and would have no alternative use should approval not be given, are immediately charged to expense when acquired.

        Clinical Supplies—Clinical supplies consist of clinical trial raw material purchased from Abbott Laboratories which were valued at the lower of cost or market. Such supplies were expensed to research and development expense as they were manufactured into tablets for use in clinical trials.

        Revenue Recognition—Revenue related to award grants from various government agencies is recorded as expenses are incurred and services performed in accordance with the terms of the grant agreements. Royalty revenue is earned from a license of the Company's chemical process technology.

        Fair Value of Financial Instruments—The carrying values of certain of the Company's financial instruments, including cash equivalents and accounts payable approximates fair value due to their short maturities. The fair values of the Company's long-term obligations (see Note 4) are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. The Company estimates that the fair value of its $10.0 million (carrying value) revolving line of credit is approximately $9.6 million and that the fair value of its $2.0 million (carrying value) promissory note is approximately $1.9 million.

        Income Taxes—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has determined that the deferred tax asset does not meet the "more likely than not" criteria under GAAP for income taxes, and, accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero.

        Milestone and Intellectual Property Costs—Milestone and intellectual property costs consist of milestone payments made for agreed-upon achievements in the course of development of the compounds the Company licenses. Milestone payments are expensed when the milestone is achieved.

        Stock-Based Compensation—Stock-based compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. Compensation expense is recognized over the period that an employee provides service in exchange for the award.The Company utilizes a Black-Scholes-Merton option pricing model to estimate the fair value of options.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

2. Summary of Significant Accounting Policies (Continued)

        Disclosure About Segments of an Enterprise—Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one segment. The chief operating decision-maker is the Chief Executive Officer.

        Recent Accounting Pronouncements—In June 2009, the FASB issued "The FASB Accounting Standards Codification ("ASC") and the Hierarchy of GAAP" which became the source of authoritative GAAP recognized by the FASB to be applied to nongovernmental entities. The provisions are included in ASC subtopic 105 and are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The principal effect of this guidance is a change in the referencing of accounting standards and pronouncements from FASB Statements, FASB Interpretations, EITF Abstracts and other sources of official accounting standards to the new codified standards. The adoption of the provisions did not have a material impact on the Company's statements of financial position, results of operations and cash flows.

        In May, 2009, the FASB issued guidance related to subsequent events, which is included in ASC subtopic 855, "Subsequent Events." The provisions require Company management to evaluate events or transactions occurring subsequent to the balance sheet date but prior to the issuance of the financial statements for potential recognition or disclosure in the financial statements and to disclose the results of management's findings in the financial statements. In addition, the provisions identify the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures of such events. This statement is effective for interim or annual periods ending after June 15, 2009. The adoption of the provisions did not have a material impact on the Company's statements of financial position, results of operations and cash flows.

        In December 2007, the FASB issued new accounting guidance related to the accounting for noncontrolling interests in consolidated financial statements, which are included in ASC subtopic 810, "Noncontrolling Interests in Consolidated Financial Statements". This guidance changes the accounting and reporting for minority interests, which includes retrospective adjustments to recharacterize noncontrolling interests and classification as a component of equity. The Company's only noncontrolling interest is the ownership, by deCODE Genetics, of the preferred stock of ALS, Inc. The new guidance was effective beginning the first fiscal quarter of 2009. The adoption of this guidance did not have a material impact on the Company's statements of financial position, results of operations and cash flows.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

3. Related Party Transactions

        The Company's Chief Executive Officer, Michael T. Flavin Ph.D., loaned $2.0 million to the Company in 2001 (see Note 4). Interest expense related to the note of $158,000, $155,000 and $155,000 was recorded and paid, for the years ended December 31, 2009, 2008 and 2007, respectively.

        The Company's line of credit with a financial institution is secured by substantially all of the Company's assets, except that the collateral specifically excludes any rights that the Company has as a result of its license agreement with Abbott Laboratories ("Abbott") for cethromycin, and is further secured by 2.5 million shares of the Company's stock held by ALS Ventures, LLC (see Note 4), which is beneficially owned by the Company's Chief Executive Officer.

        The Company leases facilities from the BioStart Property Group ("BioStart"), a wholly-owned subsidiary of Flavin Ventures, which is owned by the Company's Chief Executive Officer. The operating lease expired in September of 2008 and pursuant to the terms of the lease and pending agreement on a lease renewal, the Company leased the facilities on a month-to-month basis. In October 2009, the Company renewed its lease with BioStart. Because of the ownership interest in BioStart held by Flavin Ventures, the Company's audit committee, acting on behalf of the board, oversaw all lease negotiations on behalf of the Company and the board approved the final terms of the Company's lease renewal.The lease, which commenced on October 1, 2009, is for a term of three years and provides the Company with 9,440 square feet of space at a rental rate of $10.50 per square foot. This rate is comparable with market rates for similar office space in the surrounding area. The rental rate increases by 2.5% for the second year and by 3.0% in the final year of the lease term. The lease has a provision allowing the Company to negotiate an amendment to lease additional laboratory and office space should the need arise. Lease payments totaled approximately $235,000, $284,000 and $272,000 for the years ended December 31, 2009, 2008 and 2007, respectively (see Note 10).

        In connection with its lease renewal with BioStart, the Company discontinued the rental of the laboratory and certain office space. In the third quarter of 2009, the Company recorded a non-cash charge of approximately $234,000 to expense capitalized leasehold improvements related to the space no longer leased.

4. Long Term Obligations

        In September 2001, the Company incurred indebtedness under a $2.0 million promissory note with the Chief Executive Officer of the Company, which bears interest at 7.75%. Principal plus any accrued interest was due in a lump sum on January 5, 2010.On January 4, 2010, the note was extended to January 5, 2012 and is therefore classified as a long-term liability in the financial statements. All other terms remained unchanged and in effect.As of December 31, 2009 and December 31, 2008, the Company had $2.0 million outstanding under the note.

        The Company has a $10.0 million revolving line of credit with a financial institution with a maturity date of January 1, 2011, and a fixed interest rate of 8.5%. The line of credit is secured by substantially all of the Company's assets, except that the collateral specifically excludes any rights that the Company may have as a result of its license agreement with Abbott for cethromycin, and is further secured by 2.5 million shares of the Company's common stock held by ALS Ventures, LLC. The credit

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

4. Long Term Obligations (Continued)

agreement contains a material adverse change clause, which is subject to the judgment of the lender and, if triggered, can accelerate the payment of the debt. The Company entered into the SEDA with the consent of its lender under the Company's credit facility, which requires the Company to maintain availability under the SEDA of at least $6.0 million at all times unless the bank otherwise consents. In October 2008, the Company issued to the lender as a closing fee warrants for the purchase of 65,000 shares of its common stock at an exercise price of $1.00 per share. The warrants became exercisable upon issuance and will expire five years from the date of the grant.As of December 31, 2009 and 2008, the Company had outstanding under the note $10.0 million and $9.9 million, respectively.

5. Stockholders' Equity (Deficit)

        Authorized Capital—As of December 31, 2009, the authorized capital stock of the Company consists of 120,000,000 shares of voting common stock authorized for issuance with a par value of $0.01 and 5,000,000 shares of undesignated preferred stock which may be issued from time to time in one or more series. The Company has not issued any preferred stock as of December 31, 2009.

6. Noncontrolling Interest

        The Series A preferred stock ("Series A Preferred Stock") of the Company's subsidiary, ALS, Inc., is held by deCODE Genetics ("deCODE") as a result of ALS Inc.'s spin-off from MediChem Life Sciences in January 1999, and MediChem's subsequent acquisition by deCODE Genetics in March 2002.

        As of December 31, 2009, ALS Inc. had 250,000 shares of Series A Cumulative Preferred Stock authorized, issued and outstanding to deCODE. The Series A Preferred Stock is nonvoting except as to certain matters including the issuance of any class of stock ranking prior to the shares of Series A Preferred Stock, or the merger or consolidation of ALS Inc. if such merger would adversely affect the powers, preferences or rights of the Series A Preferred Stock. The Series A Preferred stockholder is entitled to receive dividends payable in cash at the rate of 7.0% per annum per share on the amount of liquidation preference of the shares.

        Liquidation Preferences—Upon dissolution or winding up of ALS Inc., whether voluntary or involuntary, the holders of the shares of the Series A Preferred Stock are entitled to receive a liquidation preference of $10 per share, plus all accrued and unpaid dividends.

        The total liquidation preference values as of December 31, 2009 and 2008 are approximately $4.3 million and $4.2 million respectively, including approximately $1.8 million and $1.7 million of unpaid dividends. Any determination in the future to pay cash dividends will depend on the Company's financial condition, capital requirements, result of operations, contractual limitations and other factors deemed relevant by the Board of Directors.

7. Incentive Stock Plan

        In December 1999, our board of directors and stockholders adopted and approved the Company's Incentive Compensation Plan (the "Plan"). The Plan provides for the grant of stock options and the

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

7. Incentive Stock Plan (Continued)

award of restricted stock to selected officers and consultants of the Company. Options expire 10 years from the date of grant. The Plan provides for graduated vesting whereby options to purchase 1/36th of the shares granted vest at the end of each month following the date of grant. Awards of restricted stock are subject to certain terms, conditions, restrictions and limitations as determined by the board of directors. The 1999 plan concluded in 2005 when the final options authorized under the plan were issued.

        In April 2005, our board of directors adopted the 2005 Stock Incentive Plan. The 2005 Stock Incentive Plan permits awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares. In addition, the plan provides an opportunity for the deferral of salary and bonuses into restricted stock units and the deferrals of gains or payments due upon the vesting or exercise of awards under our stock incentive plan. As of December 31, 2009, only non-qualified stock options have been issued under this plan.

        The maximum number of shares of common stock that may be subject to awards under our incentive plans is 4,686,107. Options granted under the 2005 Stock Incentive Plan vest at the discretion of the board of directors and expire 10 years from the date of grant. To date, the vesting term of the options granted under the Plan has ranged from immediate vesting to 3 years. As of December 31, 2009, 897,597 options were available to be granted under the plan.

        The compensation cost that has been charged against income for the Company's Plans was approximately $526,000, $851,000 and $734,000 for 2009, 2008 and 2007, respectively. Since the Company records a full valuation allowance against its deferred tax assets, no tax benefit has been recognized related to these share-based compensation charges.

        The following schedule details the grants under the Company's plan for the year ended December 31, 2009.

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
Outstanding at January 1, 2009	3,123,259	$1.62	7.7	$
Granted	673,200	$0.69
Exercised	(127,941)	$0.16
Expired	(53,520)	$0.16
Forfeited	(233,292)	$1.09

Outstanding at December 31, 2009	3,381,706	$1.55	7.5		$—
Options exercisable at December 31, 2009	2,204,181	$2.05	6.8		$—

        The weighted-average grant-date fair value of options granted during the years 2009, 2008 and 2007 was approximately $0.56, $0.19 and $1.42, respectively. The fair value of options vested during the years 2009, 2008 and 2007 was approximately $573,000, $688,000 and $676,000, respectively. The total

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

7. Incentive Stock Plan (Continued)

intrinsic value of options exercised during the years ended December 31, 2009, 2008 and 2007 was approximately $14,000, $21,000 and $62,000, respectively.

        As of December 31, 2009, there was approximately $480,000 of total unrecognized compensation cost related to unvested stock options granted under the Plans; that cost is expected to be recognized over a period of 3 years.

        Cash received from options exercises under the Plans for the years ended December 31, 2009, 2008 and 2007 was approximately $20,100, $4,100 and $4,600, respectively. The Company issues new shares of common stock as a result of stock option exercises. No tax benefits have been recognized in connection with the stock option exercises due to the Company's net operating losses and full valuation allowance on its deferred tax assets.

        The Company estimates the fair value of each option award on the date of grant using a Black-Scholes-Merton model that uses assumptions noted in the table below:

	2009	2008	2007
Expected volatility	104.0%	71% - 81%	62% - 66%
Weighted-average volatility	104.0%	76.5%	65.5%
Expected dividends	0.0%	0.0%	0.0%
Expected term (in years)	6.0	6.0 - 6.5	6.5
Risk-free rate	2.33%	2.79% - 3.34%	4.63% - 4.65%

        The Company's expected volatility is computed based upon its historical stock price volatility. The Company's dividend yield assumption is based on the fact that it has never paid cash dividends and does not anticipate paying cash dividends in the foreseeable future. The Company's risk-free interest rate assumption is based on yields of US treasury notes in effect at the date of grant. Due to the Company's limited data on stock option exercises, the expected term of options granted is derived from the average of the vesting period and the term of the option as defined in the Plans, following GAAP for determining the expected term of an option.

8. Income Taxes

        Net deferred tax assets consist primarily of net operating loss ("NOL") carryforwards. Realization of future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate future taxable income in the near term. The Company establishes a valuation allowance for deferred tax assets in accordance with GAAP when it is more-likely-than-not that the deferred tax asset will not be realized through future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether its net deferred tax assets will be realized and, accordingly, has recorded a full valuation allowance against these assets.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

8. Income Taxes (Continued)

        NOL carryforwards of approximately $98.3 million for income tax purposes are available to offset future taxable income. In addition, federal tax credits for increasing research and development expenditures of approximately $2.5 million are available to offset future tax. These carryforwards begin to expire in varying amounts beginning in the year 2019. In March 2006, in conjunction with the Company's issuance of common stock to a group of investors in March 2006, the Company had an ownership change as that term is defined in Section 382 of the Internal Revenue Code. Approximately $19.8 million in NOL carryforwards have been limited as a result. Only approximately $4.1 million of the $19.8 million NOL carryforward can be used to offset taxable income in a particular year. If taxable income exceeds $4.0 million in a year, $78.4 million of the unaffected NOL carryforwards are available. If some or all of the $4.1 million NOL is not utilized in a tax year, the excess carries forward. This excess increases the $4.1 million available in the succeeding year. Tax credits have been similarly limited. The Company is in the process of assessing whether the issuances of common stock during 2009 affected this Section 382 limitation and the amount of NOL carryforward available to be used annually in the future; however, as the Company has a full valuation allowance on its deferred tax assets, the outcome of the assessment will not affect the amounts recorded in the financial statements.

        The Company classifies penalty and interest expense related to income tax liabilities as an income tax expense. There are no interest and penalties recognized in the statement of operations or accrued on the balance sheet.

        The Company files tax returns in the U.S., and in the state of Illinois. The Company recently went through an examination for the tax years of 2006 and 2007 by the department of revenue in the state of Illinois. The audit review resulted in no liability to the Company and an audit closure notice was received. The tax years 2004 through 2009 remain open to examination by all other major taxing jurisdictions to which the Company is subject. The Company has not made any cash payments for income taxes since its inception.

        The following is a summary of the significant components of the Company's deferred tax assets as of December 31, 2009 and 2008:

	2009	2008
Deferred tax assets:
Net operating losses	$38,328,035	$33,745,721
Stock based compensation	1,236,255	993,113
Depreciation	91,437	112,370
In-process research and development	8,794,221	10,077,422
Other accruals and reserves	361,096	308,758
Less valuation allowance	(48,811,044)	(45,237,384)

Deferred tax asset-net	$—	$—

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

8. Income Taxes (Continued)

        The reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

	Years ended December 31,
	2009	2008
Tax provision at the statutory federal rate	34%	34%
State income taxes, net of federal income tax benefit	5%	5%
Valuation allowance	-39%	-39%

Effective tax rate	0%	0%

9. Employee Benefit Plan

        The Company has established a 401(k) plan that covers all employees who meet minimum eligibility requirements. Eligible persons can defer a portion of their annual compensation into the 401(k) plan subject to certain limitations imposed by the Internal Revenue Code. Employees' elective deferrals are immediately vested upon contribution to the 401(k) plan. The company matches employee contributions at a rate of 50% up to 6% of the employee's annual salary. Company contributions vest 25% per year after the first year of service has been completed. Approximately $74,000, $83,000 and $72,000 were recognized as expense in 2009, 2008 and 2007, respectively.

10. Commitments

        Lease Obligations—The Company leases facilities from the BioStart, a wholly-owned subsidiary of Flavin Ventures, which is owned by the Company's Chief Executive Officer. The operating lease expired in September of 2008 and pursuant to the terms of the lease and pending agreement on a lease renewal, the Company leased the facilities on a month-to-month basis. In October 2009, the Company renewed its lease with BioStart as discussed further in Note 3. Additionally, the Company leases certain capital equipment under a capital lease.

        Minimum annual payments under operating leases and the present value of minimum capital lease payments as of December 31, 2009 are as follows:

	Operating Leases	Capital lease Obligations
Year ending December 31,
2010	$99,740	$4,655
2011	102,360	—
2012	78,485	—
2013	—	—
2014	—	—

Total	$280,585	4,655

Less amount representing interest		304

Present value of minimum lease payments		$4,351

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

10. Commitments (Continued)

        Rental expense relating to the lease with BioStart totaled approximately $194,000, $241,000 and $230,000 in 2009, 2008 and 2007, respectively. Common area maintenance expense totaled approximately $41,000, $43,000 and $41,000 in 2009, 2008 and 2007, respectively.

        Employment Contracts—The Company has employment contracts with certain executive officers. In the event of termination without cause, the contracts provide for severance benefits ranging from 12 to 36 months of salary and benefit continuation.

        Vendor Contracts—The Company administers its cethromycin program largely under contracts with third parties. Through December 31, 2009, contracts totaling $46.9 million have been executed related to the cethromycin program, which includes the development, commercialization, regulatory review and pre-launch activities associated with cethromycin as well as anthrax-related studies. To date the Company has paid $46.8 million under these contracts and the remaining balance of $0.1 million is expected to be paid in the first quarter of 2010. Subcontractor arrangements in connection with the DTRA award grant are expected to be approximately $3.1 million over a two-year period which began in August 2008. Through December 31, 2009 the Company has paid $1.5 million related to these agreements. In addition, to date the Company has executed $1.2 million in contracts related to the ALS-357 program. Through December 31, 2009 the Company has paid $0.3 million related to these contracts and the remaining balance of $0.9 million would be paid over the life of the program which the Company estimates to be two to three years. The commencement of clinical trials to study ALS-357 as a topical treatment for patients with metastatic melanoma may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial.

        Grant Payable—In April 2005, the Company was awarded a $500,000 grant from the State of Illinois to fund expansion of its corporate headquarters in Woodridge, Illinois. Under the terms of the grant, the Company is to create 100 full-time jobs at its corporate headquarters between January 31, 2005 and December 31, 2010 ("grant period"). Under the current terms of the agreement, if the Company does not create the specified number of full-time jobs, it is required to repay the grant proceeds on a pro-rata basis of actual jobs created compared to the total defined in the grant within 45 days of the expiration or termination of the agreement. The entire grant has been spent and therefore the $500,000 has been classified as a long-term liability as the Company must create and maintain positions created during the grant period through December 31, 2010. Through December 31, 2009, four new jobs have been created and retained since the grant was awarded.

11. Research and Development Alliances

        Abbott Laboratories—In December 2004, the Company entered into an agreement with Abbott Laboratories under which we acquired from Abbott a license to certain patent applications, patents and proprietary technology relating to cethromycin. Under the terms of the agreement the Company paid $23.0 million to date in license fees and milestones and issued 1,722,569 shares of our common stock to Abbott.

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

11. Research and Development Alliances (Continued)

        As previously disclosed in a Form 8-K filed with the SEC on March 30, 2009, the Company alleged in a notice of dispute delivered to Abbott Laboratories that Abbott had breached its obligations under the license agreement for cethromycin entered into between the Company and Abbott on December 13, 2004. Subsequent to delivering the notice of dispute, the Company initiated arbitration proceedings against Abbott under the alternative dispute resolution provisions of the license agreement. On September 30, 2009, prior to the completion of arbitration proceedings, the Company and Abbott entered into a binding term sheet in settlement of the dispute. The binding term sheet provides for certain amendments to the license agreement. The license agreement was amended to restructure the $30.0 million lump sum milestone payment due from the Company to Abbott upon U.S. regulatory approval of cethromycin, such that $20.0 million is payable within twenty days of U.S. regulatory approval, $5.0 million is payable within 6 months of U.S. regulatory approval and $5.0 million is payable within 12 months of U.S. regulatory approval. In addition, the license agreement was amended to reduce the royalty due from the Company to Abbott by two percentage points per tier such that the Company will owe Abbott royalty payments of 17% on the first $100.0 million of aggregate net sales of cethromycin, 16% on net sales once aggregate net sales exceed $100.0 million but are less than $200.0 million, and 15% on all net sales once aggregate net sales exceed $200.0 million. Finally, the terms to pay to Abbott $2.5 million upon cethromycin reaching $200.0 million in aggregate net sales and $5.0 million upon the drug reaching $400.0 million in aggregate net sales was unchanged.

        Pfizer—In September 2008, the Company entered into a development and commercialization agreement with Pfizer for cethromycin in the Asia Pacific region excluding Japan. The Company will retain exclusive rights to cethromycin in the rest of the world, including North America and Europe excluding Japan. In addition to future royalty payments, the Company would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets. The Company will collaborate to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region.

        In connection with its entry into a development and commercialization agreement, the Company entered into a stock purchase agreement with Pfizer. Under the terms of agreement, Pfizer made an up-front investment in the Company by purchasing 1,888,606 shares of its common stock at a price of $0.908 per share for approximately $1.7 million, net of offering expenses, representing approximately 4.9% of the Company's total then outstanding shares.

        University of Illinois at Chicago—In December 1999, the Company entered into a license agreement with the University of Illinois at Chicago ("UIC") to license an anti-melanoma compound. In consideration of the exclusive, world-wide license, the Company paid an upfront license fee of $15,000 upon the execution of the agreement. The Company is obligated to make up to $135,000 in aggregate milestone payments upon the achievement of certain objectives. In December 2004, the Company filed an IND with the FDA for the anti-melanoma compound which triggered a $10,000 milestone payment to UIC which was classified as research and development expense. Under the terms of the agreement, the Company is obligated to reimburse UIC for patent protection costs which totaled approximately $18,000, $54,000 and $41,000 in 2009, 2008 and 2007, respectively. In addition, the Company must pay royalties equal to 6% of net sales to UIC based on sales of the licensed compound by the Company or

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

11. Research and Development Alliances (Continued)

its affiliates or sublicensees, as well as a percentage of all other income the Company receives from sublicensees, but in any event, a minimum royalty of $5,000 annually once commercial sales commence.

        Baxter International—As part of the Company's spin-off from MediChem Life Sciences in 1999, it obtained the entire right, title and interest to certain patented inventions relating to ALS-886 that were assigned by Baxter International, Inc. to Dr. Michael T. Flavin. The Company has assumed the obligation of Dr. Flavin to pay Baxter, as a payment for the assignment, 3% of net sales of ALS-886. Further, the Company is also obliged to share with Baxter 50% of the sublicensing fees it collects, other than royalties. In addition, if the Company sells the ongoing business of making, using or selling ALS-886, it is obligated to pay Baxter 50% of the fair market value of the right or license to manufacture, use or sell ALS-886 that is conveyed as part of the sale.

12. Net Loss Per Share Available to Common Shareholders

        Basic loss per share available to common shareholders is computed by dividing net loss available to common shareholders by the number of weighted average common shares outstanding during the reporting period. Diluted loss per share available to common shareholders is calculated to give effect to all potentially dilutive common shares that were outstanding during the reporting period. The computation of diluted shares outstanding for the periods ended December 31, 2009, 2008 and 2007 excludes incremental shares of 13,673,867, 13,415,420 and 12,075,661 related to employee stock options and warrants. These shares are excluded due to their anti-dilutive effect as a result of the Company's losses for the years ended December 31, 2009, 2008 and 2007.

13. Unaudited Quarterly Financial Data

        Selected quarterly data for 2009 and 2008 is as follows:

	2009
	First	Second	Third	Fourth
Revenue	$411,485	$706,814	$616,940	$1,057,952
Research and development expenses	934,769	1,309,050	916,241	1,302,221
Selling, general and administrative expenses	1,508,953	1,690,505	2,201,684	921,706
Operating loss	(2,032,237)	(2,292,741)	(2,500,985)	(1,165,975)
Net loss available to common shareholders	(2,326,973)	(2,612,558)	(2,901,996)	(1,496,704)
Loss per share available to common shareholders:
Basic and Diluted	$(0.06)	$(0.06)	$(0.05)	$(0.02)

ADVANCED LIFE SCIENCES HOLDINGS, INC. and Subsidiary
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND FOR THE PERIOD FROM
INCEPTION (JANUARY 1, 1999) THROUGH DECEMBER 31, 2009

13. Unaudited Quarterly Financial Data (Continued)

	2008
	First	Second	Third	Fourth
Revenue	$—	$—	$32,006	$208,824
Research and development expenses	1,868,054	1,690,088	11,240,032	911,120
Selling, general and administrative expenses	1,726,366	1,682,604	1,828,607	1,878,971
Operating loss	(3,594,420)	(3,372,692)	(13,036,633)	(2,581,267)
Net loss available to common shareholders	(3,585,884)	(3,442,662)	(13,132,416)	(2,817,907)
Loss per share available to common shareholders:
Basic and Diluted	$(0.09)	$(0.09)	$(0.34)	$(0.07)

  Earnings per share amounts for each quarter are required to be computed independently and, when summed may not equal the amount computed for the total year.

2,900,000 Units

PROSPECTUS

DAWSON JAMES SECURITIES, INC.

                         , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses payable by us in connection with the offering. All such expenses are estimates except for the SEC registration fee.

SEC registration fee	$1,426
FINRA filing fee	2,500
Accounting fees and expenses	45,000
Printing and engraving expenses	50,000
Legal fees	100,000
Miscellaneous expenses	52,500

Total	$251,426

Item 14.    Indemnification of Directors and Officers.

Limitation of Liability of Officers and Directors and Indemnification

        Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Our amended and restated certificate of incorporation and by-laws provide that indemnification shall be to the fullest extent permitted by the DGCL for all of our current or former directors or officers.

        As permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which a director derives an improper personal benefit.

Item 15.    Recent Sales of Unregistered Securities.

        The following list sets forth information regarding all securities sold by us since May 10, 2007 that were not registered under the Securities Act:

  (1)
  On December 10, 2007, we issued 10,191,083 shares of common stock to institutional investors for a purchase price of $1.96 per share and warrants to purchase an additional 5,095,542 shares of common stock for an exercise price of $2.15 per share. The aggregate offering price of the shares of common stock sold was $20,000,000 and the registrant paid commissions to the placement agent of $1,987,261.

  (2)
  On September 29, 2008, we issued 1,888,606 shares of common stock to Wyeth for a purchase price of $0.908 per share and an aggregate offering price of $1,714,854.

  (3)
  On September 29, 2008, we issued 393,339 shares of common stock to YA Global Investments, L.P. in payment of a $300,000 commitment fee.

  (4)
  Between January 16, 2009 and the end of the former SEDA, we issued an aggregate of 9,883,994 shares of common stock to YA Global Investments, L.P. under the SEDA at a weighted average purchase price of $0.40 per share and an aggregate offering price of $3.9 million.

        The offers, sales, and issuances of the securities described in paragraphs 1 through 4 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. Appropriate legends were affixed to the securities issued in these transactions.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits

 INDEX OF EXHIBITS

Exhibit No.		Description
3.1		Third Amended and Restated Certificate of Incorporation of Advanced Life Sciences Holdings, Inc. (as filed in our Quarterly Report on Form 10-Q as exhibit 3.1 on May 10, 2010)
3.2
By-laws of Advanced Life Sciences Holdings, Inc. (as filed in our Amended Registration Statement on Form S-1/A as exhibit 3.3 on July 28, 2005, as amended and filed in our Current Report on Form 8-K as exhibit 3.1 on December 14, 2007)
4.1		Form of Warrant to Purchase Shares of common stock of Advanced Life Sciences Holdings, Inc. (as filed in our Current Report on Form 8-K as exhibit 4.2 on March 2, 2006)
4.2		Form of Warrant to Purchase Shares of common stock of Advanced Life Sciences Holdings, Inc. (as filed in our Current Report on Form 8-K as exhibit 4.2 on December 12, 2007)
4.3	*	Form of common stock purchase warrant (2010 Unit Offering)
4.4
Warrant issued to The Leaders Group, Inc. to purchase 65,000 shares of common stock of Advanced Life Sciences Holdings, Inc. at $1 per share, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 4.1 on November 6, 2008)
5.1	*	Legal opinion of Winston & Strawn LLP
10.1
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Michael T. Flavin, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 14, 2007)
10.2
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and John L. Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 14, 2007)
10.3
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Suseelan Pookote, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 14, 2007)
10.4
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Ze-Qi Xu, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 14, 2007)
10.5
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Patrick W. Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 14, 2007)
10.6
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and David Eiznhamer, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 14, 2007)
10.7		Amended Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan (as filed in our Current Report on Form 8-K as exhibit 10.1 on April 13, 2010)
10.8
Development and Commercialization Agreement by and between Pfizer (formerly Wyeth) acting through its Pfizer (formerly Wyeth) Pharmaceuticals Division and Advanced Life Sciences Holdings, Inc., dated as of September 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.11 on November 6, 2008)

Exhibit No.	Description
10.9	Advanced Life Sciences, Inc. Annual Bonus Plan (as filed in our Registration Statement on Form S-1 as exhibit 10.18 on April 28, 2005)
10.10	Lease Agreement between Advanced Life Sciences, Inc. and BioStart Property Group, LLC (as filed in our Current Report on Form 8-K as exhibit 10.1 on October 30, 2009)
10.11
License Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as amended on April 27, 2005, August 2, 2005 and August 5, 2005 as filed in our Current Report on Form 8-K as exhibit 10.10 on August 12, 2005)
10.12	Fourth Amendment to License Agreement between Advanced Life Sciences, Inc. and Abbott Laboratories (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 14, 2007)
10.13
License Agreement, dated April 28, 2003, by and between The University of Chicago, as Operator of Argonne National Laboratory, and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.11 on April 28, 2005)
10.14
Exclusive License Agreement, dated December 2, 1999, by and between the Board of Trustees of the University of Illinois and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.12 on April 28, 2005)
10.15	Patent Assignment and License Agreement, dated January 24, 1989, Baxter International Inc. and Michael T. Flavin (as filed in our Registration Statement on Form S-1 as exhibit 10.13 on April 28, 2005)
10.16
Letter of intent to proceed with purchase of raw materials to produce 1,750 Kg of cethromycin between Advanced Life Sciences, Inc. and DSM Pharmaceutical Products, Inc. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on August 14, 2008)
10.17
Amended and Restated Business Loan Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 6, 2008)
10.18
Amended and Restated Promissory Note between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 6, 2008)
10.19	Commercial Pledge Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.3 on November 6, 2008)
10.20	Commercial Guaranty between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 6, 2008)
10.21
Commercial Security Agreement between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 6, 2008)
10.22
Amended and Restated Commercial Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 6, 2008)

Exhibit No.		Description
10.23		Intellectual Property Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 6, 2008)
10.24		Commercial Guaranty between Advanced Life Sciences Holdings Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.8 on November 6, 2008)
10.25
Amended and Restated Commercial Pledge Agreement between ALS Ventures, LLC, Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 6, 2008)
10.26
Agreement to Provide Insurance between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.10 on November 6, 2008)
10.27
Binding Term Sheet, dated September 30, 2009, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as filed in our Quarterly Report on Form 10-Q as Exhibit 10.1 on November 10, 2009)
10.28
Third Amended and Restated Promissory Note dated January 4, 2010, between Advanced Life Sciences Holdings, Inc. and Michael T. Flavin (as filed in our Current Report on Form 8-K as exhibit 10.1 on January 4, 2010)
10.29	**	Letter agreement with Dawson James Securities, Inc. dated February 26, 2010
10.30		Letter agreement between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, effective as of May 6, 2010 (as filed in our Current Report on Form 8-K as exhibit 10.1 on May 10, 2010)
10.31		Debt Exchange Agreement dated as of May 7, 2010 (as filed in our Current Report on Form 8-K as exhibit 10.2 on May 10, 2010)
21.1		Subsidiaries of Advanced Life Sciences Holdings, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 21.1 on April 28, 2005)
21.2		Form of Indemnification Agreement (as filed in our Amended Registration Statement on Form S-1/A as exhibit 10.21 on June 3, 2005)
23.1	*	Consent of Deloitte & Touche LLP
23.2	*	Consent of Winston & Strawn LLP (as filed with exhibit 5.1)
24.1	**	Power of Attorney

(*)
Filed herewith.

(**)
Previously filed.

        (b)   Financial Statement Schedules

        No financial statement schedules are required to be filed with this registration statement.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, Illinois, on the 10th day of May, 2010.

ADVANCED LIFE SCIENCES HOLDINGS, INC. (Registrant)
By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin
	Title:	Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael T. Flavin Michael T. Flavin	Chairman and Chief Executive Officer (Principal Executive Officer)	May 10, 2010
/s/ John L. Flavin John L. Flavin	President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	May 10, 2010
/s/ Scott Meadow* Scott Meadow	Director	May 10, 2010
/s/ Theron Odlaug* Theron Odlaug	Director	May 10, 2010
/s/ Terry W. Osborn* Terry W. Osborn	Director	May 10, 2010
/s/ Richard A. Reck* Richard A. Reck	Director	May 10, 2010
/s/ Israel Rubinstein* Israel Rubinstein	Director	May 10, 2010

	Signature	Title	Date

/s/ Rosalie Sagraves* Rosalie Sagraves		Director	May 10, 2010
/s/ Thomas V. Thornton* Thomas V. Thornton		Director	May 10, 2010
*By:	/s/ Michael T. Flavin Michael T. Flavin Attorney-In-Fact

INDEX OF EXHIBITS

Exhibit No.		Description
3.1		Third Amended and Restated Certificate of Incorporation of Advanced Life Sciences Holdings, Inc. (as filed in our Quarterly Report on Form 10-Q as exhibit 3.1 on May 10, 2010)
3.2
By-laws of Advanced Life Sciences Holdings, Inc. (as filed in our Amended Registration Statement on Form S-1/A as exhibit 3.3 on July 28, 2005, as amended and filed in our Current Report on Form 8-K as exhibit 3.1 on December 14, 2007)
4.1		Form of Warrant to Purchase Shares of common stock of Advanced Life Sciences Holdings, Inc. (as filed in our Current Report on Form 8-K as exhibit 4.2 on March 2, 2006)
4.2		Form of Warrant to Purchase Shares of common stock of Advanced Life Sciences Holdings, Inc. (as filed in our Current Report on Form 8-K as exhibit 4.2 on December 12, 2007)
4.3	*	Form of common stock purchase warrant (2010 Unit Offering)
4.4
Warrant issued to The Leaders Group, Inc. to purchase 65,000 shares of common stock of Advanced Life Sciences Holdings, Inc. at $1 per share, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 4.1 on November 6, 2008)
5.1	*	Legal opinion of Winston & Strawn LLP
10.1
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Michael T. Flavin, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 14, 2007)
10.2
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and John L. Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 14, 2007)
10.3
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Suseelan Pookote, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 14, 2007)
10.4
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Ze-Qi Xu, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 14, 2007)
10.5
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and Patrick W. Flavin (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 14, 2007)
10.6
Amended and Restated Employment Agreement, dated November 13, 2007, between Advanced Life Sciences, Inc. and David Eiznhamer, Ph.D. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 14, 2007)
10.7		Amended Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan (as filed in our Current Report on Form 8-K as exhibit 10.1 on April 13, 2010)
10.8
Development and Commercialization Agreement by and between Pfizer (formerly Wyeth) acting through its Pfizer (formerly Wyeth) Pharmaceuticals Division and Advanced Life Sciences Holdings, Inc., dated as of September 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.11 on November 6, 2008)
10.9		Advanced Life Sciences, Inc. Annual Bonus Plan (as filed in our Registration Statement on Form S-1 as exhibit 10.18 on April 28, 2005)

Exhibit No.	Description
10.10	Lease Agreement between Advanced Life Sciences, Inc. and BioStart Property Group, LLC (as filed in our Current Report on Form 8-K as exhibit 10.1 on October 30, 2009)
10.11
License Agreement, dated December 13, 2004, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as amended on April 27, 2005, August 2, 2005 and August 5, 2005 as filed in our Current Report on Form 8-K as exhibit 10.10 on August 12, 2005)
10.12	Fourth Amendment to License Agreement between Advanced Life Sciences, Inc. and Abbott Laboratories (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 14, 2007)
10.13
License Agreement, dated April 28, 2003, by and between The University of Chicago, as Operator of Argonne National Laboratory, and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.11 on April 28, 2005)
10.14
Exclusive License Agreement, dated December 2, 1999, by and between the Board of Trustees of the University of Illinois and Advanced Life Sciences, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 10.12 on April 28, 2005)
10.15	Patent Assignment and License Agreement, dated January 24, 1989, Baxter International Inc. and Michael T. Flavin (as filed in our Registration Statement on Form S-1 as exhibit 10.13 on April 28, 2005)
10.16
Letter of intent to proceed with purchase of raw materials to produce 1,750 Kg of cethromycin between Advanced Life Sciences, Inc. and DSM Pharmaceutical Products, Inc. (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on August 14, 2008)
10.17
Amended and Restated Business Loan Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.1 on November 6, 2008)
10.18
Amended and Restated Promissory Note between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.2 on November 6, 2008)
10.19	Commercial Pledge Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.3 on November 6, 2008)
10.20	Commercial Guaranty between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.4 on November 6, 2008)
10.21
Commercial Security Agreement between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.5 on November 6, 2008)
10.22
Amended and Restated Commercial Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.6 on November 6, 2008)
10.23
Intellectual Property Security Agreement between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.7 on November 6, 2008)
10.24	Commercial Guaranty between Advanced Life Sciences Holdings Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.8 on November 6, 2008)

Exhibit No.		Description
10.25		Amended and Restated Commercial Pledge Agreement between ALS Ventures, LLC, Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.9 on November 6, 2008)
10.26
Agreement to Provide Insurance between Advanced Life Sciences, Inc. and The Leaders Bank, dated as of October 23, 2008 (as filed in our Quarterly Report on Form 10-Q as exhibit 10.10 on November 6, 2008)
10.27
Binding Term Sheet, dated September 30, 2009, by and between Abbott Laboratories and Advanced Life Sciences Holdings, Inc. (as filed in our Quarterly Report on Form 10-Q as Exhibit 10.1 on November 10, 2009)
10.28
Third Amended and Restated Promissory Note dated January 4, 2010, between Advanced Life Sciences Holdings, Inc. and Michael T. Flavin (as filed in our Current Report on Form 8-K as exhibit 10.1 on January 4, 2010)
10.29	**	Letter agreement with Dawson James Securities, Inc. dated February 26, 2010
10.30		Letter agreement between Advanced Life Sciences Holdings, Inc. and The Leaders Bank, effective as of May 6, 2010 (as filed in our Current Report on Form 8-K as exhibit 10.1 on May 10, 2010)
10.31		Debt Exchange Agreement dated as of May 7, 2010 (as filed in our Current Report on Form 8-K as exhibit 10.2 on May 10, 2010)
21.1		Subsidiaries of Advanced Life Sciences Holdings, Inc. (as filed in our Registration Statement on Form S-1 as exhibit 21.1 on April 28, 2005)
21.2		Form of Indemnification Agreement (as filed in our Amended Registration Statement on Form S-1/A as exhibit 10.21 on June 3, 2005)
23.1	*	Consent of Deloitte & Touche LLP
23.2	*	Consent of Winston & Strawn LLP (as filed with exhibit 5.1)
24.1	**	Power of Attorney

(*)
Filed herewith.

(**)
Previously filed.